Exhibit 2.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

by and among

TNK Therapeutics, Inc.,

Virttu Biologics Limited,

The Shareholders of Virttu Biologics Limited,

Dayspring Ventures Limited, as the Shareholders’ Representative

And, solely with respect to Sections 1.2(a), 1.4(b), 1.6, 1.7, 6.6, 6.8, 7.4 and 8.5(a) and Articles V and X,

Sorrento Therapeutics, Inc.

___________________________

Dated as of April 27 2017

___________________________

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(continued)

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(continued)

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(continued)

EXHIBITS

Exhibit A	-	Definitions
Exhibit B	-	Estimated Closing Statement
Exhibit C	-	Form of Escrow Agreement

-iv-

(continued)

Exhibit D	-	Form of Spousal Consent
Exhibit E	-	Form of Restrictive Agreement
Exhibit F	-	Form of Registration Rights Agreement
Exhibit G	-	Form of Side Agreement
Exhibit H	-	Staff Incentive Scheme Rules

SCHEDULES

Schedule 7.2(k)	-	Individuals Subject to Service Agreements
Schedule 7.2(l)	-	Individuals Subject to Restrictive Agreements
Schedule 8.1(a)	-	Specific Indemnities

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SHARE PURCHASE AGREEMENT

This SHARE Purchase Agreement is made and entered into as of April 27 2017, by and among TNK Therapeutics, Inc., a Delaware corporation (the “Purchaser”), Virttu Biologics Limited, a private company limited by shares incorporated in England and Wales with registered number 03837867 and its registered office at Elizabeth House, 13-19 Queen Street, Leeds, LS1 2TW (the “Company”), the shareholders of the Company set forth on the signature pages to this Agreement (collectively, the “Shareholders” and, individually, a “Shareholder”), Dayspring Ventures Limited, a private limited company registered in Jersey under company number 75238 with address at 4 Bond Street, St Helier, Jersey JE2 3NP, not individually but solely in its capacity as representative of the Shareholders pursuant to Article IX (the “Shareholders’ Representative”), and, solely with respect to Sections 1.2(a), 1.4(b), 1.6, 1.7, 6.6, 6.8, 7.4 and 8.5(a) and Articles V and X, Sorrento Therapeutics Inc., a Delaware corporation (“Sorrento”).

RECITALS

Whereas, the Shareholders own all of the issued ordinary shares of 0.1p each in the capital of the Company (the “Shares”);

Whereas, upon the terms and conditions set forth in this Agreement, the Shareholders propose to sell to the Purchaser and the Purchaser proposes to purchase from the Shareholders all of the Shares in exchange for the consideration set forth in this Agreement; and

Whereas, the boards of directors of the Company, each Shareholder that is a body corporate (being, more specifically, Dayspring Ventures Limited, GU Holdings Limited and Cancer Research Technology Limited), the Purchaser and Sorrento have authorized and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

Now, Therefore, in consideration of the respective covenants, agreements and representations and warranties set forth in this Agreement, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I
DESCRIPTION OF TRANSACTION

Section 1.1           Agreement to Purchase and Sell.

(a)          Subject to the terms and conditions in this Agreement, at the Closing, each of the Shareholders shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from each of the Shareholders, with full title guarantee, all right, title and interest in and to the Shares owned by such Shareholder, free and clear of all Liens and together with all rights that attach (or may in the future attach) to the Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the Closing Date.

(b)          Each Shareholder waives any rights of preemption or other restrictions on transfer in respect of the Shares (or any of them) conferred by the Company’s articles of association or otherwise and has, or shall procure, irrevocable consents from and irrevocable waivers of any such rights or restrictions conferred on any other person who is not a party to this Agreement, if any, and Dayspring further consents to the sale, assignment, transfer and delivery of all of the Shares to the Purchaser.

(c)         The Purchaser is not obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

Section 1.2           Issuance of Closing Shares and Payment of Closing Consideration.

(a)          At the Closing, subject to Section 1.7, Sorrento shall issue the Closing Shares, free and clear of all Liens, and promptly thereafter deliver to the Shareholders’ Representative (for distribution to the Shareholders) book entry statements representing the Closing Shares in the name of each Shareholder, for such number of shares of Sorrento Common Stock as is equal to the product of the total number of Closing Shares multiplied by the quotient obtained by dividing (A) the total number of Shares owned by such Shareholder as of immediately prior to the Closing by (B) the total number of Shares outstanding as of immediately prior to the Closing (as set forth in the Consideration Certificate).

(b)          Within 30 days of the Closing, the Purchaser shall pay the Closing Consideration by wire transfer of immediately available funds to the Shareholders’ Representative’s Account for distribution to the Shareholders based on each Shareholder’s pro rata ownership of the Shares immediately prior to the Closing, but the Purchaser shall not be concerned with such distribution and receipt of such sum in full in the Shareholders’ Representative’s Account shall be an effective discharge of the Purchaser’s obligation to pay the Closing Consideration.

(c)          At the Closing, the Shareholders shall transfer, grant, convey, sell and assign to the Purchaser with full title guarantee all of the issued Shares. At the Closing and thereafter, each Shareholder shall enter into and deliver to the Purchaser executed stock transfer forms to evidence such transfer and shall deliver to the Purchaser all physical original certificates evidencing all such Shares (or, in the case of any lost, stolen, mutilated or destroyed certificates, an indemnity, in form satisfactory to the Purchaser).

Section 1.3           Net Debt Adjustment.

(a)          Exhibit B hereto (the “Estimated Closing Statement”) sets forth a calculation of the Estimated Purchase Price and the Company’s good faith estimate of the Net Debt, in each case, at and as of immediately prior to the Closing (the “Estimated Net Debt”), which have been prepared by the Company in accordance with FRS102 consistently applied and in accordance with the preparation of the Company Financial Statements.

(b)          As promptly as practicable, but no later than 90 days after the Closing Date, the Purchaser shall cause to be prepared and delivered to the Shareholders’ Representative a statement in substantially the same format utilized for the Estimated Closing Statement (the “Proposed Final Closing Statement”), which sets forth a calculation of the Final Purchase Price and the Purchaser’s good faith calculation of the Net Debt, in each case, at and as of immediately prior to the Closing. The Proposed Final Closing Statement calculations shall be prepared by the Purchaser or its Representatives in accordance with FRS 102 consistently applied and in accordance with the preparation of the Company Financial Statements.

(c)          If the Shareholders’ Representative disagrees with the Proposed Final Closing Statement (or any portion thereof), then the Shareholders’ Representative may, within 45 days after delivery of the Proposed Final Closing Statement, deliver a written statement (the “Statement of Objection”) to the Purchaser disagreeing with such calculation that: (i) specifies the Shareholders’ Representative’s calculation of the Final Purchase Price, (ii) indicates each item or amount in the calculation of the Final Purchase Price disputed by the Shareholders’ Representative, and (iii) sets forth in detail the Shareholders’ Representative’s grounds for disputing each individual item or amount in the Proposed Final Closing Statement. The Shareholders’ Representative may only deliver one Statement of Objection to the Purchaser, and the Shareholders’ Representative shall not raise any disagreements with the Proposed Final Closing Statement other than the disagreements set forth in the Statement of Objection, nor shall the Shareholders’ Representative assert any claims that the value of any item or amount is greater or less than the value claimed in the Statement of Objection. Failure by the Shareholders’ Representative to deliver a Statement of Objection within such 45-day period shall be deemed to constitute acceptance by the Shareholders’ Representative of the Proposed Final Closing Statement, and shall be final and binding upon, and non-appealable by, the Purchaser, the Shareholders’ Representative and, for the avoidance of doubt, the Shareholders.

(d)          If a Statement of Objection shall be delivered to the Purchaser pursuant to Section 1.3(c), the Purchaser and the Shareholders’ Representative shall, during the 15 days following such delivery, use commercially reasonable, good faith efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Final Purchase Price. If the Purchaser and the Shareholders’ Representative are able to reach such agreement during such 15 day period, the Proposed Final Closing Statement, with such changes as may have been previously agreed in writing by the Purchaser and the Shareholders’ Representative, shall be final and binding upon, and non-appealable by, the Purchaser, the Shareholders’ Representative and, for the avoidance of doubt, the Shareholders.

(e)          If the Purchaser and the Shareholders’ Representative are unable to reach such agreement during such 15 day period, they shall promptly jointly retain a firm of independent accountants in the United Kingdom of internationally recognized standing reasonably satisfactory to the Shareholders’ Representative and the Purchaser (who shall not have any material relationship with the Shareholders’ Representative or the Purchaser) (the “Accounting Referee”) and cause the Accounting Referee promptly to review this Agreement, the Proposed Final Closing Statement, the Statement of Objection and such disputed amounts. The Accounting Referee shall be instructed to resolve such disputes within 60 days of retention of the Accounting Referee. The Accounting Referee shall address only those matters in dispute and may not allow a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. The Accounting Referee shall deliver to the Purchaser and the Shareholders’ Representative, as promptly as practicable, a report setting forth such calculation of the Final Purchase Price. Such report shall be final and binding upon, and non-appealable by, the Purchaser, the Shareholders’ Representative and, for the avoidance of doubt, the Shareholders. The cost of such review and report shall be borne by the Purchaser, on the one hand, and the Shareholders (payable by the Shareholders’ Representative on their behalf), on the other, in inverse proportion as the Purchaser and the Shareholders’ Representative (on behalf of the Shareholders), respectively, may prevail on the matters resolved by the Accounting Referee, which proportionate allocation shall also be determined by the Accounting Referee and be included in the Accounting Referee report.

(f)           The Purchaser and the Shareholders’ Representative agree that they will, and agree to cause their respective independent accountants to, reasonably cooperate and assist in the preparation of the calculation of the Estimated Purchase Price and the Final Purchase Price, including making reasonably available, to the extent necessary, books, records, work papers and personnel.

(g)          The term “Final Closing Statement” means, as applicable (i) the Proposed Final Closing Statement (including the final amounts contained therein) if the Shareholders’ Representative does not timely dispute such statement in accordance with Section 1.3(c), (ii) if the Purchaser and the Shareholders’ Representative reach an agreement on any disputed items in accordance with Section 1.3(d), the Proposed Final Closing Statement with such changes as may be agreed in writing by the Purchaser and the Shareholders’ Representative, or (iii) if the Purchaser and the Shareholders’ Representative do not reach an agreement on any disputed items in accordance with Section 1.3(d), the Final Closing Statement (including the final amounts contained therein) determined by the Accounting Referee after its resolution and determination of the disputed items reflected in its report, in accordance with Section 1.3(e).

(h)          If the Final Purchase Price is less than the Estimated Purchase Price, then the Shareholders’ Representative shall, within two Business Days from the date when the Final Closing Statement has become final, binding and non-appealable in accordance with this Section 1.3, pay to the Purchaser by wire transfer of immediately available funds to the account(s) designated by the Purchaser the amount by which the Final Purchase Price is less than the Estimated Purchase Price (the “Net Debt Surplus”).

Section 1.4           Issuance of Non-Escrow Shares; Contingency Shares.

(a)          In the event a Qualified Financing occurs, then on the date of the closing of the Qualified Financing, subject to Section 1.7, the Purchaser shall:

(i)            issue the Non-Escrow Shares, free and clear of all Liens, and promptly thereafter deliver to the Shareholders’ Representative (for distribution to the Shareholders) the stock certificates or book entry statements representing the Non-Escrow Shares in the name of each Shareholder, in each case, for such number of shares of Purchaser Stock as is equal to the product of the total number of Non-Escrow Shares multiplied by the quotient obtained by dividing (A) the total number of Shares owned by such Shareholder as of immediately prior to the Closing by (B) the total number of Shares outstanding as of immediately prior to the Closing; and

(ii)           issue the Escrow Shares, free and clear of all Liens, and promptly thereafter deliver to the Escrow Agent under the Escrow Agreement a stock certificate in the name of the Escrow Agent representing the Escrow Shares;

Notwithstanding the foregoing, the Purchaser may deliver to the Escrow Agent one certificate representing the total number of shares of Purchaser Stock to be held in escrow pursuant to this Section 1.4(a)(ii) in lieu of issuing separate certificates representing such Shareholder’s pro rata portion of the Escrow Shares (such pro rata portion to be determined based on the amount of the Aggregate Consideration issuable and payable with respect to such Shareholder’s ownership of Shares, relative to the Aggregate Consideration issuable and payable with respect to all Shares). Any Escrow Shares and Non-Escrow Shares issued to the Shareholders pursuant to this Section 1.4(a) shall have the same preferences, privileges and other rights as the other shares of Purchaser Stock issued or sold in the Qualified Financing (or, if more than one class or series of shares are issued or sold, the most senior) and the Shareholders shall be entitled to the same contractual rights (including any registration or other liquidity-related rights) and the benefit of all representations and warranties of the Purchaser with respect to such shares of Purchaser Stock that are provided to other participants in the Qualified Financing (or, if more than one class or series of shares are issued or sold, the most senior).

(b)          In the event a Qualified Financing does not occur, then on the Financing Due Date (or, if later and following a dispute between the Purchaser and the Shareholders’ Representative as to whether a Qualified Financing has occurred, on the date on which it has been determined that a Qualified Financing has not occurred), subject to Section 1.7 and Section 8.5(a), Sorrento shall issue the Contingency Shares, free and clear of all Liens, and promptly thereafter deliver to the Shareholders’ Representative (for distribution to the Shareholders) the book entry statements representing the Contingency Shares in the name of each Shareholder, in each case, for such number of shares of Sorrento Common Stock as is equal to the product of the total number of Contingency Shares multiplied by the quotient obtained by dividing (A) the total number of Shares owned by such Shareholder as of immediately prior to the Closing by (B) the total number of Shares outstanding as of immediately prior to the Closing.

Section 1.5          Escrow. Upon the issuance of the Non-Escrow Shares in accordance with Section 1.4(a), the Purchaser shall withhold the Escrow Shares and deliver such shares of Purchaser Stock to Wilmington Trust, N.A., as escrow agent (the “Escrow Agent”), to be held by the Escrow Agent as collateral to secure the rights of the Indemnified Parties under Article VIII. The Escrow Shares shall be held pursuant to the provisions of an escrow agreement to be entered into among the Purchaser, the Escrow Agent and the Shareholders’ Representative substantially in the form of Exhibit C hereto (the “Escrow Agreement”). The Escrow Shares will be held by the Escrow Agent until the Financing Due Date (the “Escrow Period”); provided, however, that in the event any Indemnified Party has made a claim pursuant to Article VIII prior to the end of the Escrow Period, then, in accordance with and subject to the terms and conditions of this Agreement and the Escrow Agreement, the Escrow Agent will continue to hold such number of Escrow Shares in escrow as is equal to the quotient obtained by dividing: (a) any claimed amounts by (b) the Per Share Price, rounded up to the nearest whole share. The Escrow Period shall continue solely with respect to such Escrow Shares until such claim is fully and finally resolved pursuant to this Agreement. By virtue of the execution of this Agreement by a Shareholder, without any further act of any Shareholder, such Shareholder shall be deemed to have consented to and approved (i) the use of the Escrow Shares as collateral to secure the rights of the Indemnified Parties under Article VIII in the manner set forth herein and in the Escrow Agreement, and (ii) the appointment of the Shareholders’ Representative as the representative of the Shareholders under this Agreement and the Escrow Agreement and as the attorney-in-fact and agent for and on behalf of such Shareholder.

Section 1.6           Milestone Payment.

(a)          If the Company or any assignee or successor thereof (including, without limitation, in accordance with Section 1.6(c)) receives written notice from any of the FDA, the EMA, the MHRA or the Pharmaceutical and Food Safety Bureau of the Japanese Ministry of Health, Labour and Welfare (or any successor regulatory organization in the United States, the European Union, the United Kingdom or Japan) that such Governmental Body has approved for commercialization on or before 26 October 2024 Seprehvir (or any enhancement, combination or derivative thereof) as a monotherapy or in combination with one or more other active components (each of the first two (2) such approvals by a Governmental Body being a “Regulatory Approval”, provided that a subsequent approval shall have been granted by a different Governmental Body in a different jurisdiction than that which granted the first Regulatory Approval to be deemed the second Regulatory Approval for purposes of this Section 1.6), the Company (or any assignee or successor thereof) shall notify the Purchaser and the Shareholders’ Representative in writing and the Purchaser shall pay the applicable Regulatory Approval Consideration to the Shareholders in accordance with Section 1.6(b).

(b)          Within 45 Business Days of the Purchaser becoming aware of each Regulatory Approval, the Purchaser shall discharge its obligation to pay the applicable Regulatory Approval Consideration as follows:

(i)           by wire transfer of immediately available funds, to the Shareholders’ Representative’s Account for distribution to the Shareholders based on each Shareholder’s pro rata ownership of the Shares immediately prior to the Closing, but the Purchaser shall not be concerned with such distribution and receipt of such sum in full in the Shareholders’ Representative’s Account shall be an effective discharge of the Purchaser’s obligation to pay the applicable Regulatory Approval Consideration; and/or

(ii)           by calculating the 30 Day VWAP of the relevant company and, subject to Sections 1.7 and 1.8:

(1)          procuring that Sorrento issue the Sorrento Regulatory Approval Shares free and clear of all Liens, and delivering to the Shareholders’ Representative (for distribution to the Shareholders) book entry statements representing the Sorrento Regulatory Approval Shares in the name of each Shareholder, in each case, for such number of shares of Sorrento Common Stock as is equal to the product of the total number of Sorrento Regulatory Approval Shares multiplied by the quotient obtained by dividing (A) the total number of Shares owned by such Shareholder as of immediately prior to the Closing by (B) the total number of Shares outstanding as of immediately prior to the Closing; or

(2)          if, before the Purchaser is due to pay the Regulatory Approval Consideration, the Purchaser has completed its first public offering of its shares of common stock under the Securities Act, issuing the Purchaser Regulatory Approval Shares and there is a reasonable prospect that such shares may be sold in the ordinary course of business at fair market value to a willing buyer within 30 days of delivery to the Shareholders, free and clear of all Liens, and delivering to the Shareholders’ Representative (for distribution to the Shareholders) the stock certificates representing the Purchaser Regulatory Approval Shares in the name of each Shareholder, in each case, for such number of shares of Purchaser’s common stock as is equal to the product of the total number of Purchaser Regulatory Approval Shares multiplied by the quotient obtained by dividing (A) the total number of Shares owned by such Shareholder as of immediately prior to the Closing by (B) the total number of Shares outstanding as of immediately prior to the Closing; or

(3)         delivering to the Shareholders’ Representative (for distribution to the Shareholders) the stock certificates representing Other Regulatory Approval Shares, free and clear of all Liens, in the name of each Shareholder, in each case, for such number of shares as is equal to the product of the total number of Other Regulatory Approval Shares multiplied by the quotient obtained by dividing (A) the total number of Shares owned by such Shareholder as of immediately prior to the Closing by (B) the total number of Shares outstanding as of immediately prior to the Closing.

(c)          Prior to the payment of the total Regulatory Approval Consideration and, if applicable, the issuance of all Regulatory Approval Shares, to the Shareholders, notwithstanding any sale, exchange or other transfer, directly or indirectly, of the assets of the Company or a merger, consolidation, recapitalization or other transaction affecting the interests in the Company, the Purchaser shall (i) remain responsible for all of its obligations with respect to the Regulatory Approval Consideration and the Regulatory Approval Shares as set forth in this Section 1.6 and (ii) in the event of any transaction of a type envisaged in this Section 1.6(c) occurring in respect of the assets of or interests in the Company, make provision for the transferee or successor to assume and succeed to the obligations of the Purchaser in this Section 1.6 on a joint and several basis with the Purchaser.

(d)          For the avoidance of doubt, but without prejudice to the Purchaser’s obligations under Section 6.7, whether or not to commercialize Seprehvir (or any enhancement, combination or derivative thereof) or to proceed with any application for Regulatory Approval shall be a commercial decision for the Purchaser and the Company which shall be taken in light of the best interests of the Purchaser and the Company and nothing in this Section 1.6 shall impose or imply any obligation on Sorrento, the Purchaser or the Company to commercialize Seprehvir (or any enhancement, combination or derivative thereof) as a monotherapy or in combination with one or more other active components or to seek Regulatory Approval for such commercialization.

Section 1.7           Fractional Entitlements to Stock. The book entry statements or certificates, as the case may be, representing Sorrento Common Stock, Purchaser Stock or Other Regulatory Approval Shares, as the case may be, to be delivered to a Shareholder shall, in each case, represent only whole shares of the relevant stock. In lieu of any fractional shares to which a Shareholder would otherwise be entitled, after combining any fractional interests of such Shareholder into as many whole shares as is possible, such Shareholder shall be paid in cash an amount equal to the dollar amount (rounded to the nearest whole cent) determined by multiplying:

(a)          in the case of Section 1.2(a), Section 1.4(a), Section 1.4(b) or Section 1.6(b)(ii)(1), the Per Share Price; or

(b)         in the case of Section 1.6(b)(ii)(2) or Section 1.6(b)(ii)(3), the closing price per share of the relevant stock as reported on the stock exchange on which such stock is listed as of the Business Day immediately preceding the date such shares of the relevant stock are issued, by the fraction of a share of the relevant stock that would otherwise be deliverable to such Shareholder. For the purposes of determining the number of shares to which each Shareholder is entitled to have distributed to him, the number of shares to be delivered to and held by the Shareholders’ Representative for the purposes of maintaining the Staff Incentive Scheme shall be deducted from the total number of shares to be issued and the balance distributed to the Shareholders.

Section 1.8           Registration Rights Agreement. If and to the extent that the Purchaser elects to satisfy the Regulatory Approval Consideration in whole or in part through the issuance of Regulatory Approval Shares, it shall be a pre-condition to the Purchaser’s obligation to issue the Regulatory Approval Shares that the Sellers enter into a Registration Rights Agreement substantially in the form of Exhibit F (with such amendments as may be necessary to reflect the identity of the issuer and any changes in law or practice after the date of this Agreement).

Section 1.9           Definitions. Capitalized terms used in this Agreement but not otherwise defined in this Agreement shall have the meanings set forth in Exhibit A hereto.

ARTICLE II
Representations and Warranties of the COMPANY AND DAYSPRING

Except as set forth on the Disclosure Schedule, the Company and Dayspring hereby, jointly and severally, represent and warrant to the Purchaser, as of the date of this Agreement and as of the Closing Date, as set forth below.

Section 2.1           Organization and Good Standing.

(a)          The Company is a private company limited by shares with its registered office situated in England and Wales, is validly incorporated, in existence and duly registered under the laws of the jurisdiction of England and Wales, has all requisite and necessary power and authority to own, lease, use and operate its properties and assets, to carry on and conduct its business as now being conducted and as proposed to be conducted by the Company as of the Closing Date and to perform its obligations under all Material Contracts, and is duly qualified or registered to do business and is in good standing as a foreign Entity (or equivalent status in the relevant jurisdiction) in each jurisdiction set forth on Section 2.1(a) of the Disclosure Schedule, which jurisdictions constitute as of the date of this Agreement the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary. The Company has full corporate power and authority to do and perform all acts and things to be done by it under this Agreement.

(b)          The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names “Crusade Laboratories Limited”, “Crusader Laboratories Limited” and “Virttu Biologics Limited”.

(c)          Section 2.1(c) of the Disclosure Schedule sets forth (i) the names of the members of the board of directors of the Company and (ii) the names of the members of each committee of the board of directors of the Company.

(d)          The Company has provided to the Purchaser true, correct and complete copies of: (i) the Organizational Documents of the Company, as in effect on the date of this Agreement, and such copies reflect all amendments made thereto at any time prior to the date of this Agreement, (ii) the statutory books including the register of members of the Company, and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company (clauses (i), (ii) and (iii), collectively, the “Company Constitutional Documents”). There have been no formal meetings or other proceedings of the shareholders or members of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not reflected in the Company Constitutional Documents. There has not been any violation of the Company Constitutional Documents, and the Company has not taken any action that is inconsistent with the Company Constitutional Documents. The Company is not in default under or in violation of any provision of its Organizational Documents. The books and records of the Company are up to date, true, correct and complete in all material respects. All the records of the Company have been maintained in accordance with applicable Laws and prudent business practices and are in the actual possession and direct control of the Company and no written notice or allegation that any of them is incorrect or should be rectified has been received by the Company. All documents required by applicable Laws to have been delivered by the Company to the Registrar of Companies for England and Wales have been properly so delivered.

Section 2.2           Capitalization.

(a)          The authorized share capital of the Company was, prior to the Debt Capitalization, £3,185.764 consisting of 3,185,764 Shares and is, subsequent to the Debt Capitalization, as indicated in the Consideration Certificate, which Shares represent the entire issued share capital of the Company on Closing. All of the issued Shares have been validly issued and allotted and are fully paid up. All of the issued Shares have been issued and allotted in compliance with (i) all applicable securities laws and other applicable Laws, and (ii) all requirements set forth in the Company Constitutional Documents and applicable Company Contracts. None of the issued Shares were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company. Section 2.2(a) of the Disclosure Schedule accurately sets forth with respect to each Share outstanding as of the date of this Agreement: (A) the name of the holder of such Share; and (B) the date on which such Share was issued.

(b)          There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares or other securities of the Company, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares or other securities of the Company, (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any of its shares or any other securities of the Company, or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares or other securities of the Company (subsections (i) through (iv), collectively, “Company Rights”). The Company does not have any outstanding share appreciation rights, phantom shares, performance based share or equity rights or similar securities or equity rights or obligations. The Company has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by the Company.

(c)          Section 2.2(c) of the Disclosure Schedule sets forth as of the date of this Agreement all issued and outstanding Shares that constitute restricted shares or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company, indicating the name of the applicable shareholder, the class of any such shares, the lapsing schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, whether (and to what extent) the lapsing will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the transactions contemplated by this Agreement, and whether such holder has the sole power to vote and dispose of such shares.

(d)          The Company is not a party to or bound by any, and to the Knowledge of the Company there are no, agreements or understandings with respect to the voting (including pooling agreements, voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares or other equity interests of the Company.

(e)          None of the outstanding shares of the Company is entitled or subject to any purchase option, call option, right of first refusal, preemptive right, right of participation, subscription right or any similar right (whether pursuant to the Company Constitutional Documents or any Contract or Laws to which the Company or any of its assets is subject) and there is no Contract relating to information rights, financial statement requirements, the voting or registration of, or restricting any Person from purchasing, selling, pledging, transferring or otherwise disposing of (or granting any option or similar right with respect to), any of the Shares. The Company is not under any obligation, or bound by any Contract pursuant to which it may become obligated (i) to repurchase, redeem or otherwise acquire any Shares, or (ii) make any investment (in the form of a loan or capital contribution) in any other Entity.

(f)           The Company has never repurchased, redeemed or otherwise reacquired any of its shares or other securities.

(g)          The Company is not now, nor has it ever been, required to file any periodic or other reports, or any registration statement, with any applicable securities regulatory authority, including the Financial Conduct Authority or the SEC, pursuant to any securities legislation, regulations or rules or policies promulgated thereunder, including the Companies Act, the Securities Act and the rules and regulations promulgated thereunder, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Section 2.3           Subsidiaries. The Company has no Subsidiaries and has never had any Subsidiaries. The Company does not own, and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity or other financial interest. Neither the Company nor any of its shareholders has ever approved or commenced any proceeding, or made any election contemplating, the dissolution or liquidation of the business or affairs of the Company. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its shares or other equity interests or that otherwise could affect rights or obligations of the holders of the shares or other equity interests of the Company.

Section 2.4           Authority; No Conflict; Required Filings and Consents.

(a)          The Company has all requisite corporate power and authority to enter into this Agreement and any Shareholder Related Agreement to which it is a party, perform its obligations under this Agreement and any Shareholder Related Agreement to which it is a party and to consummate the transactions contemplated by this Agreement and any Shareholder Related Agreement to which it is a party. The execution, delivery and performance of this Agreement and any Shareholder Related Agreement to which it is a party and the consummation of the transactions contemplated by this Agreement and any Shareholder Related Agreement to which it is a party by the Company have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate action or proceeding on the part of the Company or its board of directors is necessary to authorize the execution, delivery or performance of this Agreement, any Shareholder Related Agreement to which it is a party or the transactions contemplated by this Agreement or any such Shareholder Related Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties to this Agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b)          Neither the execution, delivery or performance by the Company or any of the Shareholders of this Agreement or any of the Shareholder Related Agreements, nor the consummation of the transactions contemplated by this Agreement or any of the Shareholder Related Agreements, will directly or indirectly (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of, any Company Constitutional Document, (ii) contravene, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of modification, termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require notice to any Person or a consent or waiver under, constitute a change in control under, require the payment of a fee or penalty under or result in the creation or imposition of any Lien upon or with respect to any asset owned or used by the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract or other agreement, instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound, (iii) contravene, conflict with or violate, or give any Person the right to challenge any of the transactions contemplated by this Agreement or any of the Shareholder Related Agreements or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company is subject, or (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise is required by applicable Law for the Company to conduct the business of the Company or own, hold or lease any of the assets owned, used or controlled by the Company.

(c)          No Governmental Authorization, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to the Company: (i) in connection with the execution and delivery of this Agreement or any of the Shareholder Related Agreements by the Company or the consummation by the Company of the transactions contemplated by this Agreement or any of the Shareholder Related Agreements, or (ii) necessary for the Company to operate its business immediately after the Closing in the same manner as operated immediately prior to the Closing after giving effect to the consummation of the transactions contemplated by this Agreement and the Shareholder Related Agreements.

Section 2.5           Company Financial Statements .

(a)          Section 2.5(a) of the Disclosure Schedule sets forth true, correct and complete copies of the following financial statements and notes thereto (collectively, the “Company Financial Statements”):

(i)           the audited statement of financial position of the Company at 31 December 2015 (the “Audited Statement of Financial Position”), and the related audited income statement and shareholders’ equity for the period then ended; and

(ii)           the unaudited statement of financial position of the Company at 31 December 2016 (the “Interim Statement of Financial Position”) and the related unaudited income statement and shareholders’ equity for the period then ended.

(b)          Each Company Financial Statement: (i) is true, correct and complete in all respects and has been prepared in conformity with (A) the books and records of the Company, which, in turn, are true, correct and, in all material respects, complete, and (B) the provisions of FRS 102 consistently applied throughout the periods covered thereby (except as may be indicated in the notes to such Company Financial Statement); (ii) fairly presents, in all material respects, the financial position of the Company as of such dates and the results of operations and changes in shareholders’ equity of the Company for the periods then ended, subject, in the case of unaudited financial statements to (y) normal recurring year-end adjustments, none of which would individually or in the aggregate be material, and (z) the absence of footnote disclosures, none of which would, alone or in the aggregate, be materially adverse to the business, operations, assets, liabilities, financial condition, operating results, value, cash flow or net worth of the Company; and (iii) contains and reflects adequate reserves, in accordance with FRS 102, for all reasonably anticipated losses, costs and expenses. No financial statement of any Person (other than the Company) is required by the provisions of FRS 102 or equivalent rules applicable to the Company to be included in the Company Financial Statements.

(c)          The Company Financial Statements were prepared from the books, records and accounts of the Company, which books, records and accounts have been maintained in accordance with all applicable Laws and (i) reflect all items of income and expense and all assets and liabilities required to be reflected in the Company Financial Statements in accordance with FRS 102 or equivalent rules applicable to the Company, and (ii) are true, correct and, in all material respects, complete. The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of the financial statements in conformity with FRS 102 or equivalent rules applicable to the Company and to maintain accountability for the Company’s assets, (C) access to the Company’s assets is permitted only in accordance with management’s authorization, (D) the reporting of the Company’s assets is compared with existing assets at regular intervals, and (E) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company has delivered to the Purchaser copies of all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls, as applicable.

Section 2.6           No Undisclosed Liabilities; Indebtedness.

(a)          The Company has no obligations or liabilities (whether or not absolute, accrued, contingent, determined, determinable, unliquidated or otherwise, whether known or unknown, whether due or to become due, whether or not required to be reflected in financial statements in accordance with FRS 102 or equivalent rules applicable to the Company and regardless of when or by whom asserted), and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such an obligation or liability, except for: (i) liabilities that are fully reflected or provided for in the Company Financial Statements, and (ii) liabilities incurred or arisen in the ordinary course of business consistent with past practice since the date of the Interim Statement of Financial Position and of a type reflected or provided for in the Interim Statement of Financial Position (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit), which in the aggregate are not in excess of $25,000.

(b)          Section 2.6(b) of the Disclosure Schedule sets forth a true, correct and complete list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the date of this Agreement. All of the outstanding Indebtedness may be prepaid by the Company at any time without the consent or approval of, or prior notice to, any other Person, and without payment of any premium or penalty.

Section 2.7           No Company Material Adverse Effect. Since the Company Financial Statements Date, the Company has conducted its business only in the ordinary course of business consistent with past practice and, since such date, there has not been (a) any event, occurrence, development or state of circumstances or facts that has had, or could reasonably be expected to result in, a Company Material Adverse Effect, or (b) any event, occurrence, development or state of circumstances or facts that has, or could reasonably be expected to have, the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

Section 2.8           Absence of Certain Changes or Events. Since the Company Financial Statements Date, the Company has not:

(a)          issued (i) any notes, bonds or other debt securities, (ii) any shares or other equity securities or any securities or rights convertible into or exchangeable or exercisable for any shares or other equity securities, or (iii) any Company Rights;

(b)          amended or waived any of its rights under, or permitted the acceleration of vesting under, any restricted share purchase agreement;

(c)          borrowed any amount or incurred or become subject to any liabilities, except current liabilities incurred in the ordinary course of business consistent with past practice, which in the aggregate are not in excess of $25,000 and which will be satisfied and discharged by the Company as of immediately prior to the Closing;

(d)          discharged or satisfied any Lien or paid any obligation or liability, other than current liabilities paid in the ordinary course of business consistent with past practice;

(e)          declared, accrued, set aside or made any payment or distribution of cash or other property to any of its shareholders or its other Affiliates with respect to such shareholder’s equity securities or otherwise, or purchased, redeemed or otherwise acquired any shares of its Shares or other equity securities (including any warrants, options or other rights to acquire its Shares or other equity);

(f)           mortgaged or pledged any of its properties or assets or subjected them to any Lien, except for Permitted Liens;

(g)          (i) acquired, leased or licensed any right or other asset from any Person, (ii) sold, assigned, transferred, leased or licensed to any Person, or otherwise encumbered, any of its assets, except in each case, in the ordinary course of business consistent with past practice, or (iii) canceled any debts or claims;

(h)          sold, assigned, transferred, leased, licensed or otherwise encumbered any Intellectual Property Rights, disclosed any Confidential Information to any Person (other than to the Purchaser and its Affiliates and other than disclosures made in the ordinary course of business consistent with past practice in circumstances in which it has imposed reasonable confidentiality restrictions), or abandoned or permitted to lapse any Intellectual Property Rights;

(i)           (i) granted any severance or termination pay to (or amended any existing arrangement with) any current or former director, officer or Employee, (ii) increased, or accelerated the payment of, the compensation or benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or Employee, (iv) established, adopted or amended (except as required by applicable Laws) any Employee Plan or any collective bargaining agreement, works council, staff association or representative body, share option, restricted share, bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, or any other benefit plan, agreement or arrangement covering any Employees, officers, consultants or directors of the Company, or (v) increased, or accelerated the payment of, the compensation, bonus or other benefits payable to any Employees, officers, consultants or directors of the Company other than in the case of this clause (v) in accordance with the Company’s ordinary course of business and consistent with past practice;

(j)           received notice from any employee or independent contractor of any resignation or termination of their employment or engagement, as the case may be;

(k)          suffered any extraordinary losses or waived any rights of value (whether or not in the ordinary course of business or consistent with past practice) in excess of $25,000 in the aggregate;

(l)           made capital expenditures or commitments therefor that exceed $25,000 individually or $50,000 in the aggregate;

(m)         delayed or postponed the payment of any accounts payable or commissions or any other liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other material liability or obligation or accelerated the collection of (or discounted) any accounts or notes receivable, in each case, outside the ordinary course of business consistent with past practice in amounts that do not exceed $10,000 in the aggregate;

(n)          made any loans or advances to, guaranties for the benefit of, or any investments in, any Person (other than advances to the employees of the Company in the ordinary course of business consistent with past practice);

(o)          suffered any damage, destruction or casualty loss exceeding in the aggregate $25,000, whether or not covered by insurance;

(p)          made any change in any method of accounting or accounting policies or made any write-down in the value of its inventory or made any accruals for Tax liability, in each case, that is other than in the ordinary course of business consistent with past practice or reversed any accruals (whether or not in the ordinary course of business consistent with past practice);

(q)          (i) written off as uncollectible, or established any extraordinary reserve with respect to, any billed or unbilled account receivable or other Indebtedness outside existing reserves, or (ii) increased any reserves for contingent liabilities (excluding any adjustment to bad debt reserves in the ordinary course of business consistent with past practice);

(r)           made or changed any Tax election, changed any annual tax accounting period, changed or adopted any method of tax accounting, filed any amended Tax Returns or claims for Tax refunds, entered into any closing agreement, settled any Tax claim, audit or assessment, consented to any extension or waiver of the limitation period applicable to any claim or assessment of Taxes, or surrendered any right to claim a Tax refund, offset or other reduction;

(s)          threatened, commenced or settled any Legal Proceeding;

(t)           made any investment in or taken any steps to incorporate or form any Subsidiary or to acquire any equity interest or other interest in any other Entity;

(u)         amended any of its Organizational Documents or effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, share split, reverse share split or similar transaction;

(v)          entered into any agreement or arrangement prohibiting or restricting it from freely engaging in any business, from competing with any Person in any line of business that is material to the Company or otherwise restricting the conduct of its business anywhere in the world;

(w)          entered into, amended or terminated any Contract that would have been required to be set forth on Section 2.13(a) of the Disclosure Schedule if it had not been terminated between the Company Financial Statements Date and the Closing Date;

(x)          received notice, whether written or oral, from any party to a Company Contract of such party’s intention not to renew, not to extend, to cancel or otherwise terminate or materially modify its business relationship with the Company;

(y)          entered into any transaction with its Affiliates; or

(z)          agreed, whether orally or in writing, to do any of the foregoing.

Section 2.9           Taxes.

(a)          All Tax Returns required to have been filed by or on behalf of, or with respect to the assets of, the Company through the date of this Agreement have been timely filed in accordance with all applicable Laws (pursuant to an extension of time or otherwise) and are true, correct and complete in all respects. The Company has provided to the Purchaser true, correct and complete copies of all Tax Returns.

(b)          The Company has not entered into a Managed Payment Plan within section 59G of the TMA 1970 nor into any arrangement with HM Revenue & Customs for the deferred payment of any liability to Tax.

(c)          Since the Company Financial Statements Date:

(i)           the Company has not been involved in any transaction which has given or may give rise to a liability to Taxation on the Company (or would have given rise to such a liability but for the availability of any relief) other than Taxation in respect of normal trading income, receipts or payments of the Company arising from transactions entered into by the Company in the ordinary course of business; and

(ii)           no payments in aggregate exceeding $50,000 have been made by the Company which will not be deductible for the purposes of corporate income tax, either in computing the profits of the Company or in computing the corporate income tax or corresponding Taxation chargeable on the Company, and to the Knowledge of the Company the Company is under no existing obligation to make payments exceeding $50,000 in the aggregate in the future which will not be deductible for the purposes of corporate income tax.

(d)          The Company has in its possession all material records and documentation which it is obliged to hold, preserve or retain under any applicable Taxation Laws.

(e)          No return, notification, computation, registration or payment filed by the Company and relevant to any Taxation is the subject of any dispute with, or has yet to be determined by, any Tax Authority. No deficiencies for any Taxes (including liabilities for interest, penalties, or additions to tax in connection therewith) have been proposed, asserted, threatened or assessed against the Company by any Tax Authority that have not been paid, resolved or settled.

(f)           All Taxes, estimated Taxes, deposits and other payments due and owing by or on behalf of the Company (whether or not shown on any Tax Return) have been or will be timely paid in full through the date of this Agreement.

(g)         The Company Financial Statements make full provision or reserve within generally accepted accounting principles for any period ending on or before the date to which they were drawn up for all Tax assessed or liable to be assessed on the Company, or for which the Company is accountable at that date, whether or not the Company has (or may have) the right of reimbursement against any other person.

(h)          The Company has duly submitted all valid claims, disclaimers and elections the making of which has been assumed for the purposes of the Company Financial Statements. To the Knowledge of the Company, no such claims, disclaimers or elections are likely to be disputed or withdrawn.

(i)           Within the past seven years, the Company has not paid or become liable to pay, and, the Knowledge of the Company, there are no circumstances by reason of which it may become liable to pay to any Tax Authority, any penalty, fine, surcharge or interest in respect of any Taxation (including in respect of any failure to make any return, give any notice or supply any information to any relevant Tax Authority or to pay any Taxation on the due date for payment).

(j)           The Company has not carried out or caused or permitted to be carried out any transaction in respect of which consent or clearance was required from any Tax Authority without such consent or clearance having been first properly obtained. Section 2.9(j) of the Disclosure Schedule sets forth details of all concessions, agreements and arrangements that the Company has entered into with a Tax Authority in the last seven years.

(k)          All transactions or arrangements made by the Company have been made on arm’s length terms. No notice, enquiry or adjustment has been made by any Tax Authority in connection with any such transactions or arrangements. To the Knowledge of the Company, there are no circumstances which could reasonably cause any Tax Authority to make any adjustment for Tax purposes, or require any such adjustment to be made, to the terms on which any such transaction is treated as taking place, and no such adjustment has been made or attempted in fact.

(l)           The Company is not involved in any current dispute with any Tax Authority nor is the Company subject of any enquiry or non-routine visit by any Tax Authority. To the Knowledge of the Company, in relation to the Company, there is no planned investigation, enquiry, audit or non-routine visit by any Tax Authority and there are, to the Knowledge of the Company, no facts which could reasonably cause such an investigation, enquiry, audit or non-routine visit to be instituted.

(m)          The Company has withheld all amounts of Taxes (including any Taxation deductible from any amounts paid to an employee, and any national insurance, social fund or similar contributions required to be made in respect of employees) required to be withheld from its employees and timely remitted such amounts to the relevant Tax Authority and filed all applicable Tax Returns and reports with respect to employee income Tax withholding, social security, unemployment, and other similar Taxes. For purposes of this Section 2.9(m), “employee” means an employee of the Company or any person who is or has been treated as an employee of the Company for Taxation purposes by any Tax Authority.

(n)          The Company has not made, or agreed to make, any payment to, or provided or agreed to provide any benefit for, any director or former director, officer or employee of the Company, whether as compensation for loss of office, termination of employment or otherwise, which is not allowable as a deduction in calculating the profits of the Company for Taxation purposes.

(o)          All claims made by the Company for group relief were valid when made and have been or will be allowed by way of relief from corporate income tax. The Company has met all procedural and other requirements of Part VIII of Schedule 18 to the Finance Act 1998 in respect of such claims.

(p)          Except as provided in the Company Financial Statements, the Company is not obliged to make or entitled to receive any payment for Group Relief, or to surrender, with respect to the period prior to the Company Financial Statements Date, any Group Relief, in respect of any period ending on or before the Closing. The Company has not been a party to any other Group Relief arrangement.

(q)          The Company has not been party to a surrender of a tax refund under section 963 of Corporation Tax Act 2010.

(r)           The Company has not, within the last six years, made any election under section 171A or 179A of TCGA 1992 or section 792 of the Corporation Tax Act 2009.

(s)          No asset of the Company has any “held-over gain” as referred to in section 154 of TCGA 1992 to which section 154(2) of TCGA 1992 applies.

(t)           The Company has sufficient records of past events to permit accurate calculation of the Taxation liability or relief which would arise on the disposal or termination on the Closing of each asset it owns.

(u)          The implementation of the transaction contemplated by this Agreement, including the Closing, will not give rise to any deemed disposal or realization by the Company, of any asset or liability for any Tax purpose, or any other form of degrouping or clawback Tax charge, including:

(i)            under section 179 of TCGA 1992;

(ii)           under sections 345 and 346 of Corporation Tax Act 2009;

(iii)          under sections 630-632 of Corporation Tax Act 2009;

(iv)          under section 780 or 785 of Corporation Tax Act 2009; or

(v)          as a result of any other Event since the Company Financial Statements Date.

(v)          The Company is a close company within the meaning of section 439 of the Corporation Tax Act 2010.

(w)         The Company is not, and has at any time been, a close investment-holding company as defined in section 34 of the Corporation Tax Act 2010.

(x)          The Company has not done anything so as to give rise to an assessment or any charge to tax under section 419 (as extended by 422) of ICTA (loans to participators and associates) and/or sections 455, 458 and 459 and extended by sections 460, 461, 462 and 464A of the Corporation Tax Act 2010.

(y)          For the purposes of this Section 2.9, references to intangible fixed assets mean intangible fixed assets and goodwill within the meaning of Part 8 of the Corporation Tax Act 2009 (formerly Schedule 29 to the Finance Act 2002) and to which that legislation applies. References to an intangible fixed asset shall be construed accordingly.

(z)          Section 2.9(z) of the Disclosure Schedule sets forth the amount of expenditure on each of the intangible fixed assets of the Company and provides the basis on which any debit relating to that expenditure has been taken into account in the Company Financial Statements.

(aa)         No claims or elections have been made by the Company under Chapter 7 of Part 8 of the Corporation Tax Act 2009 (formerly Part 7 of Schedule 29 to the Finance Act 2002), or section 827 of the Corporation Tax Act 2009 (formerly paragraph 86 of Schedule 29 to the Finance Act 2002) in respect of any intangible fixed asset of the Company.

(bb)       Since the Company Financial Statements Date:

(i)            the Company has not owned an asset which has ceased to be a chargeable intangible asset in the circumstances described in section 859 of the Corporation Tax Act 2009 (formerly paragraph 108 of Schedule 29 to the Finance Act 2002);

(ii)           the Company has not realized or acquired an intangible fixed asset for the purposes of Part 8 of the Corporation Tax Act 2009 (formerly Schedule 29 to the Finance Act 2002); and

(iii)          no circumstances have arisen which have required, or will require, a credit to be brought into account by the Company on a revaluation of an intangible fixed asset.

(cc)        The Company does not hold or has held any right to which Part 8A of CTA 2010 applies or an exclusive license in respect of such right within section 357BA of CTA 2010.

(dd)       The Company has at all times been resident for Taxation purposes in its jurisdiction of incorporation and nowhere else and will be so resident at Closing.

(ee)        The Company has not received notice from any Tax Authority that the Company is required to pay Taxes or file Tax Returns in any jurisdiction in which the Company does not file Tax Returns or pay Taxes. The Company is not subject to Taxation in any jurisdiction other than its jurisdiction of incorporation by virtue of having a permanent establishment or other place of business in that jurisdiction, and the Company is not (i) liable for any Tax as the agent of any other person or business, or (ii) constitutes a permanent establishment of any other person, business or enterprise for any Taxation purpose.

(ff)         The Company is not, or has ever been, a member of a group for VAT purposes.

(gg)       The Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT.

(hh)       The Company is not registered or has at any point been obliged to register for VAT in any other territory outside the United Kingdom.

(ii)           All supplies made by the Company are taxable supplies. The Company has not been denied full credit for all input tax paid or suffered by it. All VAT paid or payable by the Company is input tax as defined in section 24 of the VATA 1994 and regulations made under it.

(jj)           No act or transaction has been effected by the Company in consequence of which the Company is or would reasonably be held liable for any VAT arising from supplies made by another Person. No direction has been given nor will be given by a Tax Authority under Schedule 9A to the VATA 1994 as a result of which the Company would be treated for the purposes of VAT as a member of a group.

(kk)         For the purposes of paragraph 3 of Schedule 10 to the VATA 1994, the Company has exercised its option to tax (pursuant to paragraph 2 of Schedule 10 to the VATA 1994) in respect of the Leased Real Properties.

(ll)           The Company does not own and has not at any time within the period of ten years preceding the date of this Agreement owned, any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

(mm)      The Company has not made any claim for any bad debt relief under section 36 of the VATA 1994. To the Knowledge of the Company, there are no existing circumstances by virtue of which any refund of VAT obtained or claimed may be required to be repaid and which will be the subject of an adjustment under Part XV by virtue of the Company’s use of such asset.

(nn)        All documents in the possession or under the control of the Company or to the production of which the Company is entitled which establish or are necessary to establish the title of the Company to any asset or by virtue of which any of the members of the Company has any right have been duly stamped and any applicable stamp duties or charges in respect of such documents have been duly accounted for and paid, and no such documents which are outside the United Kingdom would attract stamp duty if they were brought into the United Kingdom.

(oo)        Section 2.9(oo) of the Disclosure Schedule sets forth full details of any relief or exemption from stamp duty, stamp duty land tax or any other transfer, documentary, registration or similar tax or duty) that has been claimed or obtained (including details of the parties to the relevant transaction, its subject matter and date and the nature of the relief claimed), being a relief or exemption which will or may be withdrawn or restricted as a result of, or which would be reasonably likely to affect the amount of any such tax chargeable in respect of:

(i)            any event that is planned to occur prior to Closing; or

(ii)           any of the transactions contemplated by this Agreement; or

(iii)          any event that might occur after Closing,

for the avoidance of doubt, including, without limitation, full details of any relief or exemption from stamp duty land tax by virtue of paragraph 1, 7 or 8 of Schedule 7 to the Finance Act 2003 that has been claimed or obtained in respect of a land transaction the effective date of which is less than three years before the date of this Agreement.

(pp)         Section 2.9(pp) of the Disclosure Schedule sets forth full details of any land transaction:

(i)           which has an effective date prior to Closing; or

(ii)           in respect of which the date of the contract for the land transaction is prior to Closing,

and, in either case, in respect of which the Company will be under or may become subject to an obligation to deliver a return or further return or to pay additional stamp duty land tax or to pay stamp duty land tax where none was payable before (including details of the parties to the relevant transaction, its subject matter, the effective date, and the amount of any stamp duty land tax already paid together with records kept in connection with any land transaction return which has already been delivered).

(qq)       The Company has not made any application to defer payment of stamp duty land tax pursuant to section 90 of the Finance Act 2003.

(rr)         For the purposes of the provisions of this Section 2.9, the terms “land transaction” and “effective date” shall be construed in accordance with Part 4 of the Finance Act 2003.

(ss)        To the Knowledge of the Company, the Company has not, at any time in the last seven years, been a party to or otherwise been involved in a transaction or series of related transactions in relation to which there was a material risk that the Company would reasonably be liable to Taxation as a result of the principles in W. T. Ramsey Limited v IRC (54 TC 101) or Furniss v Dawson (55 TC 324), as developed in subsequent cases, or as a result of the principles in Halifax (C-255/02) as developed in subsequent cases.

(tt)         The Company has not entered into any notifiable arrangements for the purposes of Part 7 of the Finance Act 2004 any notifiable contribution arrangement for the purpose of the National Insurance Contribution (Application of Part 7 of the Finance Act 2004) Regulations 2007 (SI 2007/785) or any notifiable schemes for the purposes of Schedule 11A to the VATA.

(uu)       The Company has not:

(i)           made any transfer of value within sections 94 and 202 of IHTA; or

(ii)           received any value such that liability might arise under section 199 of IHTA; or

(iii)          been a party to associated operations in relation to a transfer of value as defined by section 268 of IHTA.

(vv)       There is no unsatisfied liability to inheritance tax attached to, or attributable to, the Shares or any asset of the Company, and the Company has not been subject to any HM Revenue & Customs charge as mentioned in section 237 and 238 of IHTA.

(ww)      No asset owned by the Company, nor the Shares, are liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA.

(xx)         There are no circumstances in existence as a result of which the Company is or may become liable for any Tax which is primarily the liability of any other person.

(yy)       The Company is not currently and has never been a party to or bound by any Tax indemnification, allocation, sharing or similar agreement or arrangement.

(zz)         The Company (i) has never been a member of any affiliated, consolidated, combined, unitary, or similar group for Tax purposes, and (ii) does not have any liability for the Taxes of any other Person by reason of being a member of any affiliated, consolidated, combined, unitary, or similar group for Tax purposes, as a transferee or successor, by written or oral contract, whether express or implied, by operation of Law, or otherwise.

(aaa)      The Company has never been party to any arrangements pursuant to section 59F of TMA 1970, or any other group payment arrangements for tax purposes.

Section 2.10         Real Property.

(a)          The Company does not own, and has never owned, any real property, and the Company is not obligated and does not have an option to acquire an ownership interest in any real property.

(b)          Section 2.10(b) of the Disclosure Schedule sets forth a true, correct and complete list of the Leased Real Property and the leases under which such Leased Real Property is leased, subleased or licensed, including all amendments or modifications to such leases (the “Leases”). The Company has provided to the Purchaser true, correct and complete copies of all Leases.

(c)          The Leased Real Properties comprise all the land and premises occupied, controlled or otherwise used by the Company.

(d)         The premises leased pursuant to each Lease are supplied with utilities and other services necessary for the operation of such premises.

(e)          Each of the Leased Real Properties are occupied or used by the Company in connection with the business of the Company under leases or licenses which permit such occupation and use and, to the Knowledge of the Company, there are no circumstances which would restrict or terminate the continued occupation, use and enjoyment of any of the Leased Real Properties by the Company.

(f)           Each of the Leased Real Properties is free from Liens (other than Permitted Liens) and all fixtures and fittings at each of the Leased Real Properties are the property of the Company free from any Liens (other than Permitted Liens).

(g)          The Company has no actual or contingent liability in respect of any other real property formerly owned or occupied by the Company.

(h)          The Company has paid the rent, license fee, additional rent, service charges and other payments on or before the applicable due dates for payment and materially observed and performed the covenants on the part of the tenant or licensee and the conditions contained in the Leases under which each of the Leased Real Properties are held by the Company.

(i)           To the Knowledge of the Company, there are no current disputes, actions, claims, demands or complaints in respect of any of the Leased Real Properties or their use and occupation.

(j)           The Company has not received or given any notices affecting any of the Leased Real Properties.

(k)          To the Knowledge of the Company, there is no other matter which adversely affects the use or the enjoyment of any of the Leased Real Properties.

Section 2.11         Personal Property.

(a)          All items of equipment and other tangible personal property and assets owned by or leased to the Company: (i) are reasonably adequate for the uses to which they are being put, (ii) are in good operating condition, maintenance and repair, subject to ordinary wear and tear, (iii) comply in all material respects with, and are being operated and otherwise used in compliance with, all applicable Laws, (iv) were acquired and are usable in the ordinary course of business consistent with past practice, and (v) are adequate for the conduct of the business of the Company in the manner in which such business is being conducted and as proposed to be conducted by the Company as of the Closing Date. All of the tangible personal property and assets of the Company are located at the Leased Real Property.

(b)         No Person other than the Company owns any equipment or other tangible personal property or asset that is necessary to the operation of the Company’s business. Section 2.11(b) of the Disclosure Schedule sets forth all assets that are material to the business of the Company and that are being leased or licensed to the Company for which the annual rental payment for each such asset exceeds $25,000.

(c)          Section 2.11(c) of the Disclosure Schedule sets forth a true, correct and complete list and general description of each item of tangible personal property of the Company having a book value of greater than $25,000.

Section 2.12         Intellectual Property.

(a)          Section 2.12(a) of the Disclosure Schedule sets forth all Company Registrations in which the Company has an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise), in each case, enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration was issued, date of filing or issuance, and names of all current applicant(s) and registered owners(s), as applicable, and any other Person that has an ownership interest in such Company Registration and the nature of such ownership interest. All assignments of Company Registrations to the Company have been properly executed and recorded. Title over all Intellectual Property Rights previously licensed to the Company by the University of Glasgow which are required, pursuant to clause 5 of the Shareholders Agreement, to be assigned to the Company upon execution of this Agreement and/or completion of the transactions contemplated herein has been fully assigned to the Company prior to the Closing. All issued Company Registrations are Enforceable and, to the Knowledge of the Company, valid; all pending patent applications included in the Company Registrations if issued would be Enforceable and, to the Knowledge of the Company, valid; and all issuance, renewal, maintenance and other payments and fees that are or have become due with respect thereto have been timely paid by or on behalf of the Company. No application for a patent, copyright or trademark registration or any other type of Company Registrations filed by or on behalf of the Company and listed in Section 2.12(a) of the Disclosure Schedule has been abandoned, allowed to lapse or rejected.

(b)          There are no inventorship challenges, opposition or nullity proceedings or interferences declared or commenced or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, there is no fact that could result in an inventorship challenge, opposition or nullity proceeding or interference, with respect to any Patent Rights included in the Company Registrations. The Company has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any patent office in any other relevant jurisdiction with respect to all patent and trademark applications filed by or on behalf of the Company and has made no misrepresentation in such applications.

(c)          The Company exclusively owns all right, title and interest in and to the Company Owned Intellectual Property, free and clear of any Liens, other than Permitted Liens. The Company Intellectual Property constitutes all Intellectual Property Rights used in or necessary for the conduct of the Company’s business as now conducted and as currently contemplated to be conducted by the Company as of the Closing, free and clear of any Liens, other than Permitted Liens.

(d)          The Company has taken all reasonable measures to maintain and protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and Confidential Information comprising a part thereof. The Company has complied with all applicable Laws and contractual requirements pertaining to data collection, use, privacy, protection and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Knowledge of the Company, threatened against the Company. There has been no: (i) unauthorized disclosure by the Company (or any of its officers, directors, employees, contractors, or agents) of, or unauthorized access to, any third-party proprietary or confidential information in the possession, custody or control of the Company, or (ii) breach of the Company’s security procedures wherein Confidential Information has been disclosed to a third party.

(e)          No product, product candidate or service marketed or sold (or currently proposed to be marketed or sold) by the Company or the conduct of the business of the Company, as it is currently conducted and as it is currently contemplated to be conducted by the Company as of the Closing, infringes, violates or constitutes a misappropriation of, or could reasonably be expected to infringe, violate or constitute a misappropriation of, any Intellectual Property Rights of any third party. The Company has not received any complaint, claim or notice (i) alleging any such infringement, violation or misappropriation, or that, by conducting its business as presently conducted, the Company would infringe, violate or misappropriate any Intellectual Property Rights of any other Person, or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, legality, validity or enforceability of any Company Owned Intellectual Property.

(f)           Section 2.12(f) of the Disclosure Schedule sets forth an accurate and complete copy of each standard form of Company IP Contract used by the Company, including each standard form of: (i) end user license agreement; (ii) product or service support agreement; (iii) statement of work used by the Company in the three-year period prior to Closing; (iv) distributor or reseller agreement; (v) employee agreement containing any assignment or license of Intellectual Property Rights or any confidentiality provision; (vi) consulting or independent contractor agreement containing any assignment or license of Intellectual Property Rights or any confidentiality provision; and (vii) confidentiality or nondisclosure agreement. Section 2.12(f) of the Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to the Purchaser.

(g)          To the Knowledge of the Company, no Person (including any current or former employee or consultant of the Company) has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any of the Company Owned Intellectual Property.

(h)          Section 2.12(h) of the Disclosure Schedule sets forth each Contract pursuant to which the Company has assigned, transferred, licensed, distributed or otherwise granted any right to any Person, or covenanted not to assert any right, with respect to any Company Intellectual Property. The Company has not agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property Rights with respect to any third-party Intellectual Property Rights. The Company is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property Rights to any Person, and none of the Company Owned Intellectual Property was developed in whole or in part using any government funding or using any funding, facilities, or resources of any university or research institution.

(i)           Section 2.12(i) of the Disclosure Schedule sets forth an accurate and complete summary of all royalties, fees, commissions and other amounts payable by the Company to any other Person upon or for the use of any Company Owned Intellectual Property.

(j)           No funding, facilities or person of any university, research institute, Governmental Body, or like entity were used to develop or create, in whole or in part, any Company Owned Intellectual Property.

(k)          The Company is not and never was a member or promoter of, or a contributor to, any industry standards body or similar organization that requires or obligates the Company to grant or offer to any other Person any license or right to any Company Owned Intellectual Property.

(l)           Section 2.12(l) of the Disclosure Schedule sets forth (i) each item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company Exploits it (excluding commercially-available software programs that are licensed by the Company, the total fees associated with which are less than $25,000), and (ii) each agreement, assignment or other instrument pursuant to which the Company has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property.

(m)          The Company is not subject to any Legal Proceeding or outstanding decree, order, judgment, agreement or stipulation of any court or other Governmental Body (i) restricting in any manner the use, transfer or licensing by the Company of any of the Company Intellectual Property, or (ii) affecting, or that could reasonably be expected to affect, the validity, use or enforceability of the Company Intellectual Property or any product, product candidate or service of the Company related thereto.

(n)          Each current and former employee of the Company and each current and former independent contractor of or consultant to the Company and each Person who has provided services to the Company (including, but not limited, to any secondees) has executed a valid and binding written agreement, substantially in the form or forms provided to the Purchaser (each, an “Assignment Agreement”), expressly assigning to the Company all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s, consultant’s or Person’s work for the Company, and all Intellectual Property Rights therein, and has waived all moral rights therein to the extent legally permissible. To the extent that any Company Intellectual Property has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as currently proposed to be conducted by the Company as of the Closing Date) to, all of such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment.

(o)          The execution and delivery of this Agreement by the Company and the Shareholders, the consummation by the Company and the Shareholders of the transactions contemplated by this Agreement and the Shareholder Related Agreements and the Company continuing to operate its business immediately after the Closing in the same manner as operated immediately prior to the Closing after giving effect to the consummation of the transactions contemplated by this Agreement and the Shareholder Related Agreements will not result in the breach of, or create on behalf of any third-party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Company Intellectual Property, or (ii) any license, sublicense and other agreement to which the Company is a party and pursuant to which the Company is authorized to use any third-party Intellectual Property Rights that are used or contemplated to be used in the business of the Company, as it is currently conducted and as it is currently contemplated to be conducted by the Company as of the Closing Date.

(p)          No current or former director, officer, employee, independent contractor or consultant of the Company or Person who has provided services to the Company (including, but not limited to, any secondees) (i) is in violation of any provision or covenant of any employment agreement, invention assignment agreement, nondisclosure agreement, non-competition agreement or any other Contract with any other Person by virtue of such director’s, officer’s, employee’s, independent contractor’s or consultant’s being employed by, performing services for or serving on the board of directors of the Company, (ii) is using or has used any trade secrets or Confidential Information of any third party in connection with performing any services for the Company or the development or creation of any Company Intellectual Property without the permission of the Company and such third party, or (iii) has developed or created any Company Intellectual Property that is subject to any agreement under which such director, officer, employee, independent contractor or consultant has assigned or otherwise granted any third party any rights in or to such Company Intellectual Property. No director, agent, employee, independent contractor or consultant of the Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, non-competition or proprietary rights agreement, with any other Person that in any way adversely affects, or could reasonably be expected to adversely affect, his or her ability to assign to the Company rights to any invention, improvement, discovery or information relating to the Company’s business or the ability of the Company to Exploit any Company Intellectual Property.

(q)          The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business, free and clear of all Liens, other than Permitted Liens. All software and systems owned or used by the Company and material to the conduct of the Company’s business (i) to the Knowledge of the Company, are free from any material defect, bug, virus or programming, design or documentation error or corruptant or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such, (ii) function, operate and run in a reasonably efficient manner, and (iii) are reasonably sufficient for the current and currently contemplated needs of the business of the Company as of the Closing.

Section 2.13        Agreements.

(a)          The Company is not a party to or bound by any written or oral:

(i)           pension, profit sharing, share option, employee share purchase, bonus commission, incentive or other plan or arrangement providing for deferred or other compensation to employees, former employees or consultants, or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other Contract with any labor or trade union, or severance agreements, programs, policies or arrangements;

(ii)           Contract for the employment or engagement of, or receipt of services from, any officer, Employee or other Person on a full-time, part-time, consulting or other basis or relating to loans to officers, directors, managers or Affiliates;

(iii)          Contract providing for indemnification of any officer, director, Employee or agent;

(iv)          Contract under which the Company has advanced or loaned any other Person amounts in the aggregate exceeding $25,000;

(v)          agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing or creating of a Lien on any asset or group of assets of the Company;

(vi)          guaranty, pledge, performance or completion bond, surety or similar agreement or arrangement;

(vii)        Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(viii)       lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $25,000;

(ix)          lease or agreement under which the Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

(x)           Contract or group of related Contracts with the same party or group of affiliated parties, the performance of which involves consideration in the aggregate in excess of $50,000, other than purchase and sales orders incurred in the ordinary course of business consistent with past practice;

(xi)          assignment, license, indemnification or agreement with respect to any intangible property (including any Intellectual Property Rights);

(xii)         Contract relating to the acquisition, transfer, licensing or use, or development, sharing or license of any technology or any Intellectual Property Rights, except for licenses to use shrink-wrap or off-the-shelf software that are licensed by the Company, the total fees associated with which are less than $25,000;

(xiii)        warranty agreement with respect to its services rendered or its products sold or leased, save in accordance with the ordinary course of business;

(xiv)       Contract relating to the purchase or sale of any product, product candidate or other asset by or to, or the performance of any services by or for, any Related Party;

(xv)         Contract under which it has granted any Person any registration rights (including demand or piggyback registration rights);

(xvi)        sales, distribution, supply or franchise agreement or other agreement involving an agency relationship;

(xvii)       advertising, vendor rebate or product purchase or sale discount agreement;

(xviii)     Contract for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company of an amount in excess of $25,000;

(xix)        Contract constituting or relating to a Government Contract or Government Bid;

(xx)         Contract providing for an “earn out”, “performance guarantee” or other similar contingent payments by or to the Company;

(xxi)       Contracts for the cleanup, abatement or other actions in connection with any Materials of Environmental Concern, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(xxii)       Contract granting any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any assets of the Company;

(xxiii)     Contract for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment, except for Contracts relating to the use of commercially available software with a cost to the Company of less than $10,000 per user or per copy, as applicable;

(xxiv)      outstanding power of attorney empowering any Person to act on behalf of the Company;

(xxv)       any tax-sharing Contracts;

(xxvi)      Contract that was entered into outside the ordinary course of business;

(xxvii)     agreement with a term of more than 180 days which is not terminable by the Company upon less than 90 days’ notice without penalty and involves a consideration in excess of $50,000 annually;

(xxviii)   Contract regarding voting, transfer, issuance or other arrangements related to the Company’s shares or warrants, options or other rights to acquire, or that relates to, the Company’s shares;

(xxix)      Company Contract that (A) limits the ability of the Company, or any officers or directors, employees, shareholders, members or other equityholders, agents or Representatives of the Company (in their capacities as such) to compete in any line of business or with any Person or in any geographic area or during any period of time, (B) would by its terms purport to be binding upon or impose any obligation upon the Purchaser or any of its Affiliates, (C) contains any so called “most favored nation” provisions or any similar provision requiring the Company to offer a third party terms or concessions (including levels of service or content offerings) at least as favorable as offered to one or more other parties, or (D) provides for “exclusivity,” preferred treatment or any similar requirement or under which the Company is restricted, or which after the Closing would restrict the Purchaser or any of its Affiliates, with respect to distribution, licensing, marketing, co-marketing or development; or

(xxx)       other agreement which is material to its operations and business prospects or involves a consideration in excess of $25,000 annually.

(b)          All of the Contracts set forth or required to be set forth on Section 2.13(a) of the Disclosure Schedule (the “Material Contracts”) are in full force and effect and are valid, binding and Enforceable in accordance with their respective terms and will be in full force and effect, valid, binding and Enforceable on identical terms without penalty in accordance with their terms upon consummation of the transactions contemplated by this Agreement, except, in each case, as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies. The Company has performed all material obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any Material Contract; (ii) no event has occurred which (with or without the passage of time or the giving of notice or both) would, or could reasonably be expected to, (A) result in a default, breach or event of noncompliance by the Company under any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract; (iii) the Company has no present expectation or intention of not fully performing all such obligations; and (iv) there is no breach or anticipated breach by the other parties to any Material Contract. The consummation of the transactions contemplated by this Agreement and the Shareholder Related Agreements shall not (either alone or upon the occurrence of additional acts or events) result in any payment, payments or benefits becoming due from the Company or the Purchaser or any of its Affiliates to any Person or Employee or give any Person or Employee the right to terminate or alter the provisions of any Material Contract, employment contract or other contract for services.

(c)          The Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract.

(d)          The Company has not waived any of its rights under any Material Contract.

(e)          The Company is not a party to any Contract the performance of which could reasonably be expected to have a Company Material Adverse Effect.

(f)           There is no term, obligation, understanding or agreement that would modify any term of a written Material Contract or any right or obligation of a party thereunder which is not reflected on the face of such Material Contract.

(g)          No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract. The Company is not a party to any Contract that obligates the Company to provide products or services below the Company’s cost of such product or service.

(h)          Section 2.13(h) of the Disclosure Schedule identifies and provides a brief description of each proposed Contract or agreement as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company that is currently under consideration by the Company or that has been considered by the Company in the last 12 months.

(i)           The Company has provided to the Purchaser a true, correct and complete copy of each of the written Material Contracts and a written summary description of each of the oral Material Contracts, together with all amendments, waivers or other changes thereto.

Section 2.14         Litigation.

(a)          There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened (i) against or affecting the Company or any of the assets owned, used or controlled by the Company or any Person whose liability the Company has retained or assumed, either contractually or by operation of law (or pending or, to the Knowledge of the Company, threatened against or affecting any of the Shareholders or the officers, directors, managers or employees of the Company with respect to its business or currently proposed business activities), or pending or threatened by the Company against any Person, at law or in equity, or before or by any Governmental Body (including any Legal Proceedings with respect to the transactions contemplated by this Agreement), or (ii) that relate to the ownership of any shares of the Company, or any option or other right to the shares of the Company, or any right to receive consideration as a result of this Agreement.

(b)          The Company is not subject to any Legal Proceedings nor, to the Knowledge of the Company, are any Legal Proceedings threatened or ongoing, against the Company by any Employee, former employee, other Person or any employee representative or in connection with any Labor Laws, under collective bargaining agreements or, to the Knowledge of the Company, any governmental investigations or inquiries.

(c)          The Company is fully insured with respect to each of the matters set forth on Section 2.14 of the Disclosure Schedule. The Company is not subject to any judgment, order or decree of any court or other Governmental Body, and the Company has not received any notice from legal counsel to the effect that it is exposed, from a legal standpoint, to any material liabilities. There are no Legal Proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Knowledge of the Company, threatened against or affecting any Shareholder in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement. The Company has provided to the Purchaser true, correct and complete copies of all pleadings, correspondence and other written materials to which the Company has access and that relate to any Legal Proceeding set forth on Section 2.14 of the Disclosure Schedule.

Section 2.15         Environmental Matters.

(a)          The Company is, and, for the past seven years, has been, in compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except, in each case, where non-compliance could not reasonably be expected to result in a Company Material Adverse Effect. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are set forth on Section 2.15(a) of the Disclosure Schedule. All applications required to have been filed for the renewal of the Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.

(b)         The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with, or has liability under, any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that could reasonably be expected to prevent or interfere with the Company’s compliance with, or give rise to liability under, any Environmental Law in the future.

(c)          No current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee (current or former) or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law.

(d)          Section 2.15(d) of the Disclosure Schedule sets forth a true, correct and complete list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and/or audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Body or other third party) which were issued or conducted during the past five years and which the Company has possession of or access to. The Company has provided to the Purchaser a true, correct and complete copy of each such document. The Company has provided to the Purchaser true, correct and complete copies of all reports, correspondence, memoranda, computer data and the true, correct and complete files relating to environmental matters involving premises currently or previously owned or operated by the Company, in each case, that is in the possession or under the control of the Company.

(e)          The Company has not entered into or agreed to enter into, and does not have any present intent to enter into, any consent decree or order, and the Company is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Materials of Environmental Concern under, any applicable Environmental Law.

(f)           The Company has not at any time been subject to any administrative or judicial proceeding pursuant to, or paid any fines or penalties pursuant to, applicable Environmental Laws. The Company is not subject to any claim, obligation, liability, loss, damage or expense of any kind or nature whatsoever, contingent or otherwise, incurred or imposed or based upon any provision of any applicable Environmental Law or arising out of any act or omission of the Company or the current or former employees, agents or Representatives thereof or arising out of the ownership, use, control or operation by the Company of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by the Company from which any Material of Environmental Concern was Released). The Company has not caused or contributed to any Release. No Materials of Environmental Concern are stored or contained on or under any of the properties held or occupied by the Company, whether in storage tanks, landfills, pits, ponds, lagoons or otherwise.

(g)          To the Knowledge of the Company, no improvement or equipment included in the property or assets of the Company contains any asbestos, polychlorinated biphenyls, underground storage tanks, open or closed pits, sumps or other containers on or under any property or asset. The Company has not imported, received, manufactured, produced, processed, labeled or shipped, stored, used, operated, transported, treated or disposed of any Materials of Environmental Concern other than in compliance with all Environmental Laws, except where non-compliance could not reasonably be expected to result in a Company Material Adverse Effect.

Section 2.16         Employee Matters.

(a)          Section 2.16(a)(1) of the Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company as of the date of this Agreement, and accurately reflects, as may be permitted by applicable Law: their respective wages, remuneration, salaries or hourly rates of pay and any other compensation payable and/or benefits available to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements whether documented in writing or otherwise, housing allowances, vehicle allowances and vacation or holiday entitlements), whether such Employees are subject to a written employment Contract and if so identifying which form of employment Contract, their dates of employment (including the date continuous employment commenced), their full time, part time or temporary status, their positions or titles, their dates of birth and gender, their sick pay schemes or entitlements, any notice entitlements, their employing entity and location or place of work. The records of the Company accurately reflect in all material respects the employment or service histories of its Employees, independent contractors, contingent workers and leased or agency worker employees, including, if applicable, their hours of service. The employment of each of the Employees is terminable on giving not more than three months’ notice without compensation or any other liability to the Company. The Company has provided to the Purchaser true, correct and complete copies of all current employee manuals and handbooks, disclosure materials, policy statements, pro forma contracts of employment applicable to any Employee and copies of any employment contracts relating Employees which are not on terms materially similar to the pro forma contracts provided, releases and other materials relating to the employment of the current and former employees of the Company. Section 2.16(a)(2) of the Disclosure Schedule sets forth the citizenship of each employee and identifies the visa or other similar permit, if applicable, under which such employee is working and the dates of issuance and expiration of such visa or other similar permit.

(b)          Section 2.16(b) of the Disclosure Schedule sets forth each Employee who is not fully available to perform work because of short-term or long-term disability, parental leave, maternity, paternity or shared parental leave, compassionate care leave or any other leave or receiving benefits pursuant to any workers’ compensation legislation and sets forth the basis of such leave and the anticipated date of return to full service.

(c)          Section 2.16(c) of the Disclosure Schedule sets forth a true, correct and complete list of all consultants and independent contractors and details of any other Person other than the Employees personally providing services to the Company, specifying the name of the consultant or independent contractor, type of services provided, fees paid to such consultant or independent contractor for calendar year 2015 and from January 1, 2016 through December 31, 2016, work location and address, and accurately reflects their wages, salaries or hourly rates of pay or fees and any other compensation payable to them, their dates of service, their positions or titles and a true, correct and complete description of the Company’s obligations to each such consultant and independent contractor. Each consultant or independent contractor set forth on Section 2.16(c) of the Disclosure Schedule has the requisite Governmental Authorizations required to provide the services such consultant or independent contractor provides the Company, as applicable. The Company has provided to the Purchaser a true, correct and complete copy or details of each agreement with each consultant and independent contractor set forth on Section 2.16(c) of the Disclosure Schedule. Each of the consultant and independent contractor relationships with the Persons set forth on Section 2.16(c) of the Disclosure Schedule is terminable at will without notice and without pay. The Company has never made use of consultants, independent contractors or other non-employee service providers who performed services of the type customarily performed by employees.

(d)         There are no employees or workers other than the Employees and consultants identified in Sections 2.16(a) and 2.16(c) of the Disclosure Schedule working in the Company’s business and / or otherwise employed or personally engaged by the Company. No offer of employment has been made to any individual for a position that would make them an Employee which has not been accepted or which has been accepted but where the individual has not started work.

(e)          Each Employee has, at all times, properly been classified and treated as an employee for all purposes including, but not limited to, the Employee Plans, Tax purposes and any applicable Labor Law. The Company has never had any temporary, leased or other agency workers or employees that were not treated and accounted for in all respects in accordance with applicable Labor Law.

(f)           The Company is, and has at all times been, in compliance in all material respects with all Labor Laws applicable to its Employees and any former employees. The Company is not subject to or liable for any arrears of wages, penalties, fines, orders to pay, assessments, charges, damages or taxes for failure to comply with the Labor Laws and the Company is in compliance in all material respects with all contracts, collective agreements or arrangements, employment practices, wages, hours, equal opportunity, harassment, occupational health and safety, disability, workers compensation, unemployment, insurance, benefits, taxes, bonuses and terms and conditions of employment relating to employment and any Employees or former employees.

(g)          There are no current claims, pending claims, or, to the Knowledge of the Company, threatened claims or circumstances which are reasonably likely to give rise to a claim, against the Company, by a current or former employee or employee representative or workman or consultant or third party or other Person, in respect of any accident or injury, which are not fully covered by insurance or under applicable workers compensation legislation. No levies, assessments or penalties have been made against the Company pursuant to Applicable Benefit Laws.

(h)          No notice has been received by the Company of any employment related claims commenced by any Employee, former employee, employee representative or other Person against the Company, including claims that the Company has violated applicable Labor Laws, terms of any Company Contract, tortious law, or the common law with respect to an Employee’s employment, and, to the Knowledge of the Company, no such claims are pending or threatened.

(i)           The Company has not made any written or verbal commitments to any officer, Employee, former employee, consultant or independent contractor of the Company with respect to compensation, promotion, retention, termination, severance or any similar matter or benefit in connection with the transactions contemplated by this Agreement or otherwise.

(j)           Each Person classified as an independent contractor or other non-employee service provider of the Company has, at all times, properly been classified and treated as an independent contractor or other non-employee service provider for all purposes including, but not limited to, Tax and other applicable Law purposes. The Company is, and has at all times been, in compliance with all applicable Laws and contracts relating to its independent contractors and other non-employee service providers. No independent contractor, consultant or other non-employee service provider of the Company is eligible to participate in any Employee Plan. There are no current or pending claims, or, to the Knowledge of the Company, threatened claims against the Company, by any independent contractor, other non-employee service provider or third party, in respect of any accident or injury or any other employment related or misclassification claims, which are not fully covered by insurance.

(k)          All amounts due in relation to Employees and any former employees (whether arising under common law, statute, equity or otherwise) have been paid, including all remuneration, expenses, social insurance, pension contributions, liability to taxation, levies and other amounts (other than amounts owing with respect to the current salary or work period which are not yet due).

(l)           All amounts due in relation to any independent contractors or other non-employee service providers of the Company have been paid.

(m)          No Employee, since becoming an employee, has been, or currently is, represented by a labor organization, trade union, works council, European Works Council or other staff body or group representing Employees that was or is (whether under statute or voluntarily) recognized by the Company. The Company is not and has never been a signatory to nor is party to or bound by any collective bargaining agreement (whether in writing or otherwise) with any trade union, labor organization, trade union, works council, European Works Council or other staff body or group representing Employees. No representation election petition or application for recognition or any staff representative body has been filed by Employees or is pending or anticipated by the Company or any other Governmental Body and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization involving Employees has occurred, is in progress or, to the Knowledge of the Company, is threatened. No labor strike, work stoppage, slowdown, industrial action, picketing, lockout or other material labor dispute has occurred, and none is underway or, to the Knowledge of the Company, threatened.

(n)          Since the date of the Company Financial Statements Date, (i) the Company has not implemented any plant closing or layoff or redundancies of employees that did or could implicate or trigger or be considered a collective redundancy within the meaning of EU Directive 98/59/EC or equivalent applicable Law (the “Collective Redundancy Legislation”), and (ii) the Company has not engaged in layoffs, redundancies, plant closings, terminations or relocations sufficient in number to trigger application of any state, local or foreign law or regulation similar to and/or pursuant to the Collective Redundancy Legislation.

(o)          No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company and any of its Employees or former employees has been filed or is pending or, to the Knowledge of the Company, threatened against the Company under any applicable Law.

(p)          The Company has maintained and currently maintains adequate insurance as required by applicable Law and as required in the normal course of employment with respect to workers’ and Employees’ compensation claims and unemployment benefits claims.

(q)          In the three years preceding the date of this Agreement, no contract of employment of any Employee has transferred by operation of Law into the Company and no Person will transfer into the Company prior to the Closing Date or as a result of this Agreement.

(r)          The Company has not made any communication to Employees regarding any pension, group health, life insurance, disability, accidental death and dismemberment insurance, equity incentive plans or employee share purchase plans or any other terms or benefits maintained by the Purchaser or any of its Affiliates or any compensation or benefits to be provided after the Closing Date without the advance approval of the Purchaser.

Section 2.17         Employee Benefit Plans.

(a)          There are no Tax-advantaged Schemes and there are no agreements or promises to establish any.

(b)          There have been no:

(i)            Disqualifying Events; or

(ii)           material amendments to any of the terms of any EMI Options.

(c)          No securities options (as defined in section 420(8) of ITEPA) (other than EMI Options or options granted under any Tax-advantaged Scheme) have been granted to any current, former or proposed employees or directors of the Company (or to any nominees or associates of such employees or directors) and there are no agreements, schemes or promises to make any such grant:

(i)            by the Company;

(ii)           under any arrangements established by the Company; or

(iii)          by a shareholder of the Company (or under arrangements established by such a Person).

(d)          For any restricted securities (as defined in section 423 of ITEPA) acquired by any current, former or proposed employees or directors of the Company (or any nominees or associates of such employees or directors):

(i)            a joint election to fully disapply Chapter 2 of Part 7 of ITEPA has been made under section 431(1) of ITEPA; and

(ii)           all such joint elections have been properly made using forms approved by HM Revenue & Customs and within the applicable time limits.

(e)          No payments or awards (in cash or other assets) in respect of service (other than salary, pension or anything falling within Sections 2.17(a) to (d) (inclusive)) such as:

(i)            bonuses, shares of profit or payments of commission; or

(ii)           amounts receivable under phantom share options or similar rights, have been paid or delivered:

    (1)              by the Company; or

    (2)              under any arrangements established by the Company; or

    (3)              by a holding company (or other shareholder) of the Company (or under arrangements established by such a Person) to employees or directors of the Company,

and there are no agreements, schemes or promises to make such payments or awards.

(f)           No loans have been made to any current, former or proposed employees or directors of the Company (or to any nominees or associates of such employees or directors) which were made or arranged by the Company, or any employee benefit trust or similar arrangement established by the Company.

(g)          There are no employee benefit trusts, family benefit trusts or similar arrangements established by the Company, under which any current or former employees or directors of the Company (or to any nominees or associates of such employees or directors) may benefit in any form.

(h)          All reasonably foreseeable liabilities of the Company to account for PAYE or employee national insurance contributions (or equivalent liabilities in another jurisdiction) in connection with the following are covered by enforceable contractual arrangements for those liabilities to be met in full by the relevant employee or director or some other Person:

(i)            any securities or options within Sections 2.17(a) to (d) (inclusive);

(ii)           any non-cash payments or awards within Section 2.17(e);

(iii)          any loans within Section 2.17(f); and

(iv)          any arrangements within Section 2.17(g).

(i)           There are no disputes with any current or former employees or directors of the Company concerning anything falling within this Section 2.17 or, to the Knowledge of the Company, any circumstances which could lead to one.

(j)           The Company has no Knowledge of:

(i)            any withdrawal of HMRC’s approval before 6 April 2014 of:

(1)          any Tax-advantaged Scheme; or

(2)          some, but not all, of the options granted or awards made under any Tax-advantaged Scheme; or

(ii)           any circumstances (other than the transactions contemplated by this Agreement) which are reasonably likely to cause:

(1)          before 6 April 2014, a withdrawal of approval referred to in Section 2.17(j)(i)(1)

(2)          after 6 April 2014, a Tax-advantaged Scheme ceasing to meet the statutory requirements to qualify for statutory tax advantages; or

(3)          a Disqualifying Event.

(k)          The Company has no Knowledge of:

(i)            any failure to notify the grant of any EMI Options to HM Revenue & Customs within the required time limit under paragraph 44 of Schedule 5 of ITEPA;

(ii)           any dispute (or potential dispute) with HM Revenue & Customs as to whether any EMI Options are qualifying options for the purposes of paragraph 1(2) of Schedule 5 of ITEPA;

(iii)          any failure to make any notification and declaration of compliance required in relation to a Tax-advantaged Scheme within the required time limit in Schedule 2, Schedule 3 or Schedule 4 of ITEPA; or

(iv)          any dispute (or potential dispute) with HM Revenue & Customs as to whether any Tax-advantaged Scheme meets the requirements of Schedule 2, Schedule 3 or Schedule 4 of ITEPA.

(l)           Section 2.17(l) of the Disclosure Schedule sets forth a true, correct and complete list of details and copies of all bonus, share option, share purchase, benefit, welfare, profit-sharing, retirement, life assurance, death benefit, lump sum, ill health, disability, vacation, severance, redundancy, hospitalization, insurance, incentive, deferred compensation or any other similar fringe or employee benefit plan, fund, program or arrangement, whether written or oral, in each of the foregoing cases which cover, are maintained for the benefit of, or relate to any or all current or former employee, director or natural person service provider of the Company or a beneficiary, dependent or family member of any such individual (the “Employee Plans”). With respect to each Employee Plan, the Company has provided to the Purchaser, to the extent applicable, true, correct and complete copies of (i) all plan documents and amendments thereto (or, in the event the plan is not written, a written description thereof), (ii) the most recent determination or opinion letter received from the applicable tax authority, (iii) the most recent application for determination filed with the equivalent applicable tax authority, (iv) the most recent year set of audited financial statements, (v) all related trust agreements, insurance contracts or other funding arrangements, (vi) nondiscrimination and coverage tests for the three most recent full plan years, (vii) all summary plan descriptions, reports or summaries required under all applicable Laws and summaries of material modifications and each other material written communication to participants concerning the extent of the benefits provided under the Employee Plan thereto, and (viii) all material correspondence with any Governmental Body within the past six years relating to such Employee Plan, including all voluntary compliance, correction or other remedial filings.

(m)          Each of the Employee Plans (and each related trust, insurance contract or fund) is, and has been, operated in accordance with its terms and each of the Employee Plans, and administration thereof, is, and has been, in compliance with the requirements provided by any and all applicable Laws.

(n)          With respect to the Employee Plans, all required contributions, premiums and payments for all periods ending before the Closing Date have been made in full in accordance with all applicable Laws and plan terms.

(o)          With respect to each Employee Plan (i) no prohibited transactions as defined in applicable Law have occurred or could reasonably be expected to occur as a result of the transactions contemplated by this Agreement, (ii) no Legal Proceeding or claim with respect to the assets thereof of any Employee Plan (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) is pending, or, to the Knowledge of the Company, threatened or imminent against or with respect to any of the Employee Plans, the Company, including, but not limited to, any Legal Proceeding or claim regarding conduct that allegedly interferes with the attainment of rights under any Employee Plan, and (iii) to the Knowledge of the Company, there are no facts which could give rise to any such Legal Proceedings or claims with respect to any Employee Plan. Neither the Company nor its directors, managers, officers or employees has any liability for failure to comply with the terms and Laws applicable to the Employee Plans or failure to act in connection with the administration or investment of any Employee Plans.

(p)          The Company does not have any obligation to or customary arrangement with Employees for bonuses, incentive compensation, vacations, severance or redundancy pay, insurance or other benefits. Except as expressly required or provided by this Agreement or as otherwise required by applicable Laws, the execution of this Agreement and the Shareholder Related Agreements and the consummation of the transactions contemplated by this Agreement and the Shareholder Related Agreements will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, employment agreement between the Company and any current or former employee, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment, payments or benefits (whether of severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee of the Company.

(q)          The Company has not announced or entered into any plan or binding commitment to (i) create or cause to exist any additional Employee Plan, or (ii) adopt, amend or terminate any Employee Plan, other than any amendment required by Applicable Benefit Laws. Each Employee Plan may be amended or terminated in accordance with its terms without liability to the Company or the Purchaser.

Section 2.18          Pensions.

(a)          Section 2.18 of the Disclosure Schedule contains a true, complete and accurate:

(i)           list and copies of all material governing documentation relating to all individual and collective pension agreements providing for pension benefits under which the Company is obliged to provide a contribution or benefit to or in respect of the Employees;

(ii)           list and copies of all material governing documentation relating to any pension arrangement applicable to the Employees governed by a collective bargaining agreement, material works agreement or which are required to be maintained or made under statutory law and details of the nature of the benefits payable (Sections 2.18(a)(i) and (ii) together the “Pension Arrangements”); and

(iii)          a list of Employees who are members of each Pension Arrangement specifying the rate of contribution by each Employee and by the Company.

(b)          The Company has never been a party to or associated or connected with a retirement benefit scheme that provides defined benefits. The Pension Arrangements are the only arrangements under which the Company has or may have any obligation to provide or contribute towards pension, lump-sum, death, ill-health, disability or accident benefits in respect of its past or present officers and employees. No proposal or announcement has been made to any director or Employee as to the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump-sum, death, ill-health, disability or accident benefit.  The Company has not accepted a transfer of employees to which the Transfer of Undertakings (Protection of Employment) Regulations 2006 (SI 2006/246) or equivalent applicable Law applied and where the transferred employees had rights in a pension scheme that would or might fall outside of the exemption for occupational pension schemes under regulation 10 of those regulations.

(c)          All contributions, insurance premiums, tax and expenses due to and in respect of the Pension Arrangements and any life assurance benefit or schemes including any Employee Plans have been duly paid. There are no liabilities outstanding in respect of the Pension Arrangements at the date of this Agreement.

(d)         All Pension Arrangements have been administered in accordance with, all applicable legal and administrative requirements and in compliance with its governing documents, in all material respects.  The Company has complied in all material respects with its obligations under and in respect of the Pension Arrangements. No acts, omissions or other events have been reported to any pension regulator under applicable legislation.

(i)           To the extent applicable, the Company has complied with its automatic enrollment obligations as required by the Pensions Act 2008 and associated legislation. No notices, fines, or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrollment obligations have been notified to the Pensions Regulator in respect of the Company.

(ii)           In respect of the Company, no claims or complaints have been made or are pending or, to the Knowledge of the Company, threatened in relation to the Pension Arrangements, Employee Plans or otherwise in respect of the provision of (or failure to provide) pension, lump-sum, death, ill-health, disability or accident benefits to any Employee or any former employee of the Company.

Section 2.19         Compliance With Laws; Governmental Authorizations.

(a)          The Company is, and has at all times been, in compliance with all applicable Laws, except where non-compliance could not reasonably be expected to result in a Company Material Adverse Effect. The Company has never received any notice or other communication from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential material violation of, or failure to materially comply with, any Law, or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature under any applicable Law. The Company has provided to the Purchaser a true, correct and complete copy of each report, study, survey or other document to which the Company has possession or access that addresses or otherwise relates to the compliance of the Company with, or the applicability to the Company of, any Laws. To the Knowledge of the Company, no Governmental Body has proposed or is considering any Law that, if adopted or otherwise put into effect, (A) could have an adverse effect on the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Company or on the ability of the Company to comply with or perform any covenant or obligation under any of the Shareholder Related Agreements; or (B) could have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

(b)          Section 2.19(b) of the Disclosure Schedule sets forth each Governmental Authorization held by the Company, and the Company has provided to the Purchaser true, correct and complete copies of all such Governmental Authorizations. The Governmental Authorizations held by the Company are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary (i) to enable the Company to conduct its business in the manner in which its business is currently being conducted and as contemplated to be conducted by the Company as of the Closing, and (ii) to permit the Company to own and use its assets in the manner in which it is currently owned and used. The Company and each Employee (while undertaking the Company’s business or in his or her capacity as Employee) is, and at all times for the past five years has been, in compliance with the terms and requirements of the Governmental Authorizations held by the Company. The Company has not received any written notice or other communication from any Governmental Body regarding (A) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization. All of the Governmental Approvals set forth or required to be set forth on Section 2.19(b) of the Disclosure Schedule will be available for use in accordance with their terms by the Company immediately after the Closing. In respect of approvals, licenses or permits requisite for the conduct of any part of the business of the Company which are subject to periodic renewal, the Company has no Knowledge that such renewals will not be timely granted by the relevant Governmental Body.

(c)          (i) To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that could (with or without notice or lapse of time or both) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization set forth or required to be set forth on Section 2.19(b) of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization set forth or required to be set forth on Section 2.19(b) of the Disclosure Schedule; (ii) the Company has never received, and, to the Knowledge of the Company, no Employee has ever received, any notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization; or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; and (iii) all applications required to have been filed for the renewal of the Governmental Authorizations required to be set forth on Section 2.19(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.

(d)          The Company has not applied for or received any grant, allowance, aid or subsidy from any Governmental Body during the last six years.

Section 2.20        Insurance. Section 2.20(a) of the Disclosure Schedule sets forth a true, correct and complete list of all insurance policies and fidelity bonds maintained by, at the expense of or for the benefit of the Company and its Employees, officers and directors for the current policy year, and the Company has provided to the Purchaser true, correct and complete copies of the insurance policies set forth on Section 2.20 of the Disclosure Schedule. The Company has no vehicles and therefore requires no insurance policies and fidelity bonds in respect thereof. The Company maintains, and has maintained, at all times within the last six years, insurance policies covering such risk and events, including personal injury, property damage and general liability, in amounts that are adequate, in light of prevailing industry practices, for its business and operations. The Company has not reached or exceeded its policy limits for any insurance policy in effect at any time during the past five years. During the past five years, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. All premiums required to be paid with respect thereto covering all periods up to and including the Closing Date have been or will be paid in a timely fashion and there has been no lapse in coverage under such policies or failure of payment that will cause coverage to lapse during any period for which the Company has conducted its operations. The Company does not have any obligation for retrospective premiums for any period prior to the Closing Date. All such policies are in full force and effect and will remain in full force and effect up to and including the Closing Date, unless replaced with comparable insurance policies having comparable or more favorable terms and conditions. No insurer has provided the Company with notice that coverage will be denied with respect to any claim submitted to such insurer by the Company. Section 2.20(b) of the Disclosure Schedule sets forth all claims by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

Section 2.21        Brokerage and Transaction Bonuses. There are no claims for brokerage commissions, finders’ fees or similar compensation payable by the Company in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company or any Shareholder. There are no special bonuses or other similar compensation payable by the Company to any Employee or other Person previously or currently engaged by the Company in connection with the transactions contemplated by this Agreement and the Shareholder Related Agreements.

Section 2.22        Title to and Sufficiency of Assets. The Company owns, and has good and valid title to, or a valid leasehold interest in (i) all properties and assets, tangible or intangible, used or held for use by it, necessary for the conduct of the Company’s business as currently conducted and as proposed to be conducted by the Company as of the Closing, located on its premises, set forth on Section 2.11(c) of the Disclosure Schedule or shown on the Interim Statement of Financial Position or acquired after the date thereof, free and clear of all Liens (other than properties and assets disposed of in the ordinary course of business consistent with past practice since the date of the Interim Statement of Financial Position and except for Permitted Liens), and (ii) all other material assets used by the Company or reflected in the books and records of the Company as being owned by the Company. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound with respect to such tangible personal property.

Section 2.23        Inventory. All of the inventory of the Company (other than the Company’s biologic products and clinical-stage products): (a) was acquired and is sufficient for the operation of its business in the ordinary course of business consistent with the Company’s past practice, (b) is of a quality and quantity usable or saleable in the ordinary course of business consistent with the Company’s past practice, (c) is valued on the books and records of the Company at the lower of cost or market with the cost determined under the first-in-first-out inventory valuation method consistent with the Company’s past practice, and (d) is free of any material defect or deficiency. The inventory levels maintained by the Company are adequate for the conduct of the operations of the Company in the ordinary course of business and consistent with the Company’s past practice.

Section 2.24        Bank Accounts. Section 2.24 of the Disclosure Schedule sets forth true, correct and complete information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution, including (a) the name of the bank or financial institution, (b) the account number, (c) the balance as of the date of this Agreement (and whether any cash comprising such balances is “restricted cash”), and (d) the names of all individuals authorized to draw on or make withdrawals from such accounts.

Section 2.25        Accounts Receivable and Payable.

(a)          Section 2.25(a) of the Disclosure Schedule sets forth a true, correct and complete breakdown and aging of the accounts receivable of the Company as of the date of the Interim Statement of Financial Position. All accounts and notes receivable reflected on the Interim Statement of Financial Position and all accounts and notes receivable arising after the date of the Interim Statement of Financial Position to be reflected on the books of the Company as of the Closing Date (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with FRS 102 or its applicable equivalent) are valid receivables arising in the ordinary course of business consistent with past practice and are current and collectible at the amounts set forth on the books of the Company as of the Closing, as the case may be (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with FRS 102 or its applicable equivalent) within 90 days after the Closing and will be demanded in full when due. No agreement for deduction, free goods, discount, refund, adjustment, right of set-off or other deferred price or quantity adjustment has been made with respect to any such receivables. There are no disputes regarding the collectability of any such accounts receivable and, to the Knowledge of the Company, no customer has indicated its unwillingness to pay any account receivable in full.

(b)          Section 2.25(b) of the Disclosure Schedule sets forth a true, correct and complete (i) breakdown and aging of the accounts payable of the Company as of the date of the Interim Statement of Financial Position, and (ii) breakdown of all customer deposits and other deposits held by the Company as of the date of this Agreement. All accounts payable were incurred in the ordinary course of business consistent with past practice, are valid payables for products or services purchased by the Company and are not past due and in no event are any payables more than 90 days past the invoice date.

Section 2.26         Insolvency.

(a)          No order has been made, no petition has been presented, no meeting has been convened to consider a resolution and no resolution has been passed for the winding up of the Company.

(b)          No administration order has been made or petition presented or application made for such an order and no administrator has been appointed or notice given or filed or step taken or procedure commenced with a view to the appointment of an administrator in respect of the Company.

(c)          No receiver (which expression shall include an administrative receiver) has been appointed in respect of the Company or all or any of its assets.

(d)          No composition or similar arrangement with creditors, including, but not limited to, a voluntary arrangement under Part 1 Insolvency Act 1986, has been proposed in respect of the Company.

(e)          No moratorium under Schedule Al Insolvency Act 1986 is in force nor has any step been taken or procedure commenced with a view to entering into such a moratorium in respect of the Company.

(f)           No event analogous to any of the-foregoing has occurred in relation to the Company outside England and Wales.

(g)          The Company is not insolvent, nor has failed to pay, secure or compound for any sum exceeding £750 within three weeks of a statutory demand for that sum, is unable to pay or has stopped paying its debts as they fall due and the value of the assets of the Company is not less than the amount of its liabilities, taking into account its contingent and prospective liabilities.

(h)          No unsatisfied judgment is outstanding against the Company.

Section 2.27        Product and Service Warranties. All products licensed or delivered and services rendered by the Company have been in conformity with all applicable contractual commitments and all express and implied warranties made or given by the Company, and the Company does not have any liability (and, to the Knowledge of the Company, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any such liability) for curing or providing additional services or other damages in connection therewith in excess of any warranty reserve specifically established with respect thereto and included on the Interim Statement of Financial Position or to be included on the books of the Company as of the Closing. No products licensed or delivered or services rendered by the Company are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of such license, delivery or service (including as a result of any course of conduct between the Company and any Person or as a result of any statements in the Company’s product, service or promotional literature). Section 2.27 of the Disclosure Schedule sets forth true, correct and complete copies of such standard terms and conditions of license, delivery or service for the Company (containing applicable guaranty, warranty and indemnity provisions). The Company has not received any notice of any claims by any third party for (and, to the Knowledge of the Company, there are no threatened claims by a third party for), and the Company has not had any extraordinary warranty obligations relating to any of its products or services.

Section 2.28        Related Party Transactions. No Related Party has, or has at any time had, any direct or indirect interest in any asset used in or otherwise relating to the business of the Company. No Related Party is, or has been, indebted to the Company. No Related Party has entered into, or has had any direct or indirect financial interest in, any Material Contract, transaction or business dealing involving the Company. No Related Party is competing, or has at any time competed, directly or indirectly, with the Company. No Related Party has any claim or right against the Company (other than claims or rights to receive compensation for services performed as an Employee or as a director).

Section 2.29        Customers and Suppliers. Section 2.29 of the Disclosure Schedule sets forth a true, correct and complete list of the names and addresses of the Customers and Suppliers. The Company maintains good commercial relations with each of its Customers and Suppliers and, to the Knowledge of the Company, no event has occurred that could materially and adversely affect the Company’s relations with any such Customer or Supplier. No Customer (or former Customer) or Supplier (or former Supplier) during the prior 12 months has canceled, terminated or, to the Knowledge of the Company, made any threat to cancel or otherwise terminate any of such Customer’s or Supplier’s Contracts with the Company or to decrease such Customer’s usage of the Company’s services or products or such Supplier’s supply of services or products to the Company. The Company has provided to the Purchaser true, correct and complete copies of all of such Customer Contracts and Supplier Contracts, and all such Contracts are in full force and effect, have not been withdrawn, amended, modified or terminated and are enforceable by the Company. The Company has not received any notice and the Company does not have any Knowledge to the effect that any current customer or supplier will or is likely to withdraw, terminate or materially alter, amend or modify its business relations with the Company, either as a result of the transactions contemplated by this Agreement or otherwise.

Section 2.30         Import/Export Control.

(a)          The Company has obtained all approvals necessary for exporting its products and services outside of the United Kingdom and importing such products and services into any country in which such products or services are now sold, provided or licensed for use, and all such export and import approvals in the United Kingdom and throughout the world are valid, current and in full force and effect.

(b)          The Company has not received notice of any violation by the Company of any applicable export Law, nor, to the Knowledge of the Company, is there any law, regulation, order, or pending Legal Proceeding that restricts, or that could reasonably be expected to restrict, in any manner, the development, use, export, import, transfer or licensing of any of the products or services of the Company or the Intellectual Property Rights or that could reasonably be expected to affect the validity, use, registration or enforceability of any Intellectual Property Rights.

Section 2.31        Certain Payments. The Company has not, and no manager, officer, employee, agent, consultant or other Person associated with or acting for or on behalf of the Company has, at any time, directly or indirectly: (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, including any payments made in violation of the FCPA or the UK Bribery Act, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company; (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; (d) performed any favor or given any gift which was not deductible for income tax purposes; (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or (f) agreed, committed, offered or attempted to take any of the actions described in clauses (a) through (e) above.

Section 2.32        Personal Information and Privacy.

(a)          The Company has been for the past six years and is now in compliance with the requirements of all Privacy Laws applicable to it which govern the collection, use and disclosure of Personal Information.

(b)          Section 2.32(b) of the Disclosure Schedule sets forth and describes each distinct electronic or other database containing (in whole or in part) Personal Information maintained by or for the Company at any time (each, a “Company Database”), the types of Personal Information in each such database, the means by which the Personal Information was collected, and the security policies that have been adopted and maintained with respect to each such database.

(c)          Section 2.32(c) of the Disclosure Schedule sets forth each privacy policy of the Company and any other industry privacy code or privacy procedures to which the Company subscribes or is bound which governs its collection, use and disclosure of Personal Information (each, a “Privacy Policy”) and identifies, with respect to each Privacy Policy, (i) the period of time during which such privacy policy was or has been in effect, (ii) whether the terms of a later Privacy Policy apply to the data or information collected under such Privacy Policy, and (iii) if applicable, the mechanism (such as opt-in, opt-out, or notice only) used to apply a later Privacy Policy to data or information previously collected under such Privacy Policy.

(d)          The Company has not received any complaint or notice of any audit, proceeding, investigation or claim against, and, to the Knowledge of the Company, no such audit, proceeding, investigation or claim is ongoing, pending or threatened against, the Company by any Governmental Body, or by any Person in respect of the collection, use or disclosure of Personal Information by any Person in connection with the business of the Company.

(e)          No breach or violation of any Privacy Policy has occurred or, to the Knowledge of the Company, is threatened.

(f)           There has been no unauthorized or illegal uses of or access to any of the data or information in any of the Company Databases.

(g)          The Company has complied at all times and in all respects with all of the Privacy Policies and all Privacy Laws.

(h)          None of (i) the execution, delivery, or performance of this Agreement or the Shareholder Related Agreements, or (ii) the consummation of any of the transactions contemplated by this Agreement or the Shareholder Related Agreements, will result in any breach or violation of any Privacy Policy or any applicable Laws pertaining to privacy, User Data or Personal Information.

Section 2.33        Manufacturing. All of the manufacturing facilities and operations of the Company are in compliance in all material respects with applicable standards and regulations of the International Organization for Standardization (“ISO”), the FDA, the EMA and the MHRA, including current good manufacturing practices. No event has occurred of which the Company has Knowledge that allows, or with or without notice or lapse of time or both, would allow, revocation or termination of any ISO, the FDA, the EMA or the MHRA certification or registration of the Company’s manufacturing facilities. The Company has not received any unresolved FDA Form 483, notice of adverse filing, warning letter, untitled letter or other correspondence or notice from the FDA or any other applicable Governmental Body, alleging or asserting noncompliance with the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.) or the Human Medicines Regulations 2012 (SI 2012/1916).

Section 2.34        Regulatory Filings. The Company has made all required registrations and filings with and submissions to all applicable Governmental Bodies relating to the operation of the business of the Company. There is no materially false or misleading information or significant omission in any product application or other submission to the FDA, the EMA or any other comparable Governmental Body. All such registrations, filings and submissions were in compliance in all material respects with all applicable Laws when filed. No material deficiencies have been asserted by any such applicable Governmental Bodies with respect to such registrations, filings or submissions and, to the Knowledge of the Company, no facts or circumstances exist which could indicate that a material deficiency may be asserted by any such authority with respect to any such registration, filing or submission. The Company has delivered to the Purchaser copies of (a) all material reports of inspection observations, (b) all material establishment inspection reports, (c) all material warning letters, and (d) any other material documents received by the Company from the FDA, the EMA or any other Governmental Body relating to the business of the Company that assert ongoing material lack of compliance with any Laws (including regulations promulgated by the FDA, the EMA and any other Governmental Body) by the Company.

Section 2.35         Product Candidates.

(a)          The Company’s biologic products and clinical-stage products are being, and at all times have been, developed, tested, manufactured, processed, labeled, stored, transported and distributed, as applicable, in compliance in all material respects with all applicable Laws, including those requirements relating to good manufacturing practices, good laboratory practices and good clinical practices applicable at the appropriate times.

(b)          The pre-clinical and clinical trials (including any post-marketing studies) conducted by or on behalf of the Company were, and if still pending, are, being conducted in all material respects in accordance with all applicable clinical protocols, informed consents and applicable Laws. The Company has not been notified by the FDA, the EMA or any other comparable Governmental Body of any restriction on the pre-clinical or clinical trials conducted or currently being conducted by or on behalf of the Company. The descriptions of, protocols for, and data and other results of, the pre-clinical and clinical trials conducted or currently being conducted by or on behalf of the Company that have been provided to the Purchaser are true, correct and complete.

(c)          The Company has where required fulfilled and performed its obligations under each FDA Registration, EMA Registration, and MHRA Registration in all material respects, and, to the Knowledge of the Company, no material event has occurred or condition or state of facts exists which could constitute a breach or default or could cause revocation, suspension, limitation or termination of any such FDA Registration, EMA Registration, or MHRA Registration or could result in any other material impairment of the rights of the holder of any such FDA Registration, EMA Registration, or MHRA Registration. No loss or expiration of any FDA Registration, EMA Registration, or MHRA Registration is pending or, to the Knowledge of the Company, threatened, other than expiration of any FDA Registration, EMA Registration, or MHRA Registration in accordance with the terms thereof, and, to the Knowledge of the Company, there is no circumstance that could reasonably be expected to cause such FDA Registration, EMA Registration, or MHRA Registration to not be renewable upon expiration to the extent permitted by Law, as needed. To the Knowledge of the Company, any third-party that is a supplier, manufacturer, or contractor for the Company is in material compliance with all FDA Registrations, EMA Registrations, and MHRA Registrations and the authorizations, approvals, licenses, permits, certificates, or exemptions (including, without limitation, pre-market approval applications, pre-market notifications, investigational new drug applications, new drug applications, biologic license applications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) held by the Company that are required for, among other things, the research, development, manufacture, processing, labeling, distribution, marketing, storage, transportation, use, sale and provision of the products and services of the Company, of any comparable Governmental Body.

(d)          Section 2.35(d) of the Disclosure Schedule sets forth a true, correct and complete list of all of the Company’s products and product candidates, noting, where applicable, (i) the phase of clinical trial or development each product or product candidate is in, and (ii) those products or product candidates where FDA, EMA and/or other regulatory approval, including foreign approvals, has been applied for and/or received, and listing the application made and/or the approval or decision thereon obtained. The Company has provided to the Purchaser true, correct and complete copies of (A) any investigational new drug applications or new drug applications submitted to the FDA, the EMA or any other Governmental Body by or on behalf of the Company, including any supplements thereto, (B) all final study results and/or reports relating to products or product candidates, (C) all correspondence to or from the Company (or its investigators) and the FDA, the EMA or other comparable Governmental Bodies, including meeting minutes and records of material contacts, (D) all documents in the Company’s possession related to inspections by the FDA, the EMA or other Governmental Bodies, and (E) all information relating to adverse drug experiences obtained or otherwise received by the Company from any source with respect to the products or product candidates.

Section 2.36        Full Disclosure. Neither this Article II (as modified or qualified by the Disclosure Schedule) nor the Disclosure Schedule (a) contains any representation, warranty or information that is false or misleading with respect to any material fact, or (b) omits to state any material fact necessary in order to make the representations, warranties and information contained in this Article II (as modified or qualified by the Disclosure Schedule) and the Disclosure Schedule, in light of the circumstances under which such representations, warranties and information were made or provided, not false or misleading.

ARTICLE III
Representations and Warranties of Each Shareholder

Except as set forth on the Disclosure Schedule, each Shareholder hereby, severally and not jointly, represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing Date, as set forth below.

Section 3.1           Authority; No Conflict; Required Filings and Consents.

(a)          The Shareholder has full power and authority to do and perform all acts and things to be done by it under this Agreement. The Shareholder has all requisite power and authority to enter into this Agreement and any Shareholder Related Agreement to which it is a party, perform its obligations under this Agreement and any Shareholder Related Agreement to which it is a party and to consummate the transactions contemplated by this Agreement and any Shareholder Related Agreement to which it is a party. This Agreement has been duly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by each of the other parties to this Agreement, constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b)          Neither the execution, delivery or performance by the Shareholder of this Agreement or any of the Shareholder Related Agreements, nor the consummation of the transactions contemplated by this Agreement or any of the Shareholder Related Agreements, will directly or indirectly (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of modification, termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require notice to any Person or a consent or waiver under, constitute a change in control under, require the payment of a fee or penalty under or result in the creation or imposition of any Lien upon or with respect to any asset owned or used by the Shareholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract or other agreement, instrument or obligation to which the Shareholder is a party or by which it or any of its properties or assets may be bound; (ii) contravene, conflict with or violate, or give any Person the right to challenge any of the transactions contemplated by this Agreement or any of the Shareholder Related Agreements or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Shareholder is subject; or (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Shareholder or that otherwise relates to the business of the Shareholder or to any of the assets owned, used or controlled by the Shareholder.

Section 3.2           Ownership; Title to Shares.

(a)          The Shareholder is the sole legal and beneficial owner of the number of Shares shown as owned by the Shareholder on Section 3.2 of the Disclosure Schedule and the Shareholder is entitled to transfer the legal and beneficial title to those Shares to the Purchaser free from all Liens, without the consent of any other person and no Lien has been granted to any person or otherwise exists affecting those Shares, and no commitment to create any such Lien has been given, nor has any person claimed any such rights.

(b)          Upon: (i) receipt by the Shareholder of the Shareholder’s portion of the Aggregate Consideration in accordance with Section 1.2 and Section 1.4, and (ii) transfer of the Shares owned by the Shareholder to the Purchaser in accordance with the terms of this Agreement, the Purchaser will receive, with full title guarantee, all right, title and interest in and to such Shares, free and clear of all Liens.

(c)          There are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Shareholder is a party or by which the Shareholder is bound obligating the Shareholder to exchange, transfer, deliver or sell, or cause to be exchanged, transferred, delivered or sold, the Shares or other equity interests of the Company owned by the Shareholder or any security or rights convertible into or exchangeable or exercisable for any such Shares or other equity interests. The Shareholder is not a party to or bound by any agreements or understandings with respect to the voting (including pooling agreements, voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any of the Shares or other equity interests of the Company owned by the Shareholder.

Section 3.3           Litigation. There are no Legal Proceedings pending or, to the Knowledge of the Shareholder, threatened that relate to the ownership of the Shareholder’s shares of the Company, or any option or other right to the Shareholder’s shares of the Company, or any right to receive consideration as a result of this Agreement, and, to the Knowledge of the Shareholder, there is no reasonable basis for any of the foregoing. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Knowledge of the Shareholder, threatened against or affecting the Shareholder in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement.

Section 3.4           Insolvency. In respect of any Shareholder that is a body corporate:

(a)          no order has been made, no petition has been presented, no meeting has been convened to consider a resolution and no resolution has been passed for the winding up of the Shareholder;

(b)          no administration order has been made or petition presented or application made for such an order and no administrator has been appointed or notice given or filed or step taken or procedure commenced with a view to the appointment of an administrator in respect of the Shareholder;

(c)          no receiver (which expression shall include an administrative receiver) has been appointed in respect of the Shareholder or all or any of its assets;

(d)          no composition or similar arrangement with creditors, including, but not limited to, a voluntary arrangement under Part 1 Insolvency Act 1986, has been proposed in respect of the Shareholder;

(e)          no moratorium under Schedule Al Insolvency Act 1986 is in force nor has any step been taken or procedure commenced with a view to entering into such a moratorium in respect of the Shareholder;

(f)           no event analogous to any of the-foregoing has occurred in relation to the Shareholder outside England and Wales;

(g)          the Shareholder is not insolvent, nor has failed to pay, secure or compound for any sum exceeding £750 within three weeks of a statutory demand for that sum, is unable to pay or has stopped paying its debts as they fall due and the value of the assets of the Shareholder is not less than the amount of its liabilities, taking into account its contingent and prospective liabilities; and

(h)          no unsatisfied judgment is outstanding against the Shareholder.

Section 3.5           Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Shareholder.

Section 3.6           Restricted Securities.

(a)          The Shareholder understands that the shares of Sorrento Common Stock have not been, and, except as provided in and subject to the Registration Rights Agreement, will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein. The Shareholder understands that the shares of Sorrento Common Stock are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, the Shareholder must hold such shares of Sorrento Common Stock indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Shareholder further acknowledges that, if an exemption from registration or qualification is available, it may be conditioned on various requirements including the time and manner of sale, the holding period for the Sorrento Common Stock, and on requirements relating to Sorrento which are outside of the Shareholder’s control, and which Sorrento is under no obligation and may not be able to satisfy.

(b)          The Shareholder understands that the shares of Purchaser Stock have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein. The Shareholder understands that the shares of Purchaser Stock are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, the Shareholder must hold the shares of Purchaser Stock indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Shareholder acknowledges that the Purchaser has no obligation to register or qualify the Purchaser Stock for resale. The Shareholder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including the time and manner of sale, the holding period for the Purchaser Stock, and on requirements relating to the Purchaser which are outside of the Shareholder’s control, and which the Purchaser is under no obligation and may not be able to satisfy.

Section 3.7           No Public Market. The Shareholder understands that no public market now exists for the Purchaser Stock, and that the Company has made no assurances that a public market will ever exist for the Purchaser Stock.

Section 3.8          No Bad Actor Disqualification Events. The Shareholder is not subject to any “bad actor” disqualifying event described in Rule 506(d)(1)(i)(viii) of the Securities Act.

Section 3.9           Accredited Investor. The Shareholder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Section 3.10        Investment Experience. The Shareholder represents that he, she or it is a sophisticated investor experienced in evaluating and investing in private placement transactions of securities of companies in similar stage of development as the Purchaser and acknowledges that the Shareholder can bear the economic risk of its investment for an indefinite period of time, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Purchaser Stock and the Sorrento Common Stock.

Section 3.11        Foreign Investors. If the Shareholder is not a United States person (as defined by Section 7701(a)(30) of the Code), the Shareholder hereby represents that he, she or it has satisfied himself, herself or itself as to the full observance of the Laws of his, her or its jurisdiction in connection with any invitation to subscribe for the Purchaser Stock and the Sorrento Common Stock or any use of this Agreement, including (a) the legal requirements within its jurisdiction for the purchase of the Purchaser Stock and the Sorrento Common Stock, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Purchaser Stock and the Sorrento Common Stock. The Shareholder’s beneficial ownership of the Purchaser Stock and the Sorrento Common Stock will not violate any applicable securities or other laws of the Shareholder’s jurisdiction.

Section 3.12        No General Solicitation. Neither the Shareholder, nor any of his, her or its officers, managers, employees, agents, members or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Purchaser Stock or the Sorrento Common Stock.

Section 3.13        Residence. The Shareholder resides in the country identified in the address of the Shareholder set forth on Section 3.13 of the Disclosure Schedule.

Section 3.14         Legends.

(a)          The Shareholder understands that the Purchaser Stock acquired hereunder and any securities issued in respect of or exchange therefor may bear any one or more of the following legends: (i) any legend required by the securities laws of any state to the extent such laws are applicable to the Purchaser Stock represented by the certificate so legended, and (ii) customary legends to the effect that the Purchaser Stock has not been registered under the Securities Act and that the transfer thereof may be accordingly restricted.

(b)          The Shareholder understands that the Sorrento Common Stock acquired hereunder and any securities issued in respect of or exchange therefor may bear any one or more of the following legends: (i) any legend required by the securities laws of any state to the extent such laws are applicable to the Sorrento Common Stock represented by the certificate so legended, and (ii) customary legends to the effect that the Sorrento Common Stock has not been registered under the Securities Act and that the transfer thereof may be accordingly restricted.

Section 3.15         Investment Purpose; Disclosure of Information.

(a)          The Shareholder has requested, received, reviewed and considered all the information the Shareholder deems necessary, appropriate or relevant as a prudent and knowledgeable investor in evaluating the investment in Purchaser Stock and the Sorrento Common Stock. The Shareholder further represents that the Shareholder has had an opportunity to ask questions of and receive answers from the Purchaser and Sorrento regarding the terms and conditions of the offering of the shares of Purchaser Stock and Sorrento Common Stock, respectively, and the business, prospects and financial condition of the Purchaser and Sorrento, respectively necessary to verify the accuracy of any information furnished to the Shareholder or to which the Shareholder had access.

(b)         The Shareholder is acquiring the shares of Purchaser Stock and Sorrento Common Stock pursuant to this Agreement for the Shareholder’s own account for investment purposes only and with no present intention of distributing any Purchaser Stock, and no arrangement or understanding exists with any other persons regarding the distribution of Purchaser Stock.

ARTICLE IV
Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Company and each of the Shareholders, as of the date of this Agreement and as of the Closing Date, as set forth below.

Section 4.1           Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite and necessary power and authority to own, lease, use and operate its properties and assets and to carry on and conduct its business as now being conducted and as proposed to be conducted as of the Closing Date and is duly qualified or registered to do business and is in good standing as a foreign corporation (or equivalent status in the relevant jurisdiction) in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary or advisable. The Purchaser has full corporate power and authority to do and perform all acts and things to be done by it under this Agreement.

Section 4.2           Authority; No Conflict; Required Filings and Consents.

(a)          The Purchaser has all requisite corporate power and authority to enter into this Agreement and any Purchaser Related Agreement to which it is a party, perform its obligations under this Agreement and any Purchaser Related Agreement to which it is a party and to consummate the transactions contemplated by this Agreement and any Purchaser Related Agreement to which it is a party. The execution and delivery of this Agreement and any Purchaser Related Agreement to which it is a party and the consummation of the transactions contemplated by this Agreement and any Purchaser Related Agreement to which it is a party by the Purchaser have been duly authorized by all necessary corporate action on the part of the Purchaser, and no other corporate action or proceeding on the part of the Purchaser or its board of directors is necessary to authorize the execution, delivery or performance of this Agreement, any Purchaser Related Agreement to which it is a party or the consummation of the transactions contemplated by this Agreement or any Purchaser Related Agreement to which it is a party. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b)          Neither the execution, delivery or performance by the Purchaser of this Agreement or any of the Purchaser Related Agreements, nor the consummation of the transactions contemplated by this Agreement or any of the Purchaser Related Agreements, will directly or indirectly (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of, any of the Purchaser’s Organizational Documents, (ii) contravene, conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of modification, termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require notice to any Person or a consent or waiver under, constitute a change in control under, require the payment of a fee or penalty under or result in the creation or imposition of any Lien upon or with respect to any asset owned or used by the Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract or other agreement, instrument or obligation to which the Purchaser is a party or by which it or any of its properties or assets may be bound, (iii) contravene, conflict with or violate, or give any Person the right to challenge any of the transactions contemplated by this Agreement or any of the Purchaser Related Agreements or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Purchaser is subject, or (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Purchaser or that otherwise relates to the business of the Purchaser or to any of the assets owned, used or controlled by the Purchaser.

(c)          No Governmental Authorization, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to the Purchaser: (i) in connection with the execution and delivery of this Agreement or any of the Purchaser Related Agreements by the Purchaser or the consummation by the Purchaser of the transactions contemplated by this Agreement or any of the Purchaser Related Agreements, or (ii) necessary for the Purchaser to operate its business immediately after the Closing in the same manner as operated immediately prior to the Closing after giving effect to the consummation of the transactions contemplated by this Agreement and the Purchaser Related Agreements.

Section 4.3           Litigation. Except as disclosed in the periodic filings publicly filed by Sorrento with the SEC, there are no Legal Proceedings pending or, to the Knowledge of the Purchaser, threatened (a) against or involving (i) the Purchaser or any of the material assets owned, used or controlled by the Purchaser, (ii) to the Knowledge of the Purchaser, any Person whose liability the Purchaser has retained or assumed, either contractually or by operation of law, or (ii) to the Knowledge of the Purchaser or the officers, directors, managers or employees of the Purchaser with respect to the Purchaser’s business, or (b) by the Purchaser against any Person, at law or in equity (including any Legal Proceedings with respect to the transactions contemplated by this Agreement).

Section 4.4           Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Purchaser.

Section 4.5           Authorization of Escrow Shares, Non-Escrow Shares and Purchaser Regulatory Approval Shares. The Purchaser has taken all actions necessary to authorize and approve the issuance of the Escrow Shares, the Non-Escrow Shares and the Purchaser Regulatory Approval Shares (if any) to be issued pursuant to this Agreement (if any) and, upon issuance, the Escrow Shares, the Non-Escrow Shares and the Purchaser Regulatory Approval Shares to be issued pursuant to this Agreement (if any) will be validly issued, fully paid and non-assessable. There are no statutory or contractual stockholder preemptive rights or rights of refusal with respect to the issuance of the Escrow Shares, the Non-Escrow Shares or the Purchaser Regulatory Approval Shares. The Escrow Shares, the Non-Escrow Shares and the Purchaser Regulatory Approval Shares to be issued pursuant to this Agreement (if any) will be, prior to the issuance, duly authorized, and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable. The issuance of the Escrow Shares, the Non-Escrow Shares and the Purchaser Regulatory Approval Shares to the Shareholders will comply with the Securities Act and the rules and regulations of all applicable Governmental Bodies (including any applicable blue sky laws).

ARTICLE V
Representations and Warranties of SORRENTO

Sorrento represents and warrants to the Company and each of the Shareholders, as of the date of this Agreement and as of the Closing Date, as set forth below.

Section 5.1           Organization and Good Standing. Sorrento is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite and necessary power and authority to own, lease, use and operate its properties and assets and to carry on and conduct its business as now being conducted and as currently proposed to be conducted and is duly qualified or registered to do business and is in good standing as a foreign corporation (or equivalent status in the relevant jurisdiction) in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary or advisable. Sorrento has full corporate power and authority to do and perform all acts and things to be done by it under this Agreement.

Section 5.2           Authority; No Conflict; Required Filings and Consents.

(a)          Sorrento has all requisite corporate power and authority to enter into this Agreement and any Purchaser Related Agreement to which it is a party, perform its obligations under this Agreement and any Purchaser Related Agreement to which it is a party and to consummate the transactions contemplated by this Agreement and any Purchaser Related Agreement to which it is a party. The execution and delivery of this Agreement and any Purchaser Related Agreement to which it is a party and the consummation of the transactions contemplated by this Agreement and any Purchaser Related Agreement to which it is a party by Sorrento have been duly authorized by all necessary corporate action on the part of Sorrento, and no other corporate action or proceeding on the part of Sorrento or its board of directors is necessary to authorize the execution, delivery or performance of this Agreement, any Purchaser Related Agreement to which it is a party or the consummation of the transactions contemplated by this Agreement or any Purchaser Related Agreement to which it is a party. This Agreement has been duly executed and delivered by Sorrento and constitutes the legal, valid and binding obligation of Sorrento, enforceable against Sorrento in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b)          Neither the execution, delivery or performance by Sorrento of this Agreement or any of the Purchaser Related Agreements, nor the consummation of the transactions contemplated by this Agreement or any of the Purchaser Related Agreements, will (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of, any of Sorrento’s Organizational Documents, (ii) contravene, conflict with, or result in any violation or breach of, or a default (or give rise to a right of modification, termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require notice to any Person or a consent or waiver under, constitute a change in control under, require the payment of a fee or penalty under or result in the creation or imposition of any Lien upon or with respect to any asset owned or used by Sorrento under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract or other agreement, instrument or obligation to which Sorrento is a party or by which it or any of its properties or assets may be bound, (iii) contravene, conflict with or violate, or give any Person the right to challenge any of the transactions contemplated by this Agreement or any of the Purchaser Related Agreements or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree of any court or other Governmental Body to which Sorrento is subject, or (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Sorrento or that otherwise relates to the business of Sorrento or to any of the assets owned, used or controlled by Sorrento.

(c)          No Governmental Authorization, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to Sorrento: (i) in connection with the execution and delivery of this Agreement or any of the Purchaser Related Agreements by Sorrento or the consummation by Sorrento of the transactions contemplated by this Agreement or any of the Purchaser Related Agreements to which it is a party, or (ii) necessary for Sorrento to operate its business immediately after the Closing in the same manner as operated immediately prior to the Closing after giving effect to the consummation of the transactions contemplated by this Agreement and the Purchaser Related Agreements.

Section 5.3           Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Sorrento.

Section 5.4          Authorization of Closing Shares, Contingency Shares and Sorrento Regulatory Approval Shares. Sorrento has taken all actions necessary to authorize and approve the issuance of the Closing Shares, the Contingency Shares and the Sorrento Regulatory Approval Shares (if any) to be issued pursuant to this Agreement and, upon issuance, the Closing Shares, the Contingency Shares and the Sorrento Regulatory Approval Shares (if any) to be issued pursuant to this Agreement will be validly issued, fully paid and non-assessable. There are no statutory or contractual stockholder preemptive rights or rights of refusal with respect to the issuance of the Closing Shares, the Contingency Shares or the Sorrento Regulatory Approval Shares. The Closing Shares, the Contingency Shares and the Sorrento Regulatory Approval Shares (if any) to be issued pursuant to this Agreement will be, prior to the issuance, duly authorized, and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable. The issuance of the Closing Shares, the Contingency Shares and the Sorrento Regulatory Approval Shares (if any) to the Shareholders will comply with the Securities Act and the rules and regulations of all applicable Governmental Bodies (including any applicable blue sky laws).

ARTICLE VI
Certain Covenants and Agreements

Section 6.1           Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, each party shall use its reasonable, good faith efforts to perform its obligations under this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated by this Agreement to be effected as soon as practicable and shall cooperate fully with each other party and its Representatives in connection with any step required to be taken as a part of its obligations under this Agreement, including the following:

(a)          Each party shall promptly make its filings and submissions and shall take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Body with jurisdiction over the transactions contemplated by this Agreement (except that a party to shall have no obligation to take or consent to the taking of any action required by any such Governmental Body that could adversely affect its business or assets or the transactions contemplated by this Agreement, the Purchaser Related Agreements or the Shareholder Related Agreements);

(b)         Each party shall promptly notify the other parties of (and provide written copies of) any communications from or with any Governmental Body in connection with the transactions contemplated by this Agreement; and

(c)          In the event any claim, action, suit, investigation or other proceeding by any Governmental Body or other Person is commenced that questions the validity or legality of the transactions contemplated by this Agreement or seeks damages in connection therewith, the parties shall (i) cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding, (ii) in the event an injunction or other order is issued in any such action, suit or other proceeding, use all reasonable efforts to have such injunction or other order lifted, and (iii) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

Section 6.2           Tax Matters.

(a)          Tax Periods Ending on or Before the Closing Date. The Shareholders’ Representative shall prepare or cause to be prepared all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date that are due after the Closing Date (“Pre-Closing Tax Periods”). Any such Tax Returns shall be prepared in a manner consistent with prior practice (except where necessary to comply with applicable Law). The Shareholders’ Representative shall provide a copy of each such Tax Return to the Purchaser at least 30 days prior to the due date thereof for Purchaser’s review, comment, and consent (which shall not be unreasonably withheld), and the Purchaser shall subsequently and in a timely manner file any Tax Returns of the Company for Pre-Closing Tax Periods.

(b)          Tax Periods Beginning Before and Ending After the Closing Date. The Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed any Tax Returns of the Company for Tax periods that begin on or before the Closing Date and end after the Closing Date (“Straddle Tax Periods”). Any such Tax Returns shall be prepared in a manner consistent with the Company’s prior practice (except where necessary to comply with applicable Law).

(c)          Payment of Taxes. Dayspring shall be responsible for, and shall indemnify the Purchaser from and against, any Tax with respect to the Company that is attributable to a Pre-Closing Tax Period or to that portion of a Straddle Tax Period that ends on the Closing Date, except to the extent (i) reflected or taken into account as a liability in the Final Closing Statement or (ii) resulting from any failure on the part of the Purchaser to comply with its obligations under Sections 6.2(a) and (b), but only with respect to interest and penalties. Within five days prior to the due date for the payment of any such Tax, Dayspring shall pay to the Purchaser an amount equal to such Taxes. For the purposes of calculating any liability under this Section 6.2(c) for a Straddle Tax Period, the relevant Tax period of the Company current at the time of the Closing Date shall be deemed to end at the end of the day of the Closing Date.

(d)          Cooperation on Tax Matters. The Purchaser, the Company and the Shareholders shall cooperate as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.2 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Section 6.2(d).

(e)          Transfer Taxes. Any stamp duty payable as a result of the purchase and sale of the Shares and the transfer of the certificates representing the same shall be paid by the Purchaser. The parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding any such transfer, documentary, stamp or other similar Taxes and recording fees that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed at or prior to the Closing. For the avoidance of doubt, the sole transfer, documentary, stamp and other Taxes and recording fees within the purview of this Section 6.2(e) are those specifically relating to the transfer of the Shares and the certificates representing the same, and any other transfer or recording fees arising out of the transactions are expressly excluded from this Section 6.2(e).

(f)           Tax Claims. The Purchaser and Company, on the one hand, and the Shareholders and Shareholders’ Representative, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, actions, assessments, or similar proceedings or events with respect to Taxes of the Company relating to a Pre-Closing Tax Period (a “Tax Matter”). Purchaser shall assume the defense of and have the responsibility for, and the right to control, any Tax Matter, provided that the Shareholders’ Representative shall have the right to participate, at the Shareholders’ Representative’s own expense, and Purchaser shall not settle or otherwise dispose of any Tax Matter without the consent of the Shareholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.3           Accounts and Notes Receivable. From and after the Closing, if any Shareholder receives or collects any Receivables, the Shareholder shall remit any such amounts to the Purchaser or the Company within five Business Days of each day on which the Shareholder receives such sum.

Section 6.4           Cooperation with Financial Reporting. The Shareholders’ Representative shall cooperate to the extent reasonably requested by the Purchaser after the Closing, in connection with the preparation and auditing of financials for the Company. The Shareholders’ Representative shall provide all of the financial records and supporting documentation of the Company within 10 days following the Closing and shall make employees or agents available on a mutually convenient basis to provide additional information and explanation of any information provided under this Section 6.4.

Section 6.5           Release. In consideration for the Closing Shares and the Closing Consideration, and by executing this Agreement, as of and following the Closing Date, each Shareholder knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue the Company from or for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such Shareholder has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date, including any claim related to Company Rights held by such Shareholder that are terminated as of the Closing; provided, however, that the foregoing release shall not apply to any claims arising out of this Agreement, the Shareholder Related Agreements, or claims as an employee or otherwise unrelated to a Shareholder’s status as an equity holder of the Company.

Section 1542 of the California Civil Code provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Each Shareholder acknowledges that any claims such Shareholder may have against the Company are fully settled and compromised by this Agreement, and such Shareholder expressly waives all rights under Section 1542 of the California Civil Code or any other similar provision of law insofar as it would otherwise apply to the specific release given in this Section 6.5. Such Shareholder thus acknowledges that he may discover facts in addition to or different from those that he now knows or believes to be true with respect to the subject matter of this release, but that it is his intention to fully and finally settle and release any and all claims released hereby, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to subsequent discovery or existence of such additional or different facts. Such Shareholder acknowledges that the release of unknown claims was separately bargained for, constitutes separate consideration for, and was a key element of the Agreement and was relied upon by the Purchaser in entering into the Agreement.

Section 6.6           Removal of Restrictive Legends. Without limiting Sorrento’s obligations pursuant to the Registration Rights Agreement, Sorrento covenants and agrees that from and after the date which is six months after the Closing Date, upon request by any Shareholder that is not an Affiliate of Sorrento to transfer any shares of Sorrento Common Stock pursuant to Rule 144, upon receipt of a representation letter from such Shareholder and such Shareholder’s broker and such other documentation as may be reasonably requested by Sorrento, Sorrento’s transfer agent or Sorrento’s counsel in connection with rendering a Rule 144 opinion to Sorrento’s transfer agent in connection therewith, Sorrento shall remove (or cause to be removed) restrictive legends from book entry statements representing the Sorrento Common Stock and issue new book entry statements representing the Sorrento Common Stock without restrictive legends (including issuing appropriate instructions to Sorrento’s transfer agent to remove such legends, issue unlegended shares and remove such shares from any stop transfer list).

Section 6.7           Operation of the Purchaser’s Business.

(a)          Between the Closing Date and the earlier to occur of the Financing Due Date and the closing of a Qualified Financing, the Purchaser shall use commercially reasonable efforts to (i) continue the Purchaser’s operations, and (ii) maintain the Company’s business and technology (including by providing adequate working capital therefor, as determined by the Purchaser using its commercially reasonable judgment); provided that nothing in this Section 6.7(a) shall limit or impair the authority of the Purchaser’s Board of Directors or management from taking actions or making decisions that they determine to be in the best interests of the Purchaser’s stockholders or that they believe are appropriate to comply with their fiduciary duties or other applicable Law.

(b)          After the Closing Date, subject to applicable Law, the Purchaser shall, or shall cause the Company to, promptly make the Seprehvir product and any enhancements, combinations or derivatives thereof available as requested for compassionate use to the Shareholders, any Related Party and their respective families and close friends.

Section 6.8           Staff Incentive Scheme.

(a)          After the Closing Date and subject to Section 6.8(h), the Purchaser covenants and agrees that, subject to applicable Law, the Purchaser shall cause the Company to maintain the Staff Incentive Scheme pursuant to the Staff Incentive Scheme Rules.

(b)          The Shareholders have agreed that, upon issuance of the Closing Shares, 6% of the Closing Shares deliverable to the Shareholders’ Representative for distribution to the Shareholders (net of certain deductions as specified in the Staff Incentive Scheme Rules) shall be held by the Shareholders’ Representative for the purposes of the Staff Incentive Scheme (the “Closing Incentive Shares”).

(c)          The Shareholders have agreed that: (i) in the event a Qualified Financing occurs, (A) upon issuance of the Non-Escrow Shares, 6% of the Non-Escrow Shares deliverable to the Shareholders’ Representative for distribution to the Shareholders (net of certain deductions as specified in the Staff Incentive Scheme Rules) shall be held by the Shareholders’ Representative for the purposes of the Staff Incentive Scheme (the “Non-Escrow Incentive Shares”), (B) upon release of the Escrow Shares from escrow pursuant to the Escrow Agreement, 6% of the Escrow Shares deliverable to the Shareholders’ Representative for distribution to the Shareholders (net of certain deductions as specified in the Staff Incentive Scheme Rules) shall be held by the Shareholders’ Representative for the purposes of the Staff Incentive Scheme (the “Escrow Incentive Shares”); and (ii) in the event a Qualified Financing does not occur, upon issuance of the Contingency Shares, 6% of the Contingency Shares deliverable to the Shareholders’ Representative for distribution to the Shareholders (net of certain deductions as specified in the Staff Incentive Scheme Rules) shall be held by the Shareholders’ Representative for the purposes of the Staff Incentive Scheme (the “Contingency Incentive Shares” and, together with the Closing Incentive Shares, the Non-Escrow Incentive Shares and the Escrow Incentive Shares, the “Incentive Shares”). For the avoidance of doubt, unless the Closing Incentive Shares, Non-Escrow Incentive Shares, Escrow Incentive Shares or Contingency Incentive Shares have been sold by the Shareholders’ Representative in accordance with Section 6.8(d), such shares remain subject to the offset mechanism in Section 8.5(a) to satisfy any Loss for which the Shareholders may be liable under Article VIII.

(d)          Once any Incentive Shares are free from any restrictions on marketability, the Shareholders’ Representative will sell those Incentive Shares and the proceeds of sale of each category of Incentive Shares shall be a bonus pool available under the Staff Incentive Scheme (together the “Bonus Pools” and each a “Bonus Pool”).

(e)          The Purchaser, the Company and the Shareholders’ Representative agree that the Shareholders’ Representative has the right to make a recommendation to the Company to make awards from each Bonus Pool to participants in the Staff Incentive Scheme. The Shareholders’ Representative agrees that a recommendation may only be made at the same time in respect of the whole of each Bonus Pool. The Shareholders’ Representative further agrees with the Purchaser and the Company that any recommendation will be decided reasonably, in a non-discriminatory manner which fairly reflects the contributions of each participant towards achieving the objectives set out in the Staff Incentive Scheme Rules and in accordance with applicable Law. Before making any recommendation, the Shareholders’ Representative agrees that it will consult with the Purchaser as to the proposed grant of awards and the amount of deductions required in connection with them as envisaged by Section 6.8(g) and will give the Purchaser reasonable opportunity to make representations in relation to the grant of awards under the Staff Incentive Scheme and will consider any representations made by the Purchaser in its recommendation to the Company.

(f)           Following any recommendation made by the Shareholders’ Representative in accordance with Section 6.8(e), the Company will consider that recommendation in good faith and will send to Dayspring a schedule (the “Bonus Schedule”) setting out the awards from that Bonus Pool which it is willing to make to participants in the Staff Incentive Scheme. The Purchaser and the Company agree that any awards set out in the Bonus Schedule will be decided reasonably, in a non-discriminatory manner which fairly reflects the contributions of each participant towards achieving the objectives set out in the Staff Incentive Scheme Rules and in accordance with applicable Law. If the Bonus Schedule reflects the Shareholders’ Representative’s recommendation or if the Shareholders’ Representative otherwise accepts the Bonus Schedule, within five Business Days of receipt of the Bonus Schedule, the Shareholders’ Representative will transfer sufficient cash amounts to the Company as required to make the payments shown on the Bonus Schedule, the deductions envisaged by Section 6.8(g) and to enable the Company to pay all employer’s national insurance and employer’s pension contributions that are required to be made by the Company by applicable Law in connection with the payments to be made under the Staff Incentive Scheme (the “Bonus Funding”). On the next payroll date falling at least five Business Days after the receipt by the Company of the Bonus Funding, the Company shall pay the awards to the participants in the Staff Incentive Scheme in accordance with the Bonus Schedule.

(g)          In making payments to participants in the Staff Incentive Scheme, the Company shall be entitled to deduct from the amount of any such payment any tax-related deductions required to be made by the Company by applicable Law (including personal income tax, employee’s national insurance, social security and/or pension contributions for which each respective participant in the Staff Incentive Scheme is liable). The Purchaser and the Company agree to comply with applicable Law with respect to any tax-related deductions from the amount of any such payment by the Shareholders’ Representative in accordance with this Section 6.8(g).

(h)          The Purchaser may, at any time, direct the Company to terminate the Share Incentive Scheme. The Shareholders’ Representative may only terminate the Staff Incentive Scheme by notice in writing to the Purchaser given within ten Business Days of receipt of a Bonus Schedule if the Shareholders’ Representative disagrees with the proposed allocations set out in that Bonus Schedule. Within ten Business Days of any termination of the Share Incentive Scheme, the Company shall transfer to the Shareholders’ Representative’s Account the amount of any Bonus Pool or any other amounts paid by the Shareholders’ Representative to the Company to pay awards to the participants in the Staff Incentive Scheme that has not been paid to participants in the Share Incentive Scheme and any amounts deducted from any such payments in accordance with Section 6.8(g) or which represent employer’s national insurance and employer’s pension contributions in respect of payments made to participants in the Staff Incentive Scheme, and the Shareholder’s Representative shall distribute such amounts to the Shareholders based on each Shareholder’s pro rata ownership of the Shares immediately prior to the Closing, but the Purchaser shall not be concerned with such distribution and receipt of such sum in full in the Shareholders’ Representative’s Account shall be an effective discharge of the Purchaser’s obligation under this Section 6.8(h).

Section 6.9           Banking Arrangements. The Shareholders’ Representative shall procure that:

(a)          from the Closing Date until the earlier of the date on which such accounts are closed or the 60th day after the Closing Date, (i) no signatory to any of the Company’s bank accounts with The Royal Bank of Scotland in existence as at Closing (each, a “Bank Account”) shall take any action with respect to any Bank Account (including authorizing any payment therefrom), nor shall there be any variation to the identity of such authorized signatories, without the Purchaser’s prior written approval and (ii) each signatory to the Bank Accounts shall act in accordance with the Purchaser’s instructions (including in relation to the closing of any such accounts); and

(b)          all existing bank mandates to the Bank Accounts shall, as and when directed by the Purchaser, be revoked and new bank mandates shall be given to such banks in such form as the Purchaser may direct.

ARTICLE VII
Closing

Section 7.1           Closing. Unless otherwise mutually agreed in writing between the Purchaser and the Shareholders’ Representative, the Closing shall take place at the offices of Paul Hastings LLP, 10 Bishop’s Square, London, E1 6EG, UK, substantially concurrently with the execution of this Agreement. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

Section 7.2           Company Closing Deliveries. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to the Purchaser, the following deliverables, agreements and documents:

(a)          a certificate, dated as of the Closing Date, signed by the Secretary of the Company, (i) attaching copies of the Organizational Documents, and any amendments thereto, of the Company, (ii) attaching a true, correct and complete copy of the share register of the Company from the date of its incorporation or organization through the Closing Date, (iii) certifying that attached thereto are true, correct and complete copies of actions by written consent or resolutions duly adopted by the board of directors of the Company which adopt this Agreement and authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, (iv) certifying that attached thereto are true, correct and complete copies of actions by written consent or resolutions duly adopted by the Shareholders of the Company which adopt this Agreement and any Shareholder Related Agreement and authorize and approve the execution, delivery and performance of this Agreement and each Shareholder Related Agreement and the consummation of the transactions contemplated by this Agreement and the Shareholder Related Agreements, (v) certifying the good standing (or equivalent status in the relevant jurisdiction) of the Company in its jurisdiction of incorporation or organization and in each other jurisdiction where it is qualified to do business (or equivalent status in the relevant jurisdiction) and that there are no proceedings for the dissolution or liquidation of the Company, and (vi) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by the Company;

(b)          the statutory books (which shall be written up to but not including the Closing Date), the certificate of incorporation (and any certificate of incorporation on change of name), minute books and common seal (if any) of the Company, together with the Company’s authentication code for electronic filings at Companies House;

(c)          written resignations in a form reasonably satisfactory to the Purchaser, including confirmation that the writer has no claim against the Company for compensation for loss of office, fees or expenses or otherwise and that there are no outstanding agreements between the writer and the Company, from each of the directors and secretary of the Company (other than any director or secretary whom the Purchaser may wish should continue in office), effective as of immediately after the Closing;

(d)          a letter from the auditors of the Company notifying their resignation from such office, such resignations to take effect as at the Closing Date, acknowledging that they have no claim against the Company and containing a statement pursuant to section 519(2) of the Companies Act that there are no circumstances connected with their ceasing to hold office which they consider should be brought to the attention of any members or creditors, together with an acknowledgment in the agreed form that they have no claim against the Company;

(e)          a certified copy of resolutions adopted by the board of directors of the Company resolving that (A) in relation to the Dayspring Loan (x) the Debt Waiver, and (y) the Debt Capitalization be authorized, (B) the termination of the Company Rights be authorized in order to give effect to the transactions contemplated by this Agreement, (C) each of the transfers relating to the Shares be approved for registration and (subject only to the transfer being duly stamped) each transferee be registered as the holder of the Shares concerned in the register of members, (D) each of the persons nominated by the Purchaser shall be appointed directors and/or secretary, as the Purchaser shall direct (such appointments to take effect on the Closing Date) and (E) the resignations of the directors and secretary (if any) referred to in Section 7.2(c) shall be tendered and accepted so as to take effect at the close of the meeting (and each of the persons tendering his resignation shall deliver to the Company an acknowledgment in the agreed form executed as a deed that he has no claim against the Company);

(f)           a certificate (the “Consideration Certificate”), duly executed on behalf of the Company by the acting chief executive officer or chief financial officer of the Company, containing the following information and the representation and warranty of the Company that all of such information is true and accurate as of the Closing Date:

(i)           the name, address of record and tax identification number of each Shareholder,

(ii)           the number of Shares held by each Shareholder immediately prior to the Closing,

(iii)          the number of Shares being sold by each Shareholder pursuant to this Agreement, and

(iv)          the percentage of the Aggregate Consideration to which such Shareholder shall be entitled (based on each such Shareholder’s relative ownership of the Company immediately prior to the Closing and the number of Shares being sold by such Shareholder pursuant to this Agreement) (the “Consideration Percentage”);

(g)          evidence, in form and substance reasonably satisfactory to the Purchaser (including in relation to Tax), that each consent, approval, order or authorization of, or registration, declaration or filing with any Person required in connection with the execution, delivery or performance of this Agreement by the Company has been obtained or made and is in full force and effect, including that consents to the change of control have been obtained in respect of (i) the research collaboration agreement between the Company and the University of Sheffield and (ii) the research services agreement between the Company and the University of Glasgow;

(h)          written evidence, in a form reasonably satisfactory to the Purchaser, that: (i) the Company has caused to be paid to the Company all amounts owed to the Company by any Shareholder or any Related Party, and (ii) any debts of the Company owed to any of the Shareholders or to any Related Party (including, but not limited to, pursuant to the Dayspring Loan) have been canceled, such evidence in respect of (ii) to include:

(i)           a certified copy of resolutions adopted by the board of directors of Dayspring resolving that (A) the execution by Dayspring of the Debt Waiver, (B) the Debt Capitalization, and (C) the execution by Dayspring of a deed of release in respect of the security granted to Dayspring by the Company, be authorized;

(ii)           Debt Waiver and Debt Capitalization documentation, in a form reasonably satisfactory to the Purchaser, executed by Dayspring in respect of any outstanding payment obligations owed by the Company to Dayspring pursuant to the Dayspring Loan, together with any interest or premium accrued thereon;

(iii)          evidence reasonably satisfactory to the Purchaser that all Liens (other than Permitted Liens) on any of the assets of the Company have been released; including a deed of release, in a form reasonably satisfactory to the Purchaser, executed by Dayspring in respect of the security granted to Dayspring by the Company;

(iv)          a letter of subscription from Dayspring to the Company for the Capitalization Shares;

(v)          a new certificate executed by the Company in respect of the Capitalization Shares issued by the Company pursuant to the letter of subscription from Dayspring referred to in Section 7.2(h)(v);

(vi)          a Form MR04 to be filed at Companies House in respect of the release of security referred to in Section 7.2(h)(iii); and

(vii)        a Form SH01 to be filed at Companies House in respect of the allotment of Shares referred to in Section 7.2(h)(vi);

(i)           a deed of termination in respect of the consultancy services agreement between Bond Trust Limited and the Company, in a form reasonably satisfactory to the Purchaser, executed by each of the parties thereto;

(j)           in respect of the engagement letter dated 6 November 2014 between Evercore Partners International LLP (“Evercore”) and the Company, a novation agreement, in a form reasonably satisfactory to the Purchaser, executed by Evercore, the Company and Dayspring;

(k)          service agreements, in form reasonably satisfactory to the Purchaser, executed by the Employee listed on Schedule 7.2(k);

(l)           a counterpart to each of the restrictive agreements, each in substantially the form of Exhibit E hereto (collectively, the “Restrictive Agreements”), executed by each of the individuals listed on Schedule 7.2(l);

(m)          statements from each bank at which the Company has an account, giving the balance of each account at the close of business on the last Business Day before Closing; and

(n)          all cheque books in current use by the Company and written confirmation from the directors of the Company that no cheques have been written which remain uncashed.

Section 7.3           Shareholder Closing Deliveries. At or prior to the Closing, the Shareholders’ Representative shall deliver, or cause to be delivered, to the Purchaser, the following deliverables, agreements and documents:

(a)          duly executed stock transfer forms in respect of all of the Shares in favor of the Purchaser together with the relevant share certificates in respect thereof, in each case, showing the name of the relevant Shareholder as the registered holder (or, in the case of any lost, stolen, mutilated or destroyed certificates, an indemnity, in form reasonably satisfactory to the Purchaser), and any power of attorney under which any such transfer is executed on behalf of the Shareholder or any nominee;

(b)          the consents, in substantially the form of Exhibit D hereto, executed by the spouse of each of the Shareholders who is married;

(c)          a copy of the minutes of a duly held meeting of the directors of each Shareholder that is a body corporate authorizing the execution by such Shareholder of the Agreement (such copy minutes being certified as correct by the secretary or a director of such Shareholder);

(d)          evidence, in form and substance reasonably satisfactory to the Purchaser (including in relation to Tax), that each consent, approval, order or authorization of, or registration, declaration or filing with any Person required in connection with the execution, delivery or performance of this Agreement by any Shareholder has been obtained or made and is in full force and effect;

(e)          powers of attorney in the agreed form from the Shareholders or any nominee to allow the Purchaser (or its nominee) to vote shares;

(f)           an accredited investor questionnaire, in form reasonably satisfactory to the Purchaser, executed by each Shareholder that is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act;

(g)          a “bad actor” questionnaire relating to Rule 501(d) of the Securities Act, in form reasonably satisfactory to the Purchaser, executed by each shareholder that is an officer, director or promoter of the Company or a beneficial owner of 20% or more of the Shares;

(h)          a purchaser representative questionnaire, in form reasonably satisfactory to the Purchaser, executed by each Shareholder that is not an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act;

(i)           completed selling stockholder questionnaires in the form attached as Exhibit A to the Registration Rights Agreement, executed by each of the Shareholders;

(j)           a deed of termination in respect of the Shareholders Agreement, in a form reasonably satisfactory to the Purchaser, executed by each of the parties thereto;

(k)          a deed of termination in respect of the investment agreement dated 30 March 2005 between the University of Glasgow, GU Holdings Limited, Dayspring and the Company for the sale and purchase of shares in the Company (the “Investment Agreement”), in a form reasonably satisfactory to the Purchaser, executed by each of the parties thereto;

(l)           a counterpart to the Registration Rights Agreement in substantially the form of Exhibit F hereto (the “Registration Rights Agreement”), executed by each of the Shareholders; and

(m)          a counterpart to that certain agreement in substantially the form of Exhibit G hereto (the “Side Agreement”), executed by each of the Shareholders, the Company and the Shareholders’ Representative.

Section 7.4           Purchaser and Sorrento Closing Deliveries. At or prior to the Closing, the Purchaser and Sorrento shall deliver, or cause to be delivered, to the Shareholders’ Representative the following deliverables, agreements and documents:

(a)          a certificate, dated as of the Closing Date, signed by the Secretary of Sorrento, (i) certifying that attached thereto are true, correct and complete copies of actions by written consent or resolutions duly adopted by the board of directors of Sorrento which adopt this Agreement and any Purchaser Related Agreement and authorize and approve the execution, delivery and performance of this Agreement and each Purchaser Related Agreement and the consummation of the transactions contemplated by this Agreement and the Purchaser Related Agreements, (ii) certifying that attached thereto are true, correct and complete copies of actions by written consent or resolutions duly adopted by the board of directors of the Purchaser which adopt this Agreement and any Purchaser Related Agreement and authorize and approve the execution, delivery and performance of this Agreement and each Purchaser Related Agreement and the consummation of the transactions contemplated by this Agreement and the Purchaser Related Agreements, and (iii) certifying the incumbency, signature and authority of the officers of Sorrento and the Purchaser authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by Sorrento or the Purchaser;

(b)          a counterpart to each of the Restrictive Agreements, duly executed by the Purchaser;

(c)          a copy of the irrevocable written instructions delivered by Sorrento to Sorrento’s transfer agent dated as of the Closing Date instructing the transfer agent to issue the Closing Shares, in accordance with Section 1.2(a);

(d)          evidence, in form and substance reasonably satisfactory to the Shareholders’ Representative, that each consent, approval, order or authorization of, or registration, declaration or filing with any Person required in connection with the execution, delivery or performance of this Agreement by the Purchaser and Sorrento has been obtained or made and is in full force and effect;

(e)          a counterpart to the Registration Rights Agreement, executed by Sorrento; and

(f)           a counterpart to the Side Agreement, executed by the Purchaser and Sorrento.

ARTICLE VIII
Indemnification

Section 8.1           Indemnification Obligations.

(a)          Dayspring shall indemnify the Purchaser and its Affiliates (including the Company after the Closing), stockholders, officers, directors, managers, employees, agents, partners, Representatives, successors and assigns (collectively, the “Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such Indemnified Parties as and when incurred (but solely by means of the mechanism pursuant to Section 8.5(a) and subject at all times to the other limitations pursuant to the other terms of this Article VIII) for any Losses which any such Indemnified Party suffers, sustains or becomes subject to, as a result of, arising out of or by virtue of:

(i)            any inaccuracy in or breach of any representation or warranty of the Company or Dayspring set forth in this Agreement or any of the Schedules or Exhibits attached to this Agreement, the Consideration Certificate or any other Shareholder Related Agreement (and, for the purposes of determining whether there is an inaccuracy in or breach of, and for calculating the amount of any Losses incurred in connection with an inaccuracy in or breach of:

(1)       any representation or warranty which contains a materiality or other similar qualification (other than a Company Material Adverse Effect), any individual Loss or group or series of related Losses that exceeds $10,000 shall be deemed to be material unless a different amount is explicitly set forth in the applicable representation or warranty; and

(2)       any representation or warranty qualified by reference to a Company Material Adverse Effect, any individual Loss or group or series of related Losses that exceeds $150,000 shall be deemed to give rise to a Company Material Adverse Effect);

(ii)           any non-fulfillment or breach of any covenant, agreement or undertaking made by the Company (solely to the extent any such covenant, agreement or undertaking was to be performed by the Company on or prior to the Closing) or Dayspring in this Agreement or any of the Schedules or Exhibits attached to this Agreement, or in any Shareholder Related Agreement;

(iii)           any of the Employee Plans in respect of or relating to any period ending on or prior to the Closing Date;

(iv)          the manner in which the Company compensated Employees or consultants of the Company on or prior to the Closing Date;

(v)          any matter set forth on Schedule 8.1(a) hereto;

(vi)          without duplication, the Net Debt Surplus, solely to the extent not otherwise paid by the Shareholders’ Representative pursuant to Section 1.3(h);

(vii)        any fraud or intentional misrepresentation of the Company or Dayspring with respect to any representation or warranty of the Company or Dayspring contained in this Agreement, the Consideration Certificate or any other Shareholder Related Agreement;

(viii)       except to the extent reflected or taken into account as a liability in the Final Closing Statement, any liability or obligation of the Company for (A) any Taxes that are the responsibility of the Shareholders pursuant to Section 6.2(c), (B) the unpaid Taxes of any Person for which the Company is liable by reason of being a member of an affiliated, consolidated, combined, unitary, or similar group for Tax purposes prior to the Closing Date, as a transferee or successor, by Contract or otherwise, (C) any liability of the Company to make a payment on or after the Closing Date, or to make a repayment on or after the Closing Date, of the whole or any part of any payment, to any person in respect of Group Relief under any arrangement or agreement entered into by the Company on or before Closing, (D) the loss in whole or in part of the right of the Company to receive any payment for Group Relief under any arrangement or agreement entered into on or before the Closing where such payment was taken into account in the Company Financial Statements or Final Closing Statement, (E) any Tax or other liability that arises as a result of the failure to terminate any loss sharing or Group Relief, Tax allocation, indemnity or sharing agreement between the Company and any other Person on or prior to the Closing Date; or (F) any Payroll Type Tax liability arising in respect of, by reference to or in consequence of (i) the issuance of, the transfer or disposal of or any other event (in the case of the Shares on or prior to the Closing) affecting the Shares, the Closing Shares, the Non-Escrow Shares, the Escrow Shares, the Contingency Shares and/or the Regulatory Approval Shares, (ii) a failure by any Shareholder to make any election required by ITEPA, (iii) the Debt Waiver and Debt Capitalization, or (iv) the Staff Incentive Scheme, whether under Part 7A of the Income Tax (Earnings and Pensions) Act 2003 or otherwise,  save to the extent that such liability has been validly deducted from payments to employees pursuant to Section 6.8 prior to the date on which such liability becomes due and payable to the relevant Tax Authority; and (G) all reasonable Costs incurred by the Purchaser or Sorrento, any other member of Sorrento’s or the Purchaser’s group or the Company in connection with a claim under (A) to (F) above in this Section 8.1(a)(viii) (together the “Tax Indemnity”);

(ix)           the operations, actions or omissions of the Company prior to the Closing, other than (A) the obligations of the Company under any Material Contracts or Governmental Authorizations held by the Company solely to the extent such obligations were not required to be performed on or prior to the Closing Date and accrue and relate to the operation of the business of the Company subsequent to the Closing Date and (B) any matter set forth on the Disclosure Schedule which is not covered by a specific indemnity set out in Schedule 8.1(A); and

(x)          any Legal Proceeding commenced by any Indemnified Party for the purpose of enforcing any of its rights under this Section 8.1 resulting from the failure of Dayspring to indemnify such Indemnified Party in accordance with the terms hereof.

(b)          In the event that the Company suffers, incurs or otherwise becomes subject to any Losses as a result of any inaccuracy in or breach of any representation, warranty, covenant or obligation of the Company or the Shareholders or other matter referred to in Section 8.1(a), then (without limiting any of the rights of the Purchaser as an Indemnified Party) the Purchaser shall also be deemed, by virtue of their ownership of the Shares, to have suffered, incurred or otherwise become subject to Losses as a result of and in connection with such inaccuracy, breach, alleged breach or other matter.

(c)          The current or former shareholders of the Company shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or any liability to which such current or former shareholders of the Company may become subject under or in connection with this Agreement or any other agreement or document delivered to the Purchaser in connection with this Agreement.

(d)          From and after the Closing, each of the Shareholders, on a several and not joint and several basis, shall indemnify the Indemnified Parties and save and hold each of them harmless against and pay on behalf of or reimburse such Indemnified Parties as and when incurred (but solely by means of the offset mechanism pursuant to Section 8.5(a) and subject at all times to the other limitations pursuant to the other terms of this Article VIII) for any Losses which any such Indemnified Party suffers, sustains or becomes subject to, as a result of, arising out of or by virtue of (i) any inaccuracy in or breach of any representation or warranty of such Shareholder set forth in Article III or any Shareholder Related Agreement to which such Shareholder is a party or (ii) any non-fulfillment or breach of any covenant of such Shareholder set forth in this Agreement or any Shareholder Related Agreement to which such Shareholder is a party.

(e)          From and after the Closing, GU Holdings Limited shall indemnify the Indemnified Parties and save and hold each of them harmless against and pay on behalf of or reimburse such Indemnified Parties as and when incurred for any Losses arising from Claims against the Purchaser or its directors by any Person in possession of the lost share certificate in respect of the Shares sold (or purportedly sold) by GU Holdings Limited pursuant to the terms of this Agreement or claiming to be entitled to such Shares.

Section 8.2           Indemnification Procedure.

(a)          Promptly following receipt by an Indemnified Party of notice by a third-party (including any Governmental Body) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to indemnification pursuant to this Agreement (a “Third-Party Claim”), or upon realization of a Loss by an Indemnified Party for which the Indemnified Party is entitled to indemnification under this Article VIII, such Indemnified Party shall promptly provide written notice thereof to the party or parties obligated to provide indemnification pursuant to this Article VIII (the “Indemnifying Party”), stating the claim, the aggregate amount thereof and the basis thereof; provided, however, that the failure to so promptly notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Article VIII with respect to such Third-Party Claim only if, and only to the extent that, such failure to so notify the Indemnifying Party materially prejudices the rights and defenses otherwise available to the Indemnifying Party with respect to such Third-Party Claim. Such written notice of a Third-Party Claim shall include a description (and a copy of all pleadings and correspondence to or from any third party related thereto, if available) of the Third-Party Claim and any other information that the Indemnified Party deems appropriate. The Indemnifying Party shall have the right, upon written notice from the Indemnifying Party delivered to the Indemnified Party within 10 days thereafter assuming full responsibility for any Losses resulting from such Third-Party Claim, to assume the defense of such Third-Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided, however, that the Indemnifying Party shall not have the right to assume the defense of any Third-Party Claim that (i) affects any Company Intellectual Property, (ii) is asserted directly by or on behalf of any Person that is a supplier or a customer of the Company, the Indemnified Party or their Affiliates, (iii) seeks an injunction or other equitable relief against the Indemnified Party or its Affiliates, (iv) involves a finding of any violation of Law or other wrongdoing by the Indemnified Party, the Company or their Affiliates, (v)  relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, or (vi) does not seek only monetary damages and, in the case of this clause (vi), the Indemnified Party reasonably believes an adverse determination with respect to the Third-Party Claim would be detrimental to or materially injure the reputation or future business prospects of the Indemnified Party. In the event, however, that the Indemnifying Party declines or fails to assume the defense of such Third-Party Claim on the terms of this Section 8.2(a) or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 10 day period, or thereafter defaults in continuing to defend the Indemnified Party, then any Losses shall include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred. In addition, Losses shall include, as incurred, the reasonable fees and disbursements of counsel for the Indemnified Party: (A) that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense, (B) if the Indemnified Party employs separate counsel due to the Indemnified Party being advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnified Party and the Indemnifying Party, (C) if the Indemnified Party employs separate counsel because there are one or more legal or equitable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, or (D) if the Indemnified Party employs separate counsel because such audit, investigation, action or proceeding involves, or could reasonably be expected to have a material adverse effect on, any matter beyond the scope of the indemnification or defense obligations of the Indemnifying Party.

(b)          In any Third-Party Claim for which indemnification is being sought under this Article VIII, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Third-Party Claim, shall have the right to participate in such matter and to retain its own counsel at such party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter, the defense of which it is maintaining, and to cooperate in good faith with the other party with respect to the defense of any such matter.

(c)          No Indemnified Party may settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought under this Article VIII without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld, conditioned or delayed), unless (i) the Indemnifying Party fails to assume and maintain diligently the defense of such Third-Party Claim pursuant to Section 8.2(a) or fails to reimburse the Indemnified Party within 30 days for expenses incurred by the Indemnified Party in defending itself against any Third-Party Claim in the circumstance where the Indemnifying Party fails to assume the defense of the Indemnified Party or as required under the last sentence of Section 8.2(a) or, having assumed the defense, thereafter defaults in pursuing such defense, or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim without further actual or potential monetary liability to the Indemnifying Party. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought under this Article VIII unless such settlement, compromise or consent (A) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim, (B) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, and (C) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(d)          In the event an Indemnified Party claims a right to payment pursuant to this Agreement with respect to any Loss or other matter not involving a Third-Party Claim (a “Direct Claim”), such Indemnified Party shall promptly send written notice of such claim to the Indemnifying Party (a “Notice of Claim”). Such Notice of Claim shall specify the basis for such Direct Claim and the aggregate amount thereof. The failure by any Indemnified Party to so promptly notify the Indemnifying Party shall relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any Direct Claim made pursuant to this Section 8.2(d) only if, and only to the extent that, such failure to so promptly notify the Indemnifying Party materially prejudices the rights and defenses otherwise available to the Indemnifying Party with respect to such Direct Claim. In the event the Indemnifying Party does not notify the Indemnified Party within 10 days following its receipt of such Notice of Claim that the Indemnifying Party disputes the Indemnifying Parties’ liability to the Indemnified Party under this Article VIII or the amount thereof, the Direct Claim specified by the Indemnified Party in such Notice of Claim shall be conclusively deemed a liability of the Indemnifying Party under this Article VIII, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Direct Claim (or any portion of the Direct Claim) is estimated, on such later date when the amount of such Direct Claim (or such portion of such Direct Claim) becomes finally determined, in each case, with such payment to be rendered pursuant to the offset mechanism in accordance with Section 8.5(a). In the event the Indemnifying Party has timely disputed its liability with respect to such Direct Claim as provided in this Section 8.2(d), as promptly as reasonably practicable, such Indemnified Party and the Indemnifying Party shall establish the merits and amount of such Direct Claim (by mutual agreement, litigation or otherwise) and, within five Business Days following the final determination of the merits and amount of such Direct Claim, the Indemnifying Party shall pay to the Indemnified Party in accordance with the offset mechanism pursuant to Section 8.5(a) an amount equal to such Direct Claim as determined pursuant to this Section 8.2(d). If a dispute exists as to the amount of any Direct Claim, the prevailing party shall be entitled to all legal and other fees paid in asserting or defending such Direct Claim, as the case may be (which legal and other fees, if owed by the Shareholders, shall be payable pursuant to the offset mechanism pursuant to Section 8.5(a)).

(e)          For all purposes of this Section 8.2, if the Shareholders are the Indemnifying Party, then the Notice of Claim shall be delivered to the Shareholders’ Representative.

(f)           Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 8.2 shall not apply to any Third-Party Claims relating to Taxes.

Section 8.3           Survival Period. Any claim (whether such claim is framed in tort, contract or otherwise, but other than claims arising from fraud or willful misrepresentation on the part of a party to this Agreement in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the transactions contemplated by this Agreement shall survive the Closing for, and all claims in connection therewith shall be asserted not later than 18 months from the Closing Date; provided, however, that:

(a)          claims in respect of each of the representations and warranties contained in Section 2.9 (Taxes), and the Tax Indemnity, shall survive until the date falling 90 days following the date of expiration of the period which, under the applicable Laws of the jurisdiction in which the relevant Tax giving rise to the Tax liability is payable, the relevant Tax Authority may bring an action, claim or proceeding relating to that Tax liability;

(b)          claims in respect of each of the representations and warranties contained in Section 3.13 (Residence) shall survive until the date falling 90 days following the date of expiration of the period which, under the applicable Laws of the jurisdiction in which the relevant liability arises, any Person may bring an action, claim or proceeding relating to that liability;

(c)          claims in respect of each of the representations and warranties contained in Section 2.4(b) (No Conflict), Section 2.4(c) (Required Filings and Consents), Section 2.12 (Intellectual Property), Section 2.15 (Environmental Matters), Section 2.16 (Employee Matters), Section 2.17 (Employee Benefit Plans), Section 2.18 (Pensions), Section 2.28 (Related Party Transactions), Section 2.34 (Regulatory Filings), Section 3.1(b) (No Conflict; Required Filings and Consents)), shall survive until the second anniversary of the Closing Date;

(d)          claims in respect of each of the representations and warranties contained in Section 2.1 (Organization and Good Standing), Section 2.2 (Capitalization), Section 2.3 (Subsidiaries), Section 2.4(a) (Authority), Section 2.21 (Brokerage and Transaction Bonuses), Section 3.1(a) (Authority), Section 3.2 (Ownership; Title to Shares) and Section 3.5 (Brokerage) (collectively, the “Fundamental Representations”), shall survive until the fifth anniversary of the Closing Date; and

(e)          claims under paragraph 1 of Schedule 8.1(a) (Staff Incentive Scheme) shall survive until the later of (i) 31 December 2019 or (ii) 12 months after the expiry or termination of the Staff Incentive Scheme.

Notwithstanding the foregoing, if, prior to the close of business on the last Business Day a claim for indemnification may be asserted under this Article VIII, the Indemnifying Party shall have been properly notified in writing of a claim for indemnity under this Article VIII and such claim shall not have been finally resolved or disposed of as of such date, such claim shall continue to survive and shall remain a basis for indemnity under this Article VIII until such claim is finally resolved or disposed of in accordance with the terms of this Agreement. All agreements and covenants of the parties contained in this Agreement to be performed after the Closing shall continue in accordance with their respective terms.

Section 8.4           Investigations. The respective representations and warranties of the parties contained in this Agreement or any certificate or other document delivered by any party at or prior to the Closing and the rights to indemnification set forth in this Article VIII shall not be deemed waived or otherwise affected by any investigation made, or Knowledge acquired, by a party.

Section 8.5           Offset; Limitations on Liability.

(a)          The Purchaser shall be entitled to set-off any amount or right it may be entitled to pursuant to this Agreement against any amount, right or obligations owed to any Shareholder under this Agreement or any Shareholder Related Agreement; provided, however, that in the event any Indemnified Party shall suffer any Losses for which such Indemnified Party is entitled to indemnification under this Article VIII, such Indemnified Party shall only be entitled to recover such Losses by: first, offsetting such Losses against any Escrow Shares which have not been released from escrow until the Escrow Shares are wholly exhausted and, thereafter, any remaining portion of such Loss shall be satisfied, at the election of the Indemnifying Party, but subject to Section 8.5(b), (x) by offsetting such Losses against the amount of the Non-Escrow Shares or Contingency Shares to be delivered to the Shareholders’ Representative for the benefit of such Indemnifying Party, provided, however, that if an Indemnified Party in good faith has given written notice of a Third-Party Claim containing a claim which has not been resolved in full prior to the date on which the Purchaser would otherwise be required to procure the issue of the Contingency Shares, Sorrento shall not be required to issue an amount of Contingency Shares equal to the amount described in each such written notice of a Third-Party Claim, up to the total number of Contingency Shares, until such resolution has taken place, whereupon Sorrento shall issue an amount of Contingency Shares equal to the amount of the claim not resolved in the Indemnified Party’s favor, (y) if the Indemnifying Party holds any shares of Purchaser Stock (whether Non-Escrow Shares that have been issued and delivered pursuant to Section 1.4(a)(i) or Escrow Shares that have been released from escrow pursuant to the Escrow Agreement) or Contingency Shares, in each case, that are not free from restrictions on marketability at the time when indemnification under this Article VIII is due, by transferring to the Purchaser (or its designee) a number of such shares of Purchaser Stock or Contingency Shares, as the case may be, held by such Indemnifying Party (or any designee thereof), in each case, with an aggregate value equal to the applicable Indemnifying Party’s share of the Losses, calculated by reference to the Per Share Price; or (z) if the Indemnifying Party holds any shares of Purchaser Stock (whether Non-Escrow Shares that have been issued and delivered pursuant to Section 1.4(a)(i) or Escrow Shares that have been released from escrow pursuant to the Escrow Agreement) or Contingency Shares, in each case, that are free from restrictions on marketability at the time when indemnification under this Article VIII is due, by transferring to the Purchaser (or its designee) a number of such shares of Purchaser Stock or Contingency Shares, as the case may be, held by such Indemnifying Party (or any designee thereof), in each case, with an aggregate value equal to the applicable Indemnifying Party’s share of the Losses, calculated by reference to (1) in the case of shares of Purchaser Stock, the closing price per share of the Purchaser Stock, as reported on the Nasdaq Capital Market (or other principal stock exchange or securities market on which such shares are then listed or quoted or dealt in) as of the time at which such shares of Purchaser Stock have been issued and are freely tradeable or (2) in the case of Contingency Shares, the closing price per share of the Sorrento Common Stock, as reported on the Nasdaq Capital Market as of the time at which such shares of Sorrento Common Stock have been issued and are freely tradeable, in each case together with, to the extent necessary in order to satisfy its indemnification obligations under this Article VIII, all cash proceeds from previous sales of shares or stock delivered to the Indemnifying Party as consideration under this Agreement and the Indemnifying Party’s share of the Closing Consideration; provided, further, however, that the Indemnifying Party shall at its absolute discretion be entitled to pay for any Losses directly instead of subjecting any shares of Purchaser Stock or Contingency Shares to the offset mechanism set forth in this Section 8.5(a) Notwithstanding the foregoing, if, as of the date that an Indemnified Party is entitled to offset Losses pursuant to this Article VIII, the Escrow Shares have not yet been delivered to the Escrow Agent, then the amount of Escrow Shares to be delivered to the Escrow Agent shall be reduced by the value of such Losses (or, if applicable, the amount of the Non-Escrow Shares or Contingency Shares to be delivered to the Shareholders’ Representative for the benefit of that Indemnifying Party shall be reduced thereby).

(b)          At any time prior to the Company’s discharge of its obligation to pay the Regulatory Approval Consideration pursuant to Section 1.6, subject at all times to the other limitations pursuant to the other terms of this Article VIII, the Purchaser shall at its absolute discretion be entitled to offset any Losses, to the extent the Indemnified Parties have not been indemnified pursuant to this Article VIII, against its obligation to pay the Regulatory Approval Consideration up to a maximum of 80% of the Regulatory Approval Consideration.

(c)          Notwithstanding anything to the contrary in this Agreement:

(i)           in no event shall the aggregate amount of the indemnification obligation of the Indemnifying Parties pursuant to this Article VIII exceed, on a cumulative basis, 80% of the Realized Purchase Price (and in no event shall the aggregate amount of the indemnification obligation of a Shareholder pursuant to this Article VIII exceed, on a cumulative basis, an amount equal to that portion of 80% of the Realized Purchase Price to which such Shareholder is entitled based on its Consideration Percentage);

(ii)           in no event shall the aggregate amount of the indemnification obligation of the Indemnifying Parties for Losses resulting from the Tax Indemnity or any inaccuracy or breach of the Fundamental Representations or the representations and warranties contained in Section 2.9 (Taxes) pursuant to this Article VIII exceed, on a cumulative basis, 80% of the Realized Purchase Price (and in no event shall the aggregate amount of the indemnification obligation of a Shareholder for Losses resulting from the Tax Indemnity or any inaccuracy or breach of the Fundamental Representations pursuant to this Article VIII exceed, on a cumulative basis, an amount equal to that portion of 80% of the Realized Purchase Price to which such Shareholder is entitled based on its Consideration Percentage);

(iii)          except for Losses resulting from the Tax Indemnity or any inaccuracy or breach of any applicable Fundamental Representation, in no event shall the aggregate amount of claims against the Shareholders (whether such claims are framed in tort, contract or otherwise) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the transactions contemplated by this Agreement exceed in the aggregate an amount equal to 40% of the Realized Purchase Price (and in no event shall the aggregate amount of the indemnification obligation of a Shareholder for such Losses exceed, on a cumulative basis, an amount equal to that portion of 40% of the Realized Purchase Price to which such Shareholder is entitled based on its Consideration Percentage);

provided, however, that (A) the foregoing limitations in clauses (i), (ii) and (iii) shall not apply in cases of fraud or willful misrepresentation on the part of the Company or any of the Shareholders in connection with the transactions contemplated by this Agreement, and (B) in no event shall any Shareholder be liable for any other Shareholder’s breach of any representation or warranty made by such other Shareholder in Article II or Article III or pursuant to any Shareholder Related Agreement.

(d)          Notwithstanding anything in this Agreement to the contrary, no indemnification claims for Losses shall be asserted by the Indemnified Parties under Section 8.1(a)(i), Section 8.1(a)(ix) or Section 8.1(d), respectively, unless (i) any individual Loss or group or series of related Losses exceeds $10,000 (such Loss or group or series of related Losses that does not exceed $10,000, the “De Minimis Losses”), and (ii) the aggregate amount of Losses that would otherwise be payable under Section 8.1(a)(i) and Section 8.1(d) (which shall not include for such purposes De Minimis Losses), exceeds $150,000 (the “Basket Amount”), whereupon the Indemnified Party shall be entitled to receive amounts for all such Losses; provided that the foregoing limitation shall not apply in cases of (i) a claim under the Tax Indemnity; and (ii) fraud or willful misrepresentation on the part of the Indemnifying Party. For the purposes of determining whether a representation or warranty has been breached or is inaccurate and for calculating the amount of any Losses incurred in connection with:

(i)           any breach of a representation or warranty qualified by materiality or any similar qualification (other than a qualification as to Company Material Adverse Effect), any individual Loss or group or series of related Losses that exceeds $10,000 shall be deemed to be material and the whole amount of such Loss or Losses shall be recoverable, unless a different amount is explicitly set forth in the applicable representation or warranty;

(ii)           any breach of a representation or warranty qualified by reference to a Company Material Adverse Effect, any individual Loss or group or series of related Losses that exceeds $150,000 shall be deemed to give rise to a Company Material Adverse Effect.

Section 8.6          No Duplication of Recovery. Any amounts payable pursuant to this Article VIII shall be paid without duplication (e.g., if an Indemnified Party is reimbursed for Losses, another Indemnified Party may not be reimbursed for the same Losses to the extent of the reimbursement amount received by such first Indemnified Party), and in no event shall any Indemnified Party be indemnified under different provisions of this Agreement for the same Losses.

Section 8.7           Net Losses. Notwithstanding anything contained herein to the contrary, the amount of any Losses for which an Indemnified Party may be entitled to indemnification under this Article VIII shall be reduced to the extent of (a) any insurance proceeds that the Indemnified Party or any of its Affiliates actually receives with respect to such Losses (net of any out-of-pocket costs of collection and increases in premiums attributable to the claim), and (b) any Tax benefit actually realized by the Indemnified Party or any of its Affiliates as a cash reduction in Taxes payable in the year such Losses are incurred in connection with such Losses or the events or circumstances giving rise to such Losses. Each Indemnified Party shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries. Notwithstanding the foregoing but without prejudice to the Purchaser’s ability to recover from the Shareholders and without requiring the Purchaser to take any such steps before seeking recovery from the Shareholders, unless the Indemnifying Party agrees otherwise in writing the Purchaser shall (and shall cause the Company to) use commercially reasonable efforts to make and pursue claims for Losses under (i) the run off coverage under the Company’s clinical trial insurance policies obtained and paid for prior to the date hereof in the United Kingdom and (ii) the Company’s clinical trial insurance policies obtained and paid prior to the date hereof in the United States (or any replacement thereof), including the run off coverage relating thereto (collectively, the “Clinical Trial Policies”), and not knowingly and voluntarily take any steps outside the ordinary course of business to revoke, cancel or reduce the coverage under the Clinical Trial Policies except where not taking such steps could reasonably be expected to have a material adverse impact on the Company, provided, however, that the Indemnifying Party must fund in advance any reasonable out-of-pocket costs incurred by the Purchaser and/or the Company in pursuing the insurer and further indemnify the Purchaser and the Company for any Loss incurred as a result. If any such proceeds, benefits or recoveries are received by an Indemnified Party or any of its Affiliates with respect to any Losses after payment has been made to the Indemnified Party with respect thereto (whether directly or by off-set pursuant to Section 8.5(a)), the Indemnified Party shall promptly pay back, or cause its appropriate Affiliates to pay back, the amount of such proceeds, benefits or recoveries (up to the amount received by the Indemnified Party with respect to such Losses, subject to the limitations herein) to the Indemnifying Party.

Section 8.8           Exclusive Remedy. From and after Closing, the sole and exclusive remedy of the Indemnified Parties with respect to any and all claims (whether such claim is framed in tort, contract or otherwise, but other than claims arising from fraud on the part of a party to this Agreement in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation of the Company or the Shareholders set forth herein or otherwise relating to the transactions contemplated by this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII and the Escrow Agreement. In furtherance of the foregoing, each of the Purchaser and Sorrento, on their own behalf and on behalf of each other Indemnified Party, hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the transactions contemplated by this Agreement it may have against the other parties and their Affiliates and each of their respective Representatives arising under or based upon any applicable Law or in equity, except pursuant to the indemnification provisions set forth in this Article VIII and the Escrow Agreement. Any payment made to the Indemnified Parties by set off pursuant to Section 8.5(a) on behalf of (or for the benefit of) the Shareholders pursuant to this Article VIII shall constitute full satisfaction of any obligation of the Shareholders to make such payment to the Indemnified Parties. Nothing in this Section 8.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.14.

Section 8.9           Characterization of Indemnification Payments. The Purchaser and the Shareholders agree to treat any payment made under this Article VIII as an adjustment to the Aggregate Consideration.

ARTICLE IX

SHAREHOLDERS’ REPRESENTATIVE

Section 9.1           Shareholders’ Representative.

(a)          Each Shareholder, by the approval and adoption of this Agreement, hereby irrevocably appoints the Shareholders’ Representative to act as agent, proxy and attorney in fact for such Shareholder, and authorizes the Shareholders’ Representative with full power of substitution to execute the Escrow Agreement and to do any and all things that may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement and the Shareholder Related Agreements, including (i) to take all action necessary to consummate the transactions contemplated by this Agreement and the Escrow Agreement, or the defense and/or settlement of any claims for which the Shareholders may be required to indemnify the Purchaser or any other Indemnified Party pursuant to Article VIII, (ii) to give and receive all notices required to be given under this Agreement, the Escrow Agreement or the Shareholder Related Agreements, (iii) to authorize delivery to the Purchaser of any Escrow Shares in satisfaction of indemnification claims by the Purchaser in accordance with Article VIII, (iv) to make decisions on behalf of the Company and the Shareholders and take any and all additional action as is contemplated to be taken by or on behalf of the Shareholders by the terms of this Agreement or the Escrow Agreement, including, without limitation regarding (A) indemnification claims, Direct Claims, Third-Party Claims and Notices of Claims, (B) amendments to this Agreement, the Escrow Agreement or the Shareholder Related Agreements, and (C) the Estimated Closing Statement, the Final Closing Statement, the Estimated Net Debt, the Net Debt and the Net Debt Surplus; provided, however, that, in the event that a Shareholder may be required to indemnify the Purchaser or any other Indemnified Party pursuant to Section 8.1(d), the Shareholders’ Representative shall coordinate the defense and/or settlement of any such claims with the applicable Shareholder.

(b)         All decisions and actions by the Shareholders’ Representative, including without limitation (i) any agreement between the Shareholders’ Representative and the Purchaser relating to the defense or settlement of any claims for which the Shareholders may be required to indemnify the Purchaser pursuant to Article VIII, (ii) any agreement between the Shareholders’ Representative and the Purchaser relating to the Estimated Net Debt, the Net Debt or the Net Debt Surplus, and (iii) any agreement between the Shareholders’ Representative and the Purchaser relating to the Escrow Agreement or the determination of the Purchaser’s payment obligations under Section 1.4 or any other matter relating to Article I, shall be binding upon all of the Shareholders, and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same.

(c)          The Shareholders’ Representative shall not have any liability to any of the parties to this Agreement or to the Shareholders for any act done or omitted pursuant to this Agreement as the Shareholders’ Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Shareholders shall severally indemnify the Shareholders’ Representative and hold the Shareholders’ Representative harmless against any loss, liability or expense incurred without fraud or bad faith on the part of the Shareholders’ Representative and arising out of or in connection with the acceptance or administration of the Shareholders’ Representative’s duties under this Agreement. The foregoing indemnification shall not be deemed exclusive of any other right or remedy to which the Shareholders’ Representative may be entitled apart from the provisions hereof.

(d)          The Shareholders’ Representative shall have full power and authority on behalf of each Shareholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Shareholders under this Agreement, the Escrow Agreement and the Shareholder Related Agreements.

(e)          By his, her or its approval of this Agreement and the transactions contemplated by this Agreement, each Shareholder agrees, in addition to the foregoing, that:

(i)           the Purchaser shall be entitled to rely conclusively on the instructions and decisions of the Shareholders’ Representative as to (A) the settlement of any claims for indemnification by the Purchaser pursuant to Article VIII, (B) actions taken in respect of indemnification claims, Direct Claims, Third-Party Claims and Notices of Claims, and (C) any other actions required or permitted to be taken by the Shareholders’ Representative under this Agreement, the Escrow Agreement and any Shareholder Related Agreement, and no Shareholder shall have any cause of action against the Purchaser for any action taken by the Purchaser in reliance upon the instructions or decisions of the Shareholders’ Representative;

(ii)           all actions, decisions and instructions of the Shareholders’ Representative shall be conclusive and binding upon the Company and all of the Shareholders and no Shareholder shall have any cause of action against the Shareholders’ Representative for any action taken, decision made or instruction given by the Shareholders’ Representative under this Agreement or the Escrow Agreement except for fraud or willful misconduct by the Shareholders’ Representative in connection with the matters described in this Article IX;

(iii)          the provisions of this Article IX are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Shareholder may have in connection with the transactions contemplated by this Agreement, the Escrow Agreement and the Shareholder Related Agreements; and

(f)           the provisions of this Article IX shall be binding upon the executors, heirs, legal Representatives, personal Representatives, successor trustees and successors of each Shareholder, and any reference in this Agreement or the Escrow Agreement to a Shareholder or the Shareholders shall mean and include the successors to the rights of the Shareholders under this Agreement, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(g)          All of the indemnities, immunities and powers granted to the Shareholders’ Representative under this Agreement shall survive the Closing and any termination of this Agreement and the Escrow Agreement. The Shareholders’ Representative has no duties or obligations, and makes no warranties, express or implied, in each case, except those expressly set forth in this Agreement.

(h)          The Shareholders’ Representative hereby accepts its appointment and designation set forth in this Article IX, subject to the indemnification provisions stated herein.

ARTICLE X
Miscellaneous Provisions

Section 10.1         Further Assurances. Each party to this Agreement shall execute and cause to be delivered to each other party to this Agreement such instruments and other documents, and shall take such other actions, as such other parties may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

Section 10.2        Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement; provided, however, that the Shareholders shall be responsible for all Transaction Expenses.

Section 10.3        Waiver; Amendment. Any agreement on the part of a party to this Agreement to any extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party to this Agreement of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party to this Agreement of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. This Agreement may not be amended, modified, altered or supplemented except by written agreement between the Purchaser and the Shareholders’ Representative; provided, however, that the provisions of Sections 1.2(a), 1.4(b), 1.6, 1.7, 6.6, 6.8, 7.4 and 8.5(a) and Articles V and X may not be amended without the consent of Sorrento.

Section 10.4        Entire Agreement. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement among the parties to this Agreement and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement and thereof; provided, however, that that certain Confidentiality Agreement, dated as of July 15, 2015, by and between the Company and Sorrento (the “Confidentiality Agreement”) shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of: (a) the Closing Date, or (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms.

Section 10.5         Execution of Agreement; Counterparts; Electronic Signatures.

(a)          This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties to this Agreement and delivered to the other parties to this Agreement; it being understood that all parties to this Agreement need not sign the same counterparts.

(b)          This Agreement and any amendments to this Agreement may be executed in one or more counterparts, each of which shall be enforceable against the parties to this Agreement that execute such counterparts, and all of which together shall constitute one and the same instrument. Facsimile and “.pdf” copies of signed signature pages shall be deemed binding originals and no party to this Agreement shall raise the use of facsimile machine or electronic transmission in “.pdf” as a defense to the formation of a contract.

Section 10.6         Governing Law; Venue.

(a)          This Agreement and the relationship of the parties hereto shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of California.

(b)         Any claim or dispute arising under or relating to this Agreement, including disputes related to the validity, interpretation or enforcement of any provision this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by three arbitrators appointed in accordance with the ICC Rules and the provisions of Section 10.6(c). The place of arbitration shall be San Diego, California. The arbitration shall be conducted in the English language.

(c)          The party to this Agreement that initiates the arbitration process (the “Claimant”) shall appoint an arbitrator in its request for arbitration (the “Request”). The other party to this Agreement (or the other parties to this Agreement, acting jointly, if there are more than one) that is a party to the arbitration (the “Respondent”) shall appoint an arbitrator within 30 days of receipt of the Request and shall notify the Claimant of such appointment in writing. If within 30 days of receipt of the Request by the Respondent, either the Claimant or the Respondent has not appointed an arbitrator, then that arbitrator shall be appointed by the Court of Arbitration of the ICC. The first two arbitrators appointed in accordance with this Section 10.6(c) shall appoint a third arbitrator within 30 days after the Respondent has notified the Claimant of the appointment of the Respondent’s arbitrator or, in the event of a failure by a party to appoint an arbitrator, within 30 days after the Court of Arbitration of the ICC has notified the parties and any arbitrator already appointed of the appointment of an arbitrator on behalf of the party failing to appoint an arbitrator. When the third arbitrator has accepted the appointment, the two arbitrators making the appointment shall promptly notify the parties of the appointment. If the first two arbitrators appointed fail to appoint a third arbitrator or to so notify the parties within the time period prescribed above, then the Court of Arbitration of the ICC shall appoint the third arbitrator and shall promptly notify the parties of the appointment. The third arbitrator shall act as chairperson of the arbitration.

(d)          The arbitral tribunal shall render an award within six months from the date of the appointment of the arbitral tribunal, unless the parties to this Agreement otherwise agree in writing or the arbitral tribunal determines that an extension is necessary. The arbitral award shall be in writing, state the reasons for the award, and be final and binding upon, and non-appealable by, the parties to this Agreement. The award may include an award of costs, including, without limitation, reasonable attorneys’ fees and disbursements. In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including, but not limited to, an injunction and specific performance of any obligation under this Agreement. Notwithstanding the foregoing, the parties to this Agreement agree that any of them may seek equitable relief, including, but not limited to, an injunction and specific performance of any obligation under this Agreement from any court of competent jurisdiction, but that the final resolution of any disputes will be settled solely by the arbitral tribunal.

(e)          The arbitral tribunal shall not be empowered to award damages in excess of compensatory damages, and each party to this Agreement hereby irrevocably waives any right to recover special, punitive or exemplary damages or lost profits (and, in particular, no “multiple of profits,” “multiple of earnings” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any damages) with respect to any dispute, except insofar as a claim is for indemnification for an award of such damages awarded against a party in an action brought against it by an independent third party. The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

(f)           The arbitral tribunal, in its discretion, may consolidate two or more arbitrations or claims between any of the parties to this Agreement arising under this Agreement or any other agreement among the parties to this Agreement into one arbitration, or terminate any such consolidation and/or establish other arbitration proceedings for different claims that may arise in any one arbitration. Notwithstanding the foregoing, the arbitral tribunal shall consolidate arbitrations and/or claims, if it determines that it would be more efficient to consolidate such arbitrations and/or claims than to continue them separately and (i) there are matters of fact or law that are common to the arbitrations and/or claims to be consolidated, (ii) there are related payment and performance obligations considered in the arbitrations and/or claims to be consolidated, or (iii) there is a danger of inconsistent awards.

(g)          The arbitral tribunal shall render any monetary award and interest related to such award in United States Dollars.

(h)          The parties to this Agreement agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including, but not limited to, any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the ICC, the parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise, or as required by the rules of any other quotation system or exchange on which the disclosing party’s securities are listed or applicable Laws.

(i)           The costs of arbitration shall be borne by the losing party unless otherwise determined by the arbitration award.

(j)           Each party to this Agreement agrees not to assert (by way of motion, as a defense or otherwise), in any such dispute that any claim arising out of, relating to, or in connection with the interpretation or performance of this Agreement is not subject to the jurisdiction of the arbitrators or that this Agreement may not be enforced by the arbitrators.

Section 10.7        WAIVER OF JURY TRIAL. EACH OF THE PARTIES OF THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDINGS OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.8        Attorneys’ Fees. If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

Section 10.9        Assignment and Successors. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties to this Agreement. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties to this Agreement.

Section 10.10     Parties in Interest. Except for the provisions of Article VIII, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Each of the Indemnified Parties is an express third party beneficiary of Article VIII.

Section 10.11     Notices. All notices, requests, claims, demands, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party to this Agreement when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (b) sent e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case, to the following addresses or e-mail addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, e-mail address or Person as a party may designate by notice to the other parties to this Agreement):

If to the Shareholders’ Representative (on its own behalf and for the benefit of the Shareholders):

Dayspring Ventures Limited

c/o Daniel Young and Richard Joynt

PO Box 429

4 Bond Street, St. Helier

Jersey JE4 5QR

Attention: Daniel Young and Richard Joynt

Email: daniel.young@boisbois.com and richard.joynt@ocorian.com with a mandatory copy to (which copy shall not constitute notice):

McDermott Will & Emery LLP

275 Middlefield Road, Suite 100

Menlo Park, CA 94025

Attention: Mark J. Mihanovic

Email: mmihanovic@mwe.com

If to the Purchaser (or to the Company after Closing):

TNK Therapeutics, Inc.

9380 Judicial Drive

San Diego, CA 92121

Attention: George Ng

Email: gng@sorrentotherapeutics.com

with a mandatory copy to (which copy shall not constitute notice):

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, CA 94304

Attention: Jeffrey T. Hartlin, Esq.

Email: jeffhartlin@paulhastings.com

If to Sorrento:

Sorrento Therapeutics, Inc.

9380 Judicial Drive

San Diego, CA 92121

Attention: George Ng

Email: gng@sorrentotherapeutics.com

with a mandatory copy to (which copy shall not constitute notice):

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, CA 94304

Attention: Jeffrey T. Hartlin, Esq.

Email: jeffhartlin@paulhastings.com

Section 10.12       Construction; Usage.

(a)          Interpretation. In this Agreement, unless a clear contrary intention appears:

(i)           the singular number includes the plural number and vice versa;

(ii)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)          reference to any gender includes each other gender;

(iv)          reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)          reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)          “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision of this Agreement;

(vii)        “including” means including without limiting the generality of any description preceding such term;

(viii)       references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(ix)          reference to a “Section” or “Article” in this Agreement shall mean a Section or Article, respectively, of this Agreement unless otherwise provided.

(b)          Legal Representation of the Parties. This Agreement was negotiated by the parties to this Agreement with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party to this Agreement shall not apply to any construction or interpretation of this Agreement.

(c)          Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(d)          Accounting Terms and Calculated Amounts. All accounting terms not specifically defined in this Agreement shall be construed in accordance with FRS 102. Notwithstanding anything contained in this Agreement to the contrary, except as otherwise expressly provided in this Agreement, no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) the components of Estimated Purchase Price, the Final Purchase Price, the Estimated Net Debt, the Net Debt or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be given duplicative effect.

(e)          Dollar Amounts. All references to “$” contained in this Agreement shall refer to United States Dollars unless otherwise stated. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to this Agreement to determine whether any obligation, item, or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement (other than with respect to any representation, warranty or provision of this Agreement in which such specification occurs).

Section 10.13     Currency Exchange. Save as otherwise expressly provided in this Agreement, where it is necessary to determine a monetary amount, or whether a monetary amount, limit or threshold has been reached or exceeded (as the case may be), and the value of the relevant amount, limit or threshold is expressed in $, the value of each such amount, limit or threshold shall be translated into £ at the prevailing exchange rate applicable to that amount by reference to the mid-point “spot” exchange rate as published in the London edition of The Financial Times on the date on which such monetary amount, limit or threshold falls to be calculated, agreed or determined or, if such day is not a Business Day, on the Business Day immediately preceding such day.

Section 10.14     Enforcement of Agreement. The parties to this Agreement acknowledge and agree that each party to this Agreement may be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any other party to this Agreement may not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which each party to this Agreement may be entitled, at law or in equity, each shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. The rights and remedies of the parties to this Agreement shall be cumulative (and not alternative).

Section 10.15    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 10.16     Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 10.17     Schedules and Exhibits. The Schedules and Exhibits (including the Disclosure Schedule) are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

Section 10.18     No Director or Affiliate Liability. This Agreement may only be enforced against, and any Legal Proceeding based upon, arising out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the parties to this Agreement and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, shareholder, Affiliate, trust, trustee, beneficiary, agent, attorney or other Representative of any party to this Agreement or of any Affiliate of any party to this Agreement, Related Party or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party to this Agreement pursuant to this Agreement or for any claim or Legal Proceeding based on, in respect of or by reason of the transactions contemplated by this Agreement.

* * *

IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be duly executed, as of the date first above written.

THE PURCHASER:

TNK Therapeutics, Inc.

By:	/s/ Henry Ji, Ph.D.
Name: Henry Ji, Ph.D.
Title: Chief Executive Officer

THE COMPANY:

Virttu Biologics Limited

By:	/s/ Daniel Young
	Name:	Daniel Young
	Title:	Corporate Director

SORRENTO:

Sorrento Therapeutics, Inc.

By:	/s/ Henry Ji, Ph.D.
Name: Henry Ji, Ph.D.
Title: President & Chief Executive Officer

SHAREHOLDERS’ REPRESENTATIVE:
Dayspring Ventures Limited

By:	/s/ Gary Hamilton
	Name:	Gary Hamilton
	Title:	Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be duly executed, as of the date first above written.

SHAREHOLDERS:

Dayspring Ventures Limited

By:	/s/ Gary Hamilton
	Name:	Gary Hamilton
	Title:	Director

Cancer Research Technology Limited

By:	/s/ Andrew Waldron
	Name:	Andrew Waldron
	Title:	Director

GU Holdings Limited

By:	/s/ Neal Juster
	Name:	Neal Juster
	Title:	Director

/s/ Susanne Moira Brown
SUSANNE MOIRA BROWN

[Signature Page to Share Purchase Agreement]

INDEX OF DEFINED TERMS

Term	Section

Accounting Referee	1.3(e)
Assignment Agreement	2.12(n)
Audited Statement of Financial Position	2.5(a)(i)
Basket Amount	8.5(d)
Bonus Funding	6.8(f)
Bonus Pool	6.8(b)
Bonus Schedule	6.8(f)
Claimant	10.6(c)
Clinical Trial Policies	8.7
Closing Date	7.1
Closing Incentive Consideration	6.8(e)
Closing Incentive Shares	6.8(b)
Company	Preamble
Collective Redundancy Legislation	2.16(n)
Company Constitutional Documents	2.1(d)
Company Database	2.32(b)
Company Financial Statements	2.5(a)
Company Rights	2.2(b)
Confidentiality Agreement	10.4
Consideration Certificate	7.2(f)
Consideration Percentage	7.2(f)(iv)
Contingency Incentive Shares	6.8(c)
De Minimis Losses	8.5(d)
Direct Claim	8.2(d)
Employee Plans	2.17(l)
Escrow Agent	1.5
Escrow Agreement	1.5
Escrow Incentive Shares	6.8(c)
Escrow Period	1.5
Estimated Closing Statement	1.3(a)
Estimated Net Debt	1.3(a)
Evercore	7.2(j)
Final Closing Statement	1.3(g)
Fundamental Representations	8.3(d)
ICC Rules	10.6(b)
Incentive Shares	6.8(c)
Indemnified Parties	8.1(a)
Indemnifying Party	8.2(a)
Interim Statement of Financial Position	2.5(a)(ii)
Investment Agreement	7.3(k)
ISO	2.33
Leases	2.10(b)
Material Contracts	2.13(b)
Net Debt Surplus	1.3(h)
Non-Escrow Incentive Shares	6.8(c)
Notice of Claim	8.2(d)
Pension Arrangements	2.18(a)(ii)

A-ii

Pre-Closing Tax Periods	6.2(a)
Privacy Policy	2.32(c)
Proposed Final Closing Statement	1.3(b)
Purchaser	Preamble
Registration Rights Agreement	7.3(l)
Regulatory Approval	1.6(a)
Request	10.6(c)
Respondent	10.6(c)
Restrictive Agreements	7.2(l)
Shareholders	Preamble
Shareholders Agreement	7.2(h)(i)
Shareholders’ Representative	Preamble
Shares	Recitals
Sorrento	Preamble
Statement of Objection	1.3(c)
Straddle Tax Periods	6.2(b)
Tax Indemnity	8.1(a)(vii)
Tax Matter	6.2(f)
Tax-advantaged Scheme	2.17(a)
Third-Party Claim	8.2(a)
University of Glasgow	7.3(k)(i)

A-iii

Exhibit A

Definitions

For purposes of the Agreement (including this Exhibit A):

“30 Day VWAP” means the volume weighted average price of the relevant share, as reported on the Nasdaq Capital Market (or other principal stock exchange or securities market on which the relevant shares are then listed or quoted or dealt in) for the 30 trading days immediately following the Company’s receipt of the relevant Regulatory Approval.

“Acquisition Transaction” means any transaction or series of related transactions involving:

(a)       any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving the Company;

(b)       any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of a material portion of the business or assets of the Company; or

(c)       any liquidation or dissolution of the Company.

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, limited partner, member, officer, director or manager of such Person and any venture capital or private equity fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For purposes of this definition, the terms “controls,” “controlled by,” or “under common control with” means the possession, direct or indirect, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise).

“Aggregate Consideration” means the Closing Shares, the Non-Escrow Shares, the Escrow Shares, the Contingency Shares and Regulatory Approval Shares (if any) issuable pursuant to the Agreement, plus the Closing Consideration and the Regulatory Approval Consideration (if any) payable pursuant to the Agreement.

“Agreement” means the Share Purchase Agreement of which this Exhibit A forms a part, as may be amended or restated from time to time.

“Applicable Benefit Laws” means all Laws, including those of a jurisdiction outside of the United States, applicable to any Employee Plan.

“Bank Account” means any of the Company’s bank accounts with The Royal Bank of Scotland in existence as at the Closing.

“Base Price” means twenty-five million United States Dollars ($25,000,000).

“Business Day” means a weekday on which banks are open for general banking business in San Diego, California.

A-1

“Capitalization Shares” means the Shares issued to Dayspring pursuant to the Debt Capitalization, as set out in the Consideration Certificate.

“Cash” means the cash and cash equivalents of the Company unrestricted and readily available at no cost, calculated in accordance with FRS 102, less any amount advanced by the Purchaser or its Affiliates to the Company in connection with the transactions contemplated under the Agreement.

“Closing” means the consummation of the purchase and sale of the Shares, as set forth in Article VII of the Agreement.

“Closing Consideration” means the cash consideration as set forth in the Consideration Certificate.

“Closing Shares” means the number of shares of Sorrento Common Stock set out in the Consideration Certificate as the “Closing Shares”, being equal to the quotient obtained by dividing (a) an amount equal to (i) 20% of the Estimated Purchase Price minus (ii) the Closing Consideration by (b) the applicable Per Share Price, rounded to the nearest whole share.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Companies Act” means the United Kingdom Companies Act 2006, as amended.

“Company Contract” means any Contract, including any amendment or supplement thereto: (a) to which the Company is a party, (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation, or (c) under which the Company has or may acquire any right or interest.

“Company Financial Statements Date” means 31 December 2015.

“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company IP Contract” means any Contract to which the Company is a party or by which the Company is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company Owned Intellectual Property developed by, with, or for the Company.

“Company Licensed Intellectual Property” means all Intellectual Property Rights that are licensed to the Company by any other third-party and are material to the Company.

“Company Material Adverse Effect” means any state of facts, change, event, effect, occurrence or circumstance that, individually or in the aggregate (considered together with all other state of facts, change, event, effect, occurrence or circumstance) has, has had or would reasonably be expected to have or give rise to a material adverse effect on the business, condition (financial or otherwise), results of operations, capitalization, assets, liabilities, operations or financial performance of the Company.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Company, in whole or in part, and are material to the Company.

“Company Registrations” means Patent Rights, registered trademarks and service marks, registered copyrights and designs, domain name registrations and applications (including intent to use applications) for each of the foregoing that are registered or filed or recorded with any Person in the name of or licensed by the Company, alone or jointly with others.

“Confidential Information” means any confidential or proprietary data or information concerning the Company (including trade secrets), without regard to form, regarding (for example and including) (a) business process models, (b) proprietary software, (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, contracts, suppliers, customers, and customer lists, (d) the identity, skills and compensation of employees, contractors, and consultants, (e) specialized training, or (f) discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the United Kingdom, the United States or elsewhere. Notwithstanding the foregoing, no data or information constitutes “Confidential Information” if such data or information is publicly known and in the public domain through means that do not involve a breach by the Company or a Shareholder of any covenant or obligation set forth in the Agreement.

“Contingency Shares” means the number of shares of Sorrento Common Stock equal to the quotient obtained by dividing (a) 80% of the Estimated Purchase Price by (b) the applicable Per Share Price, rounded to the nearest whole share.

“Contract” means any agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“CTA 2010” means the United Kingdom Corporation Tax Act 2010.

“Customer” means a customer of the Company that paid the Company more than $25,000 in the aggregate during the year ended December 31, 2016 or a customer that is expected to pay the Company more than $25,000 in the aggregate during the 12-month period ending March 31, 2017.

“Dayspring” means Dayspring Ventures Limited, a private limited company registered in Jersey under company number 75238 with address at 4 Bond Street, St Helier, Jersey JE2 3NP.

“Dayspring Loan” means any payment obligation owed by the Company to Dayspring (including loan principal, interest, premium and any other payment obligation), which has been fully discharged prior to Closing (i) partially by waiver by Dayspring without any consideration (the “Debt Waiver”) and (ii) partially by way of the Debt Capitalization.

“Debt Capitalization” means the partial waiver of the Dayspring Loan in consideration for the issuance of Shares.

“Disclosure Schedule” means the disclosure schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Company and the Shareholders on the date of the Agreement.

“Disqualifying Event” means disqualifying events in respect of any EMI Options under section 534 of ITEPA.

“EMA” means the European Medicines Agency.

“EMA Registrations” means authorizations, approvals, licenses, permits, certificates, or exemptions issued by the EMA (including, without limitation, pre-market approval applications, pre-market notifications, investigational new drug applications, new drug applications, biologic license applications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) held by the Company that are required for, among other things, the research, development, manufacture, processing, labeling, distribution, marketing, storage, transportation, use, sale and provision of the products and services of the Company.

“EMI Option” means an option granted under Schedule 5 (enterprise management incentives) to ITEPA held by Employees to acquire any shares in the capital of the Company.

“Employee” means each of the employees of the Company, as set forth on Section 2.16(a)(1) of the Disclosure Schedule.

“Enforceable” means, with respect to Company Registrations and pending patent applications that the Company has the right to enforce such registration or application against third parties and, to the Knowledge of the Company, it is enforceable against third parties and, with respect to Material Contracts, that it is enforceable in accordance with its terms against the Company, that the Company has the right to enforce it against each other party thereto and, to the Knowledge of the Company, that it is enforceable in accordance with its terms against each other party thereto.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” means any national, provincial, territorial, federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law, regulation, permit or certificate of approval relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Escrow Shares” means the number of shares of Purchaser Stock equal to 20% of the quotient obtained by dividing (a) 80% of the Estimated Purchase Price by (b) the applicable Per Share Price, rounded to the nearest whole share.

“Estimated Purchase Price” means an amount equal to the Base Price, plus the Estimated Net Debt, as shown in the Consideration Certificate.

“Event” includes (without limitation) any event, act, transaction (including, without limitation, the execution of this Agreement and Closing), payment, action, circumstance, dealing, state of affairs, expiry of any time period, default, omission or occurrence of any nature whatsoever and whether or not any member of the Group is a party to it, and also the death or the winding up or dissolution of any person, any change in residence of a person for the purposes of any Tax, and any reference to an Event occurring on or before a particular date shall include Events which for Tax purposes are deemed to have, or are treated or regarded as having, occurred on or before that date.

“Exploit” means develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“FDA” means the United States Food and Drug Administration or any successor thereto.

“FDA Registrations” means authorizations, approvals, licenses, permits, certificates, or exemptions issued by the FDA (including, without limitation, pre-market approval applications, pre-market notifications, investigational new drug applications, new drug applications, biologic license applications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) held by the Company that are required for, among other things, the research, development, manufacture, processing, labeling, distribution, marketing, storage, transportation, use, sale and provision of the products and services of the Company.

“Final Purchase Price” means an amount equal to the Base Price, plus the Net Debt (as finally reflected in the Final Closing Statement).

“Financing Due Date” means the date that is twelve months from the Closing Date.

“FRC” means the Financial Reporting Council in the United Kingdom.

“FRS 102” means Financial Reporting Standard 102 Section 1A Small Entities: The Financial Reporting Standard applicable in the UK and Republic of Ireland (applying the permitted reduced disclosure requirements as set out in Section 1 thereof) as issued by the FRC and in force for the accounting period ending on the Company Financial Statements Date.

“Government Bid” means any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

“Government Contract” means any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

“Governmental Authorization” means any (a) approval, permit, license, certificate, certificate of approval, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law, or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any domestic or foreign multinational, federal, state, provincial, municipal or local government (or any political subdivision thereof) or any domestic or foreign governmental, regulatory or administrative authority or any department, commission, board, agency, court, tribunal, judicial body or instrumentality thereof, or any other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature (including any arbitral body).

“Group Relief” means any any allowance, credit, deduction, loss, exemption or set-off in respect of any Tax available between members of a tax group.

“HMRC” means HM Revenue and Customs of the United Kingdom.

“ICTA” means the United Kingdom Income and Corporation Taxes Act 1988.

“IHTA” means the United Kingdom Inheritance Tax Act 1984.

“Incentive Shares” means the Non-Escrow Incentive Shares, the Escrow Incentive Shares and the Contingency Incentive Shares.

“Indebtedness” means, without duplication, the aggregate of the following:

(a)          all obligations for borrowed money (including the current portion thereof and all sums due on early termination and repayment or redemption calculated to the Closing Date), whether or not contingent, or issued or incurred in substitution or exchange for any such liability for borrowed money, or extensions of credit (including under credit cards, bank overdrafts and advances and under credit agreements relating to insurance premiums and outstanding patent fee licences);

(b)          all obligations evidenced by bonds, debentures, notes or other similar instruments (and including all sums due on early termination and repayment or redemption calculated to the Closing Date);

(c)          all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business consistent with past practice, and outstanding fees payable for the provision of services in the ordinary course of business by professional advisers prior to the Closing;

(d)          all obligations as lessee under leases that have been or should be, in accordance with FRS 102, recorded as capital leases in respect of which the Company is liable as a lessee;

(e)          all obligations of others secured by a Lien (other than a Permitted Lien) on any asset of the Company (including accounts and contract rights), whether or not such obligations are assumed;

(f)           all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, and all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations;

(g)          all obligations under which the Company has agreed (contingently or otherwise) to purchase or otherwise acquire the liability of any other Person or in respect of which the Company has otherwise assured a creditor against loss;

(h)          all obligations in respect of bankers’ acceptances, note purchases or similar facilities and under reverse repurchase agreements;

(i)           all obligations in respect of futures contracts, other financial contracts and other similar obligations (determined on a net basis as if such contract or obligation was being terminated early on such date);

(j)           the amount of any termination payments in connection with the payment in full of any obligations for borrowed money;

(k)          deferred revenue;

(l)           accrued employment obligations, including accrued salary, accrued vacation of any Employee at Closing and accrued bonuses and all Taxes due by the Company in connection therewith;

(m)          all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(n)          all obligations to purchase, redeem, retire or otherwise acquire for value any ownership interests or shares of the Company or any rights to acquire any ownership interests or shares of the Company, valued, in the case of redeemable ownership interests or shares, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(o)          all unpaid and accrued Tax liability of the Company, including a liability for any Tax payable by the Company up to and including Closing, as if Closing was the end of a financial reporting period for Tax purposes; and

(p)          any obligations under any interest rate, foreign exchange, currency, commodity, credit or equity swap, cap, collar, floor, option, forward or other hedging agreement or derivative contract, net of any obligations to the Company thereunder.

For purposes of the Agreement, “Indebtedness” includes (i) any and all accrued interest, fees, change of control payments, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the repayment of any Indebtedness, and (ii) any and all amounts of the nature described in clauses (a)-(p) above owed by the Company to any of its Affiliates, including any of the Shareholders.

“Intellectual Property Rights” means all:

(a)          foreign and domestic patents, patent applications, patent disclosures and inventions;

(b)          Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate or company names (both foreign and domestic) and registrations and applications for registration thereof together with all of the goodwill associated therewith;

(c)          copyrights (registered or unregistered) and copyrightable works (both foreign and domestic) and registrations and applications for registration thereof;

(d)          mask works and registrations and applications for registration thereof;

(e)          computer software, data, data bases and documentation thereof, including rights to third party software used in the business;

(f)           trade secrets and other Confidential Information (including formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works);

(g)          other intellectual property rights; and

(h)          copies and tangible embodiments thereof (in whatever form or medium).

“ITEPA” means the United Kingdom Income Tax (Earnings and Pensions) Act 2003.

“Knowledge” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if:

(a)       such individual is actually aware of such fact or other matter after due inquiry and investigation of the matter; or

(b)       such individual would have had knowledge of such fact following a reasonable investigation, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual’s duties.

The Company or Dayspring shall be deemed to have “Knowledge” of a particular fact or other matter if any director or employee of Dayspring, Joe Conner, Gary Hamilton, Robert Spavin, David Warner or Daniel Young has Knowledge of such fact or other matter. The Purchaser or Sorrento shall be deemed to have “Knowledge” of a particular fact or other matter if Henry Ji, Ph.D. or George Ng has Knowledge of such fact or other matter.

“Labor Laws” means all Laws governing or concerning labor relations, unions and collective bargaining, conditions of employment, termination of employment, employee classification, background checks, employment discrimination and harassment, wages, hours, meal and rest periods, accrual and payment of vacation pay and paid time off, or occupational safety and health and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Body.

“Law” means any federal, national, state, provincial, territorial, local, municipal, foreign or international, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Leased Real Property” means the parcels of real property of which the Company is the lessee or sublessee (together with all fixtures and improvements thereon).

“Legal Proceeding” means any ongoing action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, order, inquiry, or investigation commenced, brought, conducted or heard by or before any court or other Governmental Body or any arbitrator or arbitration panel.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).

“Losses” means any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, penalty, fine or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing); provided, however, that in no event shall Losses include any amounts in respect of special, punitive or exemplary damages or lost profits and, in particular, no “multiple of profits,” “multiple of earnings” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses (except to the extent payable to third parties in connection with a Third-Party Claim).

“Materials of Environmental Concern” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products, petroleum by-products, asbestos-containing material, lead-containing paint, pipes or plumbing, polychlorinated biphenyls, radioactive materials or radon, infectious, biological or medical waste, including biohazards, radioactive materials and blood-borne pathogens and any other substances that are (a) listed, classified, regulated or fall within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law.

“MHRA” means the Medicines and Healthcare Products Regulatory Agency of the United Kingdom.

“MHRA Registrations” means authorizations, approvals, licenses, permits, certificates, or exemptions issued by the MHRA (including pre-market approval applications, pre-market notifications, investigational new drug applications, new drug applications, biologic license applications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) held by the Company that are required for the research, development, manufacture, processing, labeling, distribution, marketing, storage, transportation, use, sale and provision of the products and services of the Company.

“Net Debt” means an amount equal to Cash minus Indebtedness.

“Non-Escrow Shares” means the number of shares of Purchaser Stock equal to the difference between (a) the quotient obtained by dividing (i) 80% of the Estimated Purchase Price by (ii) the applicable Per Share Price, rounded to the nearest whole share, less (b) the Escrow Shares.

“Organizational Documents” means, with respect to any Entity, the constitution, certificate of incorporation, articles of incorporation, by-laws, articles of organization, articles of association, partnership agreement, limited liability company agreement, trust deed, formation agreement, joint venture agreement or other similar organizational documents of such Entity (in each case, as amended through the date of the Agreement).

“Other Regulatory Approval Shares” means the number of shares of common stock of a publicly traded company (selected at the Purchaser’s sole election, provided that (i) such company shall not be engaged in the business of the production, sale or distribution of tobacco or tobacco-based products and (ii) there is a reasonable prospect that such shares may be sold in the ordinary course of business at fair market value to a willing buyer within 30 days of delivery to the Shareholders) equal to the quotient obtained by dividing (a) that part of the applicable Regulatory Approval Consideration which the Purchaser (in its sole discretion) elects not to pay in cash pursuant to Section 1.6(b) by (b) the 30 Day VWAP of the common stock of such publicly traded company, rounded to the nearest whole share.

“Patent Rights” means all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Payroll Type Tax Liability” means (whether of the United Kingdom or otherwise) any Tax liability arising before or after the Closing Date as a result of or in connection with any liability to operate PAYE or make similar deductions (including without limitation deductions made to comply with or to meet any liability to account for Tax pursuant to regulations made under Part 11 of ITEPA) or to deduct or account for national insurance contributions or similar Taxes (including in each case interest and penalties thereon).

“PAYE” means any system for the deduction and withholding of Tax or National Insurance or social security contributions (or similar or corresponding obligations) or both from sums paid to employees in respect of their employment.

“Per Share Price” means (a) with respect to the issuance of Purchaser Stock, the lowest price per share of Purchaser Stock paid by investors in the Qualified Financing, and (b) with respect to the issuance of Sorrento Common Stock, the Sorrento Issue Price.

“Permitted Lien” means any:

(a)          Lien for Taxes, assessments or other charges of any Governmental Body or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company Financial Statements;

(b)          statutory Liens of landlords, Liens of carriers, warehousemen, mechanics, materialmen and repairmen and similar Liens imposed by applicable Laws incurred in the ordinary course of business consistent with past practice and not yet delinquent;

(c)          in the case of real property, zoning, building, occupancy or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by the Company, (ii) have more than an immaterial effect on the value thereof or its use, or (iii) would impair the ability of such parcel to be sold for its present use;

(d)          Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security and other restrictions or rights required to be granted to Governmental Bodies or otherwise imposed by Governmental Bodies under applicable Law and

(e)          Liens securing obligations that are reflected as liabilities on the Estimated Closing Statement.

“Person” means any individual, Entity, trust, Governmental Body or other organization.

“Personal Information” means any “personal information” or “personal data” (as defined in the Privacy Laws) about an identifiable individual in the possession, custody or control of the Company.

“Pre-Closing Realized Purchase Price” has the meaning set forth in the definition of “Realized Purchase Price.”

“Privacy Laws” means any national, provincial, territorial, state, local or foreign Law relating to individual privacy, confidentiality, security of and/or access to User Data or Personal Information, or the collection, use, disclosure, access and management of Personal Information, including the United States Data Protection Act 1998, the United States Health Insurance Portability and Accountability Act of 1996, as amended, the United States Health Information Technology for Economic and Clinical Health Act, state data breach notification Laws, state social security number protection Laws, the United States Federal Trade Commission Act, the United States Financial Services Modernization Act of 1999, the United States Fair Credit Reporting Act, the United States Fair and Accurate Credit Transactions Act, state consumer protection Laws and the national laws implementing Directive 95/46/EC, Directive 2002/58/EC and the Charter of Fundamental Rights of the European Union.

“Purchaser Regulatory Approval Shares” means the number of shares of the Purchaser’s common stock equal to the quotient obtained by dividing (a) that part of the applicable Regulatory Approval Consideration which the Purchaser (in its sole discretion) elects not to pay in cash pursuant to Section 1.6(b) by (b) the 30 Day VWAP of the Purchaser’s common stock, rounded to the nearest whole share.

“Purchaser Related Agreement” means any certificate, agreement, document or other instrument, other than the Agreement, to be executed and delivered by the Purchaser or Sorrento in connection with the transactions contemplated by the Agreement, including the certificates, agreements, documents and other instruments set forth in Section 7.4 of the Agreement.

“Purchaser Stock” means the class and series of capital stock of the Purchaser issued in the Qualified Financing.

“Qualified Financing” means the Purchaser’s first issuance and sale of shares of capital stock of the Purchaser on a bona fide, arm’s length basis completed after the date of the Agreement and prior to the Financing Due Date, for the principal purpose of capital-raising resulting in gross proceeds (individually or in the aggregate) to the Purchaser of at least $50,000,000; provided, however, that if the Purchaser and the Shareholders’ Representative (each acting in good faith) disagree as to whether the Purchaser’s issuance and sale of any shares of capital stock is on an arm’s length basis, then the Purchaser and the Shareholders’ Representative shall engage two merchant bankers of international standing, unaffiliated with the Purchaser or the Shareholders’ Representative, to determine whether the particular issuance and sale was on an arm’s length basis, which determination shall be final and binding upon, and non-appealable by, the Purchaser, the Shareholders’ Representative and, for the avoidance of doubt, the Shareholders; provided, further, however, that if the two merchant bankers cannot reach agreement, then a third merchant banker of international standing, unaffiliated with the Purchaser or the Shareholders’ Representative, selected by the first two merchant bankers, shall make such determination, which determination shall be final and binding upon, and non-appealable by, the Purchaser, the Shareholders’ Representative and, for the avoidance of doubt, the Shareholders.

“Realized Purchase Price” means an amount equal to the sum of:

(a)            the Closing Consideration, plus

(b)            the product obtained by multiplying (x) the number of Closing Shares issued pursuant to Section 1.2(a) by (y) the closing price per share of the Sorrento Common Stock, as reported on the Nasdaq Capital Market as of the time at which such shares of Sorrento Common Stock have been issued and are freely tradeable, plus

(c)            an amount equal to:

(i)                 if prior to the Financing Due Date or, only if a Qualified Financing occurs, after the Financing Due Date, 80% of the Estimated Purchase Price, or

(ii)                 if after the Financing Due Date but a Qualified Financing has not occurred, in respect of any Losses which are offset against the Contingency Shares, the product obtained by multiplying (x) the number of Contingency Shares issued pursuant to Section 1.4(b) by (y) the closing price per share of the Sorrento Common Stock, as reported on the Nasdaq Capital Market as of the time at which such shares of Sorrento Common Stock have been issued and are freely tradeable; plus

(d)          an amount equal to:

(i)                 if prior to the Company or any assignee or successor thereof (including, without limitation, in accordance with Section 1.6(c)) having received the first Regulatory Approval and the Purchaser having discharged its obligation to pay the Regulatory Approval Consideration, zero; or

(ii)                 if the Company or any assignee or successor thereof (including, without limitation, in accordance with Section 1.6(c)) has received a Regulatory Approval and the Purchaser has discharged its obligation to pay the applicable Regulatory Approval Consideration, the total Regulatory Approval Consideration paid by Purchaser pursuant to Section 1.6; provided, however, that, if and to the extent the Purchaser discharges its obligation to pay the Regulatory Approval Consideration by procuring the issuance of Sorrento Regulatory Approval Shares pursuant to Section 1.6(b)(ii)(1) or issuing Purchaser Regulatory Approval Shares pursuant to Section 1.6(b)(ii)(2), as the case may be, the Realized Purchase Price shall be reduced by an amount calculated (where such calculation results in a positive number) as the difference between:

(1)          the product obtained by multiplying (x) the number of relevant shares issued by (y) the price per such share at the time of issue, and

(2)          the product obtained by multiplying (x) the number of relevant shares issued by (y) the closing price per share of such shares, as reported on the Nasdaq Capital Market (or other principal stock exchange or securities market on which such shares are then listed or quoted or dealt in) as of the time at which such shares have been issued and are freely tradeable, less the amount of any cash paid in accordance with Section 1.6(b)(ii)(B).

“Receivables” means the accounts receivable, notes receivable and other receivables of the Company as of the close of business on the Closing Date.

“Regulatory Approval Consideration” means five million United States Dollars ($5,000,000) in respect of each Regulatory Approval, limited to a total of ten million United States Dollars ($10,000,000) if two (2) Regulatory Approvals are granted on or before 26 October 2024.

“Regulatory Approval Shares” means, collectively, the Purchaser Regulatory Approval Shares, Sorrento Regulatory Approval Shares and/or Other Regulatory Approval Shares issued pursuant to Section 1.6 for each Regulatory Approval.

“Related Party” means (a) each individual who is, or who has at any time been, an officer or director of the Company; (b) each member of the immediate family of each of the individuals referred to in clause (a) above; and (c) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses (a) and (b) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

“Release” or “Released” means with respect to any Materials of Environmental Concern, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium or the ambient air.

“Representatives” means, with respect to a Person, the officers, directors, employees, agents, attorneys, accountants, advisors and representatives of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shareholder Related Agreement” means any certificate, agreement, document or other instrument, other than the Agreement, to be executed and delivered by the Company or a Shareholder in connection with the transactions contemplated by the Agreement, including without limitation the certificates, agreements, documents and other instruments set forth in Section 7.2 and Section 7.3 of the Agreement.

“Shareholders’ Representative’s Account” means the following bank account: Dayspring Ventures Limited, Sort Code: 16-20-29, Account No. 56214213, IBAN: GB31RBOS16202956214213, BIC: RBOSGGSP.

“Sorrento Common Stock” means the common stock, par value $0.0001 per share, of Sorrento.

“Sorrento Issue Price” means $5.55, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares of Sorrento Common Stock after the date of this Agreement but prior to the Business Day immediately preceding the date such shares of Sorrento Common Stock are issued.

“Sorrento Regulatory Approval Shares” means the number of shares of Sorrento Common Stock equal to the quotient obtained by dividing (a) that part of the applicable Regulatory Approval Consideration which the Purchaser (in its sole discretion) elects not to pay in cash pursuant to Section 1.6(b) by (b) the 30 Day VWAP of the Sorrento Common Stock, rounded to the nearest whole share.

“Staff Incentive Scheme” means the incentive scheme for certain participating senior Employees and consultants of the Company established by the Company with effect from December 2016 that is governed by the Staff Incentive Scheme Rules.

“Staff Incentive Scheme Rules” means the rules governing the Staff Incentive Scheme attached as Exhibit H to the Agreement.

“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds shares or other ownership interests representing (a) more that 50% of the voting power of all outstanding shares or ownership interests of such Entity, or (b) the right to receive more than 50% of the net assets of such Entity available for distribution to the holders of outstanding shares or ownership interests upon a liquidation or dissolution of such Entity.

“Supplier” means any supplier of goods or services to which the Company paid more than $25,000 in the aggregate during the year ended December 31, 2016 or expects to pay more than $25,000 in the aggregate during the 12-month period ending March 31, 2017.

“Tax-advantaged Scheme” means a scheme established by the Company which is intended to meet the requirements of any of the following provisions of ITEPA and, before 6 April 2014, was formally approved by HMRC and has been notified to HMRC as meeting the relevant statutory requirements: (a) Schedule 2 (share incentive plans); (b) Schedule 3 (Save As You Earn option schemes); or (c) Schedule 4 (company share option plans).

“Taxes” or “Taxation” means (a) any and all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, net worth, share capital, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, employment insurance, social security, business license, business organization, environmental, worker’s compensation, pension, payroll, profits, severance, stamp, occupation, windfall profits, customs, franchise and other taxes of any kind whatsoever imposed by the United Kingdom, the United States, or any state, provincial, local or foreign government, or any agency or political subdivision thereof, and any interest, penalties or additions to tax imposed with respect to such items or any contest or dispute thereof, or in connection with the failure to comply with any requirement imposed with respect to any Tax Return; and (b) any liability for amounts described in clause (a) by reason of contract (including any Tax sharing, allocation, or indemnification agreement), assumption, transferee or successor liability, by reason of being a member of any affiliated, consolidated, combined, unitary, or other group for Tax purposes, or otherwise by operation of Law.

“Tax Authority” means any taxing or other authority (whether within or outside the United Kingdom) competent to impose any liability to Tax, or assess or collect any Tax.

“Tax Returns” means any and all reports, returns, or declarations relating to Taxes filed or required to be filed with any Tax Authority or Governmental Body, including any schedule or attachment thereto, including any amendment thereof.

“TMA 1970” means the United Kingdom Taxes Management Act 1970.

“Transaction Expenses” means the sum of all fees, costs and expenses (including legal fees and accounting fees and including the amount of all special bonuses and other amounts that may become payable to any officers of the Company or other Persons in connection with the consummation of the transactions contemplated by the Agreement) that are incurred by the Company for the benefit of the Company or a Shareholder in connection with the transactions contemplated by the Agreement, including, without limitation, the costs of obtaining any consents required to be obtained pursuant to the Agreement.

“UK Bribery Act” means the United Kingdom Bribery Act 2010.

“User Data” means any Personal Information or other data or information collected by or on behalf of any of the Company from users of the Company’s products or of any website or service operated or maintained by the Company.

“VAT” means value added tax and any similar sales or turnover tax (including interest and penalties thereon).

“VATA” means the United Kingdom Value Added Tax Act 1994.